Filed Pursuant to Rule 424(b)(3)

Registration No. 333-133278

Prospectus

KIMBALL HILL, INC.

Exchange Offer For
$203,000,000
10½% Senior Subordinated Notes Due 2012

We are offering to exchange

up to $203,000,000 of our new 10½% Senior Subordinated Notes due 2012, Series B

for

a like amount of our outstanding 10½% Senior Subordinated Notes due 2012.

Material terms of exchange offer

•       The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•       The exchange notes will be guaranteed on an unsecured senior subordinated basis by all of our existing and future wholly-owned restricted subsidiaries (other than our mortgage subsidiaries) and our other restricted subsidiaries to the extent they guarantee any of our other debt.

•       There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•       We will not receive any proceeds from the exchange offer.

•       You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•       The exchange offer expires at 5:00 p.m., New York City time, on June 5, 2006, unless extended.

•       The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•       The exchange offer is not subject to any condition other than that it not violate any applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission and that there be no pending or threatened proceedings that would reasonably be expected to impair our ability to proceed with the exchange offer.

Before participating in this exchange offer, consider carefully the “Risk factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 4, 2006

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus.  You must not rely on any unauthorized information or representations.

Until June 13, 2006, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.  This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

Table of contents

Summary	1
Risk factors	14
Cautionary note regarding forward-looking statements	28
Exchange offer	29
Use of proceeds	38
Capitalization	39
Selected historical consolidated financial and other data	40
Management’s discussion and analysis of financial condition and results of operations	42
Business	59
Management	72

Principal shareholders	80
Certain relationships and related transactions	81
Description of certain indebtedness	84
Description of notes	86
Book-entry settlement and clearance	138
Certain U.S. federal income tax considerations	140
Plan of distribution	142
Legal matters	143
Experts	143
Where you can find other information	143
Index to financial statements	F-1

Industry and market data

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

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Summary

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Unless otherwise indicated, financial information included in this prospectus is presented on a historical basis.

In this prospectus, unless the context otherwise requires, the terms “Company,” “Kimball Hill,” “we,” “us,” and “our” refer to Kimball Hill, Inc. and its consolidated subsidiaries, except that with respect to the notes, such terms shall only refer to the issuer of the notes.

Our company

We are one of the largest private homebuilders and one of the 30 largest homebuilders in the U.S., as measured by home deliveries and revenues. We design, build and market high-quality single-family detached, single-family attached and multi-family homes. Since we were founded in 1969, we have delivered over 40,000 homes to a broad range of customers, including first-time buyers and first- and second-time move-up buyers. Throughout this period, we have grown our business organically and operate within 17 markets, including Chicago, Dallas, Ft. Worth, Houston, Las Vegas, Sacramento and Tampa, in five regions: Florida, the Midwest, Nevada, the Pacific Coast and Texas. Markets in which we operate represent five of the top 10 and eleven of the top 30 residential housing markets in the U.S. based upon 2004 single-family housing new construction permits as measured by the United States Census Bureau.

We generated total homebuilding revenues of $1,146.6 million and EBITDA of $166.1 million during the fiscal year ended September 30, 2005, and total homebuilding revenues of $222.5 million and EBITDA of $29.7 million during the three months ended December 31, 2005. We delivered 3,881 homes with an average sales price of approximately $286,000 and had 3,703 net new home orders during the fiscal year ended September 30, 2005, and delivered 763 homes with an average sales price of approximately $282,000 and had 638 net new home orders during the three months ended December 31, 2005. As of December 31, 2005, our backlog was 1,345 homes with an aggregate value of $389.2 million. Over the past ten years, we have grown our revenues and EBITDA at compound annual growth rates of 22.5% and 36.6%, respectively. For the definition of EBITDA and a reconciliation of EBITDA to net earnings, see note 2 on page 13.

Our competitive strengths

Strong presence in established housing markets.   We have well-established homebuilding operations in many of the most active housing markets in the U.S. We target the homebuyer segments with the most attractive demand and supply characteristics, which we identify with the help of market studies analyzing economic and demographic trends and the competitive environment. We believe the long-term demographic trends of the markets in which we compete are favorable and will help drive and support our continued growth. These trends include strong employment, population and income growth. Collectively, the 17 markets in which we operate compare to the U.S. as a whole as follows, based on data from 2004:

	Our markets	United States
Population	37,901,600	290,800,000
Population compound annual growth rate, 2000-2004	1.7%	1.0%
Single family housing permits	276,000	1,572,500
Single family housing permits compound annual growth rate, 2000-2004	8.7%	7.0%

Geographic, customer and product diversification.   No region in which we operate accounted for more than 30% of our total homebuilding revenues during fiscal 2005. At December 31, 2005, our investments in inventory across our five regions were as follows:

Region	% of investments in inventory
Florida	8%
Midwest	30%
Nevada	19%
Pacific Coast	22%
Texas	21%

We target a diverse customer base that includes first-time home buyers and first- and second-time move-up buyers. We provide a variety of products that include single-family detached, single-family attached and multi-family housing. We sold homes in the following price ranges during fiscal 2005:

Price range	% of residential unit revenues
Less than $200,000	19%
Between $200,001 and $300,000	21%
Between $300,001 and $400,000	28%
Between $400,001 and $500,000	16%
Greater than $500,000	16%

We believe that this diversification mitigates the impact of cyclical downturns, by allowing us to adjust to changing market preferences, and provides us with the potential for additional growth.

Strong and experienced management team.   Our senior management team has extensive experience in the homebuilding industry and in the markets we serve. David K. Hill has been our Chief Executive Officer and Chairman since we began our homebuilding operations in 1969 and is a member of the National Association of Home Builders’ National Hall of Fame. Isaac Heimbinder, our Vice Chairman, President and Chief Operating Officer, was selected as one of Builder Magazine’s 100 most influential people in the housing industry in the 20th century. Most recently, C. Kenneth Love also joined us as a Vice Chairman in June 2005 after a 30 year career at Deloitte & Touche LLP, where he had significant management responsibilities. Our regional presidents average over 20 years of industry experience. We believe that this experience and depth of our senior management team enables us to quickly evaluate and successfully capitalize on market opportunities and to adjust to changing national, regional and local business conditions.

Scale to compete with both public and private homebuilders.   As one of the largest private homebuilders and one of the 30 largest homebuilders in the U.S., we can provide each of our local homebuilding organizations with the competitive advantage of shared resources in planning, strategic marketing, sales training, financial analysis, legal advice and human resources support. Additionally, our geographic diversity allows us to share successful product plans and development ideas effectively across markets. We also benefit from cost savings on construction materials and labor through our size and scale.

Substantial land positions and disciplined land acquisition strategy.   Land is our key raw material and one of our most valuable assets. We currently have land positions that we believe will facilitate our growth. We believe that by acquiring land and homesites in premier locations that we believe would appeal to homebuyers in both strong and weak economic conditions, we enhance our competitive standing and reduce our exposure to economic downturns. In addition, our land acquisition and development professionals have extensive experience in identifying and capitalizing on new development opportunities in our markets. Further, we believe that our mix of land acquired through option agreements and purchase contracts increases our access to quality homesites and land while conserving our invested capital and increasing our returns. Our land acquisition strategy focuses on the following objectives:

•       purchasing land subject to complete entitlements, including zoning and utility services;

•       developing, building and delivering our homes within four years of acquiring parcels;

•       maintaining rigorous investment criteria for new communities;

•       controlling as much of our lot inventory as possible through option agreements and purchase contracts with low initial deposit requirements;

•       controlling the number of unsold homes in our inventory; and

•       selling lots to other builders to maintain our desired asset mix and investment targets.

Our business strategy

Grow within existing markets.   As a general matter, we believe that significant growth opportunities exist in our markets, both in terms of demand and our ability to deliver homes competitively. We believe that focusing on strengthening our position in substantially all of our existing markets will enable us to continue to leverage our local market knowledge and our relationships with local land sellers, subcontractors and other key tradesmen and suppliers. We expect to grow primarily by expanding within substantially all of our existing and neighboring markets, although we continue to evaluate opportunities to expand into new markets.

Leverage our expertise in land acquisition and development.   Our strategy is to continue to apply our land expertise to acquire lots in premier locations and to develop communities which will provide a competitive advantage to our homebuilding operations. Each of our markets is supported by a local land department which is staffed with a team of experienced professionals with extensive local market knowledge. Our local land departments are supported by our legal, strategic marketing and finance professionals from our corporate office. We seek to plan and develop what we consider to be “remarkable communities” which include green spaces and recreational and other community identity features.

Manage construction costs.   We believe that managing construction costs and overhead is a key factor in maximizing our operating margins. We seek to manage costs by:

•       continuing to use subcontractors for home construction and site improvement on a fixed-price basis;

•       obtaining favorable pricing from subcontractors and suppliers through long-term relationships and high volume;

•       continuing to value engineer our product to be cost-efficient;

•       reducing interest costs by minimizing our inventory of completed but unsold homes and improving home construction cycle times; and

•       monitoring homebuilding production and budgeting through our centralized management information systems.

Deliver superior quality and customer service.   We seek to continue to improve customer satisfaction by building distinctively designed homes in premier locations and using quality materials and craftsmanship. In addition, our sales and customer care personnel communicate with our customers throughout the homebuilding process, as well as after closing. We also leverage our national reach to establish “best practices” with respect to design, materials and construction techniques that we use throughout our communities. We believe we differentiate ourselves from many of our competitors by offering our customers two-year warranties on building materials and workmanship and ten-year warranties with respect to structural defects.

Leverage our product diversity.   We offer a wide range of homes targeted to different types of home buyers. Our homes currently range from 900 to 4,300 square feet in size with an average sales price during fiscal 2005 of approximately $286,000. Because we currently build homes in a wide variety of styles and sizes, we are better able to match appropriate product with given lot locations and characteristics without the cost associated with first-time product development. We leverage our portfolio of home plans to actively manage the price points of our communities in each region. We believe that the diversification of product lines allows us to adjust to changing market preferences and provides us with an ability to mitigate the impact of cyclical downturns and supports the potential for additional growth.

Expand our renewal and redevelopment capabilities.   Given the recent growth in the market for the renewal and redevelopment of urban housing, we believe that these types of projects represent a significant opportunity for us. We also believe high barriers to entry exist in this market due to lengthy approval timelines, the level of government control, involvement of multiple parties and the alternative financing structures which are often required. In addition, the projects are typically high-density sites which require a high level of coordination and planning. We have hired professionals with extensive experience in working with federal, state and local municipalities, and we believe that our existing management team, together with these new hires, have the experience, relationships and commitment required for us to capitalize on this market opportunity.

Recent developments

In April 2006, we announced our plan to exit the Cleveland market. We intend to gradually wind down operations over the next several months with the objective of completing all construction and sales activities by December 31, 2006. Our decision to exit the Cleveland market reflects our perception regarding local market conditions currently and in the foreseeable future. We believe our exit from the Cleveland market will not have a material adverse impact on our financial condition or results of operations.

Our corporate structure

(1)          Represents our mortgage banking business, which accounted for less than 1% of our revenues for the fiscal year ended September 30, 2005.

(2)          Includes our homebuilding operating subsidiaries located in California, Florida, Illinois, Nevada, Ohio, Oregon, Texas, Washington and Wisconsin.

Corporate information

Kimball Hill, Inc. is an Illinois corporation. Our principal executive offices are located at 5999 New Wilke Road, Suite 504, Rolling Meadows, IL 60008, and our telephone number at that address is (847) 364-7300. Our website is www.kimballhillhomes.com. The information on our website is not part of this prospectus.

Summary of the exchange offer

The initial offering of outstanding notes

We sold the outstanding notes on December 19, 2005 to JP Morgan Securities Inc. and Harris Nesbitt Corp. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes (1) to qualified institutional buyers pursuant to Rule 144A; or (2) outside the U.S. in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.

Registration rights agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 300 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The exchange offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on December 19, 2005 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

•  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on May 3, 2006.
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, June 5, 2006, unless we decide to extend the expiration date.
Conditions to the exchange offer

The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC and that there be no pending or threatened proceedings that would reasonably be expected to impair our ability to proceed with the exchange offer.

Procedures for tendering outstanding notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•  an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•  if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special procedures for beneficial owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on June 5, 2006.
Federal income tax considerations

The exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes. You should read “Certain U.S. federal income tax considerations” for a discussion of the significant U.S. federal income tax consequences of exchanging your outstanding notes.

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of terms of the exchange notes

The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting  their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Kimball Hill, Inc.
Securities offered	$203,000,000 in principal amount of 10 1/2% senior subordinated notes due 2012, Series B.
Maturity date	December 15, 2012.
Interest payment dates	June 15 and December 15 of each year, beginning on June 15, 2006.
Guarantees

The exchange notes will be guaranteed on an unsecured senior subordinated basis by all of our existing and future wholly-owned restricted subsidiaries (other than our mortgage subsidiaries) and our other restricted subsidiaries to the extent they guarantee any of our other debt.

Ranking	The exchange notes will be our unsecured senior subordinated obligations and will:
• rank junior to all of our existing and future senior indebtedness, including indebtedness under our senior unsecured credit facility;
• rank equally with all of our existing and future senior subordinated indebtedness;
• rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;
• be effectively junior to all of our existing and future secured debt; and
• be effectively junior to all indebtedness and other liabilities of our non-guarantor subsidiaries, including trade payables.
Similarly, the guarantees by our subsidiaries will:
• rank junior to all of the existing and future senior indebtedness of such subsidiaries, including the guarantees under our existing senior unsecured credit facility;
• rank equally with all of the existing and future senior subordinated indebtedness of such subsidiaries;
• rank senior in right of payment to all future indebtedness of such subsidiaries that is expressly subordinated in right of payment to the guarantees; and

• be effectively junior to all of the existing and future secured indebtedness of such subsidiaries.

As of December 31, 2005, we and the guarantors had $333.6 million of senior indebtedness outstanding and our non-guarantor subsidiaries had $37.1 million of indebtedness outstanding. Our non-guarantor subsidiaries held 15.5% of our consolidated assets as of December 31, 2005 and generated 2.0% of our revenues for the three months ended December 31, 2005.

Optional redemption

We may redeem some or all of the exchange notes at any time on or after December 15, 2009. We may also redeem up to 35% of the aggregate principal amount of the exchange notes using the proceeds of one or more qualified equity offerings at any time prior to December 15, 2008. The redemption prices are described under “Description of notes—Optional Redemption.”

Change of control

If we experience specific kinds of changes of control, we will be required to make an offer to purchase the exchange notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See “Description of notes—Change of Control.”

Certain covenants

The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains covenants that restrict our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness;
• make certain distributions, investments and other restricted payments;
• create certain liens;
• enter into transactions with affiliates;
• limit the ability of restricted subsidiaries to make payments to us;
• merge, consolidate or sell substantially all of our assets; and
• sell assets.
These covenants are subject to important exceptions and qualifications described under “Description of notes—Certain Covenants.”
No public market

There is currently no established trading market for the notes or the exchange notes. The initial purchasers have advised us that they presently intend to make a market in the notes and, if issued, the exchange notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes and, if issued, the exchange notes, may not be available if you try to sell your notes or exchange notes. We do not intend to apply for a listing of the notes or, if issued, the exchange notes, on any securities exchange or any automated dealer quotation system.

PORTAL trading of notes

We expect the exchange notes to be eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages System of the National Association of Securities Dealers, Inc., or The PORTALSM Market.

Risk factors

Investment in the notes involves certain risks. You should refer to “Risk factors” elsewhere in this prospectus for an explanation of certain risks relating to the notes and the exchange offer.

Summary historical consolidated financial and other data

The following table sets forth historical consolidated financial and other data for the periods ended and at September 30, 2003, 2004 and 2005 and December 31, 2004 and 2005, as indicated. The summary historical consolidated financial data as of September 30, 2004 and 2005 and for the years ended September 30, 2003, 2004 and 2005 was derived from our consolidated financial statements, audited by Deloitte & Touche LLP, an independent registered public accounting firm, which are included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of December 31, 2005 and for the three months ended December 31, 2004 and 2005 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus.

The following summary historical consolidated financial and other data should be read in conjunction with “Capitalization,” “Selected historical consolidated financial and other data,” “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Fiscal year ended September 30,			Three months ended December 31,
(Dollars in thousands)	2003	2004	2005	2004	2005
Statement of operations data:
Total homebuilding revenues	$785,693	$920,055	$1,146,641	$189,819	$222,546
Cost of sales of residential units and land	632,719	729,497	862,646	149,706	167,299
Gross homebuilding profit	152,974	190,558	283,995	40,113	55,247
Homebuilding operating expenses	92,484	105,039	145,320	28,559	30,855
Equity in income of unconsolidated entities	618	833	3,282	2,627	157
Minority interests in net earnings of consolidated partnerships	(4,122)	(4,232)	(6,152)	(789)	(359)
Homebuilding earnings before income taxes	56,986	82,120	135,805	13,392	24,190
Mortgage banking earnings before income taxes	3,216	864	1,718	(303)	215
Earnings before income taxes	60,202	82,984	137,523	13,089	24,405
Provision for income taxes	22,563	27,365	50,689	4,830	8,858
Net earnings	$37,639	$55,619	$86,834	$8,259	$15,547
Balance sheet data (at end of period):
Cash and cash equivalents	$25,597	$7,656	$21,460		$32,315
Inventory	521,070	697,978	808,778		872,693
Total assets	654,235	762,975	970,495		1,048,549
Total debt	435,239	431,121	473,411		571,256
Total redeemable equity	5,174	10,681	33,763		38,394
Total shareholders’ equity	120,330	171,228	250,809		262,913
Other financial data:
Interest incurred(1)	$29,964	$30,641	$38,255	$6,628	$11,187
Depreciation and amortization	929	966	880	219	239
EBITDA(2)	88,963	119,957	166,133	17,905	29,694
Gross homebuilding profit margin(3)	19.5%	20.7%	24.8%	21.1%	24.8%

	Fiscal year ended September 30,			Three months ended December 31,
(Dollars in thousands)	2003	2004	2005	2004	2005
Other data:
Net new home orders (units)(4)	3,301	3,716	3,703	693	638
Homes delivered (units)	3,294	3,616	3,881	710	763
Average sales price of homes delivered	$233	$249	$286	$266	$282
Backlog at end of period (units)(5)	1,548	1,648	1,470	1,631	1,345
Backlog at end of period (contract value)(5)	$380,788	$469,277	$423,506	$476,476	$389,174

(1)    Interest incurred is the amount of interest paid and the net amount accrued (whether expensed or capitalized), excluding amortization of debt issuance costs and interest previously capitalized.

(2)    “EBITDA” represents net earnings before interest expense, depreciation and amortization and provision for income taxes. EBITDA is included in this prospectus because it is a means of assessing our operational performance. We believe it is therefore useful to securities analysts, investors and other interested parties in the evaluation of companies like ours. EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to our net earnings or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some limitations are:

•   EBITDA does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•   EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•   EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•   EBITDA does not reflect the significant expense or cash requirements for federal and state income tax obligations;

•   although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•   other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or to service our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the consolidated statements of operations and cash flow presented in our consolidated financial statements included elsewhere in this prospectus. The following is a reconciliation of EBITDA to net earnings, the most directly comparable GAAP measure:

	Fiscal year ended September 30,			Three months ended December 31,
(Dollars in thousands)	2003	2004	2005	2004	2005
Net earnings	$37,639	$55,619	$86,834	$8,259	$15,547
Provision for income taxes	22,563	27,365	50,689	4,830	8,858
Interest expense in cost of sales	26,883	35,382	27,696	4,575	5,046
Interest expense in mortgage banking operations	949	625	34	22	4
Depreciation and amortization(a)	929	966	880	219	239
EBITDA	$88,963	$119,957	$166,133	$17,905	$29,694

(a)     For the periods shown, amortization was $0, except for the three months ended December 31, 2005, which includes $33,000 for the amortization of deferred bond issuance costs.

(3)   Represents gross homebuilding profit divided by total homebuilding revenues.

(4)   Net new home orders represents the number of new sales contracts executed with customers, net of sales contract cancellations.

(5)   Backlog represents homes under sales contracts but not yet delivered at the end of the period. The contract value of backlog at the end of fiscal years 2003 and 2004 includes an estimate, derived from our accounting records, of the contract value for subsequent contract cancellations and amendments.

Risk factors

You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to participate in the exchange offer. In addition to the risks described below, there may be additional risks and uncertainties not currently known to us or that we currently deem to be immaterial that may become material risks. Any of these risks could materially affect our businesses, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks associated with the exchange offer

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•       the liquidity of any trading market that may develop;

•       the ability of holders to sell their exchange notes; or

•       the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks relating to the notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

We have substantial indebtedness. As of December 31, 2005, we had $571.3 million of indebtedness, including the notes. In addition, subject to restrictions in the indenture for the notes, we may incur substantial additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

•       our ability to obtain additional financing for working capital, land acquisition costs, building costs, other capital expenditures or general corporate purposes may be impaired;

•       we will need to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes;

•       we will have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•       we will be more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes and other indebtedness from cash flow from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, support our operations and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our senior unsecured credit facilities and the indenture, may restrict us from pursuing any of these alternatives.

In addition, community development or improvement districts in which certain of our communities are located may utilize bond financing programs to fund construction or acquisition of certain on-site and off-site infrastructure improvements. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district. If the owner of the parcel does not pay such obligation, a lien will be placed on the property to secure the unpaid obligation. The bonds, including interest and redemption premiums, if any, and the associated lien on the property are typically payable, secured and satisfied by revenues, fees or assessments levied on the property benefited.

Your right to receive payments on the notes and the guarantees is junior to our and the guarantors’ existing and future senior indebtedness.

The notes and the subsidiary guarantees rank behind all of our and the guarantor subsidiaries’ existing and future senior indebtedness (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantor subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor subsidiaries or our or their property, the holders of our and the guarantor subsidiaries’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor subsidiaries, holders of the notes will participate with trade creditors and all other holders of our and our guarantor subsidiaries’ subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and the holders of notes may receive less, ratably, than the holders of senior indebtedness.

As of December 31, 2005, the aggregate amount of our indebtedness and that of our guarantors that ranked ahead of the notes and guarantees (including borrowings under our senior unsecured credit facility) was approximately $333.6 million. The indenture and our senior unsecured credit facilities permit us and the guarantor subsidiaries to incur substantial additional indebtedness, including indebtedness that ranks ahead of the notes. If such new indebtedness were added to our and our subsidiaries’ current indebtedness levels, the related risks associated with our current and additional indebtedness could increase.

In addition, not all of our subsidiaries will guarantee the notes. Creditors of our non-guarantor subsidiaries are entitled to be paid what is due to them before assets of such subsidiaries become available for creditors of their parents. Therefore, liabilities of such subsidiaries will, in effect, be prior in right of payment to the notes with regard to the assets of such subsidiaries. This can substantially reduce the portion of our consolidated assets which are available for the payment of the notes. As of December 31, 2005, our non-guarantor subsidiaries had approximately $37.1 million of debt on an aggregate basis. Our non-guarantor subsidiaries held 15.5% of our consolidated assets as of December 31, 2005 and generated 2.0% of our revenues for the three months ended December 31, 2005.

The guarantees of our subsidiaries may be voidable as fraudulent transfers and any new guarantees may be voidable as preferences.

The notes are our obligations and will be guaranteed by certain of our existing and future subsidiaries. The guarantees by subsidiaries may be subject to review under U.S. bankruptcy law and comparable provisions of state fraudulent conveyance laws. Under these laws, if a court were to find that at the time any subsidiary guarantor issued a guarantee of the notes:

•       it issued the guarantee to delay, hinder or defraud present or future creditors; or

•       it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and:

–      it was insolvent or rendered insolvent by reason of issuing the guarantee; or

–      it was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

–      it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could void the obligations under the guarantee, further subordinate the guarantee of the notes to that of the guarantor’s other debt, require holders of the notes to return amounts already paid under that guarantee, or take other action detrimental to holders of the notes and the guarantees of the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt:

•       the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•       it could not pay its debts as they become due.

We cannot be sure what standard a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee would not be voided or the guarantee would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for the benefit of the issuer of the notes, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

The indenture for the notes and our other debt agreements impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture for the notes imposes significant operating and financial restrictions on us. These restrictions will limit our ability and that of our restricted subsidiaries among other things, to:

•       incur additional indebtedness;

•       make certain distributions, investments and other restricted payments;

•       create certain liens;

•       enter into transactions with affiliates;

•       limit the ability of restricted subsidiaries to make payments to us;

•       merge, consolidate or sell substantially all of our assets; and

•       sell assets.

In addition, our senior unsecured credit facility contains many restrictive covenants similar to the covenants of the indenture but the covenants in this credit facility are generally more restrictive than those contained in the indenture. Our existing, and any future, senior credit facilities will also require us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. Our ability to meet those financial ratios and financial tests may be affected by events beyond our control, and we cannot assure you that we will continue to meet those tests. If we fail to meet those tests or breach any of the covenants, the lenders under one or more of our senior credit facilities could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. We cannot assure you that our assets would be sufficient to repay in full such indebtedness or any other indebtedness, including the notes. In addition, any default under the indenture, one or more of our senior credit facilities or the instruments governing our other indebtedness could constitute a cross-default under our other debt instruments. Further, any subsequent senior credit facilities we enter into, as well as any other agreements we may enter into in the future governing our indebtedness, may impose additional restrictions on us, any of which may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

We may not be able to purchase the notes upon a change of control, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes would have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, to the date of purchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which could in turn be a default under our other indebtedness. In addition, a change of control may constitute an event of default under our existing senior unsecured credit facility. A default under our existing senior unsecured credit facility could result in an event of default under the indenture if the lenders accelerate the debt under our existing senior unsecured credit facility.

If this event occurs, we may not have enough assets to satisfy all obligations under the indenture and our other indebtedness. In order to satisfy our obligations, we could seek to refinance the indebtedness under the notes and our other indebtedness or obtain a waiver from the holders of our indebtedness. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

There is uncertainty about the meaning of the phrase ‘‘all or substantially all’’ under applicable laws in connection with determining whether a change of control has occurred.

One of the events that triggers our obligation to repurchase the notes upon a change of control is the sale of all or substantially all of our assets. The phrase ‘‘all or substantially all’’ as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of ‘‘all or substantially all’’ of our assets, and therefore, it may be unclear as to whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

We could enter into transactions that would not constitute a change of control giving rise to an obligation to repurchase the notes, but that could increase the amount of our indebtedness outstanding.

The indenture governing the notes offered hereby and the covenants that will be contained in the credit agreements governing our senior unsecured credit facility impose significant restrictions on our ability to incur additional indebtedness or liens, make investments, and sell assets, among others. In addition, the indenture governing the notes offered hereby imposes obligations on us to offer to repurchase the notes if we enter into a transaction that constitutes a change of control. Nevertheless, we could, in the future, enter into transactions such as acquisitions, refinancings or other recapitalizations or highly leveraged transactions that would not constitute a change of control giving rise to an obligation by us to repurchase the notes, but that could increase the amount of indebtedness outstanding. Such transactions could affect our capital structure or credit ratings or otherwise affect the holders of the notes.

Our controlling stockholder may have interests that conflict with your interests as a holder of the notes.

David K. Hill, our Chairman and Chief Executive Officer, together with members of Mr. Hill’s immediate family, beneficially owns approximately 81% of our common stock. Mr. Hill generally will have the ability to elect the entire membership of our Board of Directors and will be able to select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. The directors will have the authority to make decisions affecting our capital structure, including the issuance of additional debt and declaration of dividends, and to authorize transactions, such as joint ventures or acquisitions, subject to certain restrictions as set forth in the indenture and in existing and future credit facilities. These decisions could enhance Mr. Hill’s equity investment while involving risks to your interest. In addition, Mr. Hill and various of his affiliates or immediate family members have engaged, and will in the future continue to engage, in transactions with us. See “Certain relationships and related transactions” for a description of such transactions.

You may not be able to sell the notes quickly or at the price that you paid.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they are currently making a market in the notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including:

•       our operating performance and financial condition;

•       the interest of securities dealers in making a market; and

•       the market for similar or alternative securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

We will be exposed to risks relating to evaluations of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

Following the exchange offer, we will begin evaluating our internal control systems to allow management to report on, and our independent auditors to attest to, our internal control over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. We are required to comply with Section 404 by no later than September 30, 2007. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board (PCAOB) rules and regulations that remain unremediated. We will be required to report in our reports filed with the SEC, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect our internal control over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC, and if we fail to remedy any material weakness, our financial statements may be inaccurate, our reports filed with the SEC may be late, we may face restricted access to the capital markets and the price of our notes may be adversely affected.

Risks related to our business

High interest rates, changes in tax laws and inflation can adversely affect demand for our homes.

Increased interest rates would make it more difficult for both our customers and potential buyers of our customers’ existing homes to secure adequate mortgage financing. If mortgage interest rates increase and, consequently, the ability of prospective buyers to finance home purchases is adversely affected, our home sales, gross margins and cash flow may be adversely affected.

Changes in federal income tax laws may affect demand for home ownership. For example, various proposals have been publicly discussed to limit an individual’s real estate tax and mortgage interest deductions and to tax an individual on gain from the sale of a principal residence. Enactment of such proposals could have an adverse effect on home ownership and the homebuilding industry in general. No meaningful prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

We, like other homebuilders, may be adversely affected during periods of high inflation due to higher land, financing, labor and materials costs, which could cause our financial results or growth to decline.

Our industry is vulnerable to changes in macroeconomic conditions in the markets and regions in which we operate.

Historically, changes in demand based on economic and market shifts and fluctuations in the availability and price of land, labor and raw materials have created changes in the prices of new homes, sales volumes and margins. We conduct all of our business within 17 markets across nine states located in five regions (Florida, the Midwest, Nevada, the Pacific Coast and Texas). From time to time, one or more of these regions will account for a significant percentage of our gross homebuilding profit, primarily due to shifting market conditions among all of our regions. If there were to be a downturn in one or more of these regions without corresponding growth in our other regions, we could experience an overall decline in profitability. Furthermore, because we conduct our operations in specific markets and states within each of these regions, in the event of an economic downturn in one or more of the markets or states within a particular region, our sales activity in the entire region may be materially and adversely affected.

Difficulty in obtaining sufficient capital could result in increased costs and delays in completion of projects.

The homebuilding industry is capital intensive and the acquisition and development of land requires significant up-front expenditures. Our land acquisition, development and construction activities may be adversely affected if we are unable to finance our land purchases and development and construction activities at reasonable costs, or at all. Any difficulty in obtaining sufficient capital for planned development expenditures could result in lot shortages, project delays and cost increases, which could adversely affect our future operating results.

We face substantial inventory risk.

The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may purchase and develop land on which we cannot profitably build and sell homes and we may not be able to resell that land at prices sufficient to cover our costs. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions and the measures we employ to manage inventory risk may not be successful.

In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at significantly lower margins or at a loss.

We may not be able to acquire desirable lots or land for residential buildout.

Our future growth depends upon our ability to acquire lots in premier locations for our community development and homebuilding activities. There is increasing competition for desirable lots and land in most of our markets, and we compete for desirable lots and land with many other homebuilding companies, many of which have greater resources than we do. Our financial condition and operating results will be adversely affected if desirable properties at reasonable prices are not available on an ongoing basis. If we cannot procure desirable properties at reasonable prices, or at all, in any of our markets, we may be required to limit our development or homebuilding operations in those markets or instead purchase less desirable properties, either of which would reduce our revenues without comparable cost savings.

We may not be able to compete effectively against homebuilders in our markets or with sales or rentals of existing homes in our markets.

The homebuilding industry is highly competitive. We compete with large national homebuilding companies and smaller local homebuilders for, among other things, lots in premier locations, financing, raw materials, skilled labor and customers. Many of our competitors have significantly greater financial, marketing, sales and manufacturing resources than we do. The current homebuilding industry consolidation trend may create larger and stronger competitors that may be able to compete more effectively against us. In addition, there may be new entrants in the markets in which we currently conduct business. Our potential customers may also choose to purchase or rent existing homes, and as such we compete for sales with resales of existing homes and with available rental housing. If we are unable to compete effectively with other homebuilders, or if our homes are perceived to be less attractive values than existing homes or rental properties, our operating results will be adversely impacted.

Adverse weather conditions or natural disasters in the areas in which we operate could increase our costs, reduce demand for our homes and adversely affect our financial condition and operating results.

Adverse weather conditions, such as hurricanes, tornadoes, droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other geologic events, could damage our projects, cause delays in completion of our projects or reduce consumer demand for our projects. In addition to damaging our projects directly, adverse weather conditions or natural disasters could damage roads and highways providing access to those projects, or require us to temporarily shut down our sales, marketing and building operations, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completions. We may be unable to insure adequately against certain of these risks. A sizeable uninsured loss due to one or more of these events could adversely affect our business, financial condition and operating results.

We depend on the availability and quality of subcontractors and raw materials at reasonable prices.

We rely heavily on the use of subcontractors in the construction of our homes. Since we generally do not enter into long-term contractual commitments with our subcontractors, our ability to deliver homes in a timely and cost-effective manner depends upon the availability of skilled subcontractors in our markets on an as-needed or project-by-project basis. Any material increase in the demand for subcontractors in any of our markets could result in construction delays or increased construction costs, resulting in reduced earnings. For example, any substantial repair and rebuilding activities undertaken in regions impacted by recent hurricanes could reduce the availability of subcontractors in our Texas and Florida regions, increasing our operating costs and reducing margins in those regions.

In addition, while our subcontractors are generally responsible for procuring necessary building materials, we have from time to time experienced, and may in the future experience, shortages in lumber and other materials. Any future reduction in availability or increase in the cost of lumber or other raw materials could result in construction delays or cost increases, which could reduce our revenue, cash flow and earnings.

Utility shortages or price increases could have an adverse impact on our operations.

We rely heavily on the continued availability of fuel, water, electricity and other utilities at reasonable prices for our operations. Some of our markets have recently experienced shortages in water or electrical power, requiring us to delay construction projects and/or incur additional construction costs. In addition, we have incurred increased utility costs in many of our markets, including significant additional costs due to recent increases in the cost of oil. We may incur additional costs and may not be able to complete construction on a timely basis if such utility rate increases continue, or if we experience additional water and/or power shortages. Furthermore, shortages of water or electricity, or utility rate increases, may adversely affect the regional economies in which we operate, which may reduce demand for our homes.

We continue to consider growth or expansion of our operations, which could have a material adverse effect on our cash flows or profitability.

We continue to consider opportunities for growth, primarily within our existing markets, but also in new markets or product lines. Additional growth of our business, either through increased land purchases or the development of larger projects, may have a material adverse effect on our cash flows or profitability. Any expansion of our business into new markets or product lines could divert the attention of senior management from our existing business, and could fail due to our relative lack of experience in those markets or with those products. In addition, while we do not currently intend to acquire any homebuilding operations from third parties, opportunities to do so may arise in the future and any acquisition could be difficult to integrate with our operations, and could require us to assume unanticipated liabilities or expenses.

If we are not able to develop our communities successfully, our earnings will be diminished.

Before a community generates any revenues, time and material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. A decline in our ability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our ability to service our debt and to meet our working capital requirements.

We may incur costs in connection with markets from which we withdraw.

When we determine to withdraw from a market, such as Cleveland, we may continue to hold homebuilding inventory, such as land, homes and construction materials, for a prolonged period. There can be no assurance that we will be able to sell such inventory at favorable prices or at all. In the event that we fail to sell such inventory, our financial and operating results could be adversely affected. In addition, we may incur charges for the impairment of assets, lease exit costs and the payment of severance expenses to affected employees, each of which may adversely affect our financial and operating results.

We depend upon the continued services of certain members of our senior management team and other key employees, without whom our business may be adversely affected.

Our future success depends, in part, on the efforts of our senior management team and other key employees. Our senior management team, led by David K. Hill, our Chairman and Chief Executive Officer, has significant industry experience and would be difficult to replace. Our senior management team and other key employees possess sales, marketing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more members of our senior management team or other key employees, our financial condition and operating results may be adversely affected. Moreover, the market for qualified individuals is highly competitive and we may not be able to attract and retain qualified personnel to replace members of our senior management team or other key employees should the need arise.

We face reduced coverages and increased costs of insurance.

Insurance costs for homebuilders have increased substantially in recent years due to a range of factors, including perceptions related to the risk of terrorist attacks, recent corporate governance scandals, insurer insolvencies and recent increases in losses due to hurricanes and other natural disasters. For these reasons, some insurers have ceased to provide certain insurance products that were historically relied on by homebuilders and other industry participants.

In this difficult insurance market, exposure to personal injury and property damage claims, as well as to losses resulting from natural disasters, is at historically high levels. For example, many lawsuits have recently been filed against builders asserting claims for damage caused by the presence of mold in residential dwellings, some resulting in substantial monetary judgments or settlements. Our insurance may not cover all of the claims, including personal injury claims, to which we may become subject, as coverage of such claims may not be available on commercially reasonable terms, if at all. If we are unable to obtain adequate insurance coverage, substantial personal injury or construction defect claims could materially impact our earnings and cash flow. Continued increases in insurance costs, additional coverage restrictions or unavailability of certain insurance products in some of our regions (including the unavailability of or increased costs for flood or hurricane insurance), due to these and other factors, including due to losses incurred in connection with recent hurricanes during the summer of 2005, will increase our operating costs and further increase our exposure to natural disasters and other causes of catastrophic loss, as well as personal injury and construction defect claims.

Fluctuations in real estate values may require us to adjust the book value of our real estate assets.

The value of real estate is subject to significant fluctuations. Although we have generally developed parcels ranging from 100 to 300 lots, on a strategic basis we, from time to time, purchase larger parcels of land. In some cases, we acquire these parcels with a joint venture partner, and in others we purchase them ourselves with the intent to develop lots for our homebuilding operations and for resale to others. Since real estate values are subject to significant fluctuations, a deterioration of economic conditions in our markets could require us to write down the value of our owned real estate. Any material write-downs of assets could have a material adverse effect on our financial condition and operating results.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues or results of operations to decline.

Residents of communities we develop rely on us to resolve issues or disputes that may arise in connection with the operation or development of their communities. Any efforts made by us to resolve these issues or disputes could be deemed unsatisfactory by the affected residents and any subsequent action by these residents could negatively impact sales, which would negatively impact our revenues and results of operations. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans.

We are subject to potential expenses related to construction defect, soil subsidence and home warranty claims that could adversely affect our financial performance.

Construction defect and home warranty claims are common in the homebuilding industry and can be costly. While we generally require our subcontractors and third-party design professionals to indemnify us for liabilities arising from their work, these indemnities may be insufficient to cover construction defects and warranty claims for which we may be held liable. While we establish reserves for warranty claims, the reserves may from time to time be inadequate to cover our warranty costs. If conditions are such that the warranty reserves are inadequate, our earnings and cash flow may be materially reduced.

Governmental laws and regulations may increase our expenses, limit the number of homes that we can build or delay or prevent the completion of our projects.

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in our markets. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further increase our cost, delay these projects or prevent their development.

Environmental laws and regulations may increase development costs, delay completion of projects or prevent us from developing at all.

We are subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. Environmental regulatory requirements could result in delays, impose substantial compliance and other costs or severely restrict homebuilding activity. For example, we may be required to investigate and clean up hazardous or toxic substances or petroleum product releases on lots we either own or on which we built homes, and may be held liable for property damage and for investigation and clean up costs incurred by third parties in connection with contamination. In addition, the presence of government-protected wetlands, historical artifacts or endangered species could prevent us from developing certain parcels of land at a reasonable cost, or at all.

Regulations applicable to financial services companies may prevent us from conducting our mortgage banking business as planned.

Our mortgage banking subsidiary is subject to the rules and regulations of federal governmental and quasi-governmental agencies such as HUD, FHA, VA, FNMA and FHLMC with respect to originating, processing and selling mortgage loans. In addition, there are other federal and state statutes and regulations affecting these activities. Failure to comply with these regulations could negatively impact our financial performance.

Our obligation to repurchase issued and outstanding shares could adversely affect our cash flow.

We have contractual obligations to repurchase, upon termination of board membership or employment by reason of specified circumstances (including retirement, death or permanent and total disability), shares of our common stock then owned by stock option participants and recipients of deferred stock units (other than our Chairman and Chief Executive Officer), including shares issuable pursuant to outstanding options or deferred stock units, at the fair market value of those shares at the time the obligations to repurchase become due.

Based upon the most recent independent valuation of the Company as of December 31, 2005, and the shares issued or issuable pursuant to options or vested deferred stock units outstanding as of December 31, 2005, our aggregate repurchase obligations, net of proceeds to be received from any stock option exercises, for such officers and directors would have been approximately $49.6 million in the event that all of these obligations were triggered.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

Geopolitical events may have a substantial impact on the economy and the housing market. The terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The United States’ continuing involvement in Iraq, terrorism and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, the housing market, our customers and, in turn, our results of operations and financial condition.

Cautionary note regarding forward-looking statements

Some of the statements included in this prospectus constitute “forward-looking statements.”  Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should” or “could.”  Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others:

•       high interest rates, changes in tax laws and inflation;

•       changes in macroeconomic conditions in our markets and regions;

•       the availability of sufficient capital;

•       fluctuations in inventory values and carrying costs;

•       our ability to acquire desirable lots or land for residential buildout;

•       our ability to compete effectively against homebuilders in our markets and with sales or rentals of existing homes in our markets;

•       adverse weather conditions and natural disasters in our markets;

•       the availability and quality of subcontractors and raw materials;

•       utility shortages and price increases;

•       the growth or expansion of our operations;

•       our inability to develop our communities successfully;

•       our ability to retain certain members of our senior management and other key employees;

•       the future availability of insurance at reasonable cost;

•       fluctuations in real estate values;

•       poor relations with residents of our communities;

•       expenses related to construction defect, soil subsidence and home warranty claims;

•       changes in our legal and regulatory environment;

•       changes in environmental laws and regulations;

•       restrictions on our financial services companies;

•       our obligation to repurchase issued and outstanding shares of our common stock; and

•       geopolitical risks and market disruption.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to update or revise them or provide reasons why actual results may differ.

Exchange offer

Purpose and effect of the exchange offer

We, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on December 19, 2005. Under the registration rights agreement, we and the guarantors have agreed to:

•       file a registration statement after the issue date of the outstanding notes enabling holders of outstanding notes to exchange the privately placed outstanding notes for publicly registered exchange notes with substantially identical terms;

•       use our reasonable best efforts to cause the registration statement to be declared effective by the SEC within 270 days after the issue date of the outstanding notes;

•       unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and issue exchange notes in exchange for all notes tendered in the exchange offer; and

•       file a shelf registration statement for the resale of the notes under certain circumstances.

We and the subsidiary guarantors will pay additional interest on the notes for the periods described below if:

•       we and the subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•       any of such registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”);

•       we and the subsidiary guarantors fail to consummate the exchange offer within 20 business days of the effectiveness target date with respect to the exchange offer registration statement; or

•       the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the notes during the periods specified in the registration rights agreement.

You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes except that:

•       the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•       the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•       the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $203,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on May 3, 2006 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the Business Corporation Act of the State of Illinois or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and expenses.”

Expiration date; extensions; amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on June 5, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the exchange notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on June 15, 2006. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each June 15 and December 15, commencing on June 15, 2006.

Procedures for tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees:  (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offer, each holder will be required to make the following representations to us:

•       Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•       At the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the exchange notes in violation of the Securities Act.

•       The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•       If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

•       If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•       The holder is not a broker-dealer tendering outstanding notes directly acquired from us for its own account.

•       The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed delivery procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

•       the tender is made through a member firm of the Medallion System;

•       prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof  together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

•       the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)         specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)         identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)         be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)         specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1)         any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)         any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)         any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	Facsimile Transmission: (651) 495-8158 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, net of any unamortized discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of failure to exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)         to us upon redemption thereof or otherwise;

(2)         so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the U.S. whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)         outside the U.S. to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)         pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the U.S.

Resale of the exchange notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Use of proceeds

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are substantially identical to the form and terms of the exchange notes, except as otherwise described in this prospectus.

The net proceeds from the initial offering of the outstanding notes, after deducting discounts to the initial purchasers and the fees and expenses of the initial offering, was $195.0 million. We used $45.0 million of the net proceeds of the offering to repay all of the outstanding indebtedness under our two working capital notes and we used $150.0 million of the net proceeds of the offering to repay outstanding indebtedness under our then-existing senior secured revolving credit facilities.

Capitalization

The following table sets forth our capitalization as of December 31, 2005. This table should be read in conjunction with our consolidated financial statements and the related notes thereto, and the sections “Use of proceeds,” “Selected historical consolidated financial and other data,” “Management’s discussion and analysis of financial condition and results of operations” and “Description of certain indebtedness,” included elsewhere in this prospectus.

(Dollars in millions)	As of December 31, 2005
Cash and cash equivalents	$32.3
Total debt (including current portion):
Senior unsecured revolving credit facility(1)	$307.4
Other senior secured credit facilities	52.0
Other senior debt	11.3
Senior subordinated notes (net of discount)	200.6
Total debt(2)	571.3
Minority interests in consolidated partnerships	44.4
Total redeemable equity	38.4
Total shareholders’ equity	262.9
Total capitalization	$917.0

(1)            As of December 31, 2005, we had approximately $114.0 million of borrowing availability under our senior unsecured revolving credit facility. See “Description of certain indebtedness—Senior unsecured credit facility.”

(2)    Excludes $821.0 million of debt related to unconsolidated entities, of which $69.5 million is recourse to us.

Selected historical consolidated financial and other data

You should read this selected historical consolidated financial and other data together with the audited and unaudited historical consolidated financial statements and related notes and “Capitalization” and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.

The following selected historical consolidated financial data as of September 30, 2004 and 2005 and for the years ended September 30, 2003, 2004 and 2005, was derived from our consolidated financial statements, audited by Deloitte & Touche LLP, an independent registered public accounting firm, which are included elsewhere in this prospectus. The summary historical consolidated financial data as of September 30, 2001, 2002 and 2003, and for the years ended September 30, 2001 and 2002 were derived from our consolidated financial statements and are not included elsewhere in this prospectus. Historical consolidated financial data for the three months ended December 31, 2004 and 2005 were derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus.

	Fiscal year ended September 30,					Three months ended December 31,
(Dollars in thousands)	2001	2002	2003	2004	2005	2004	2005
Statement of operations data:
Total homebuilding revenues	$ 680,711	$ 689,336	$ 785,693	$ 920,055	$ 1,146,641	$ 189,819	$ 222,546
Cost of sales of residential units and land	585,716	571,518	632,719	729,497	862,646	149,706	167,299
Gross homebuilding profit	94,995	117,818	152,974	190,558	283,995	40,113	55,247
Homebuilding operating expenses	63,099	74,858	92,484	105,039	145,320	28,559	30,855
Equity in income of unconsolidated entities	1,518	1,123	618	833	3,282	2,627	157
Minority interests in net earnings of consolidated partnerships	(3,603)	(4,453)	(4,122)	(4,232)	(6,152)	(789)	(359)
Homebuilding earnings before income taxes	29,811	39,630	56,986	82,120	135,805	13,392	24,190
Mortgage banking earnings before income taxes	340	1,425	3,216	864	1,718	(303)	215
Earnings before income taxes	30,151	41,055	60,202	82,984	137,523	13,089	24,405
Provision for income taxes	11,738	16,035	22,563	27,365	50,689	4,830	8,858
Net earnings	$ 18,413	$ 25,020	$ 37,639	$ 55,619	$ 86,834	$ 8,259	$ 15,547
Balance sheet data (at end of period):
Cash and cash equivalents	$ 3,166	$ 10,884	$ 25,597	$ 7,656	$ 21,460		$ 32,315
Inventory	378,404	473,415	521,070	697,978	808,778		872,693
Total assets	418,527	533,285	654,235	762,975	970,495		1,048,549
Total debt	258,535	337,581	435,239	431,121	473,411		571,256
Total redeemable equity	0	343	5,174	10,681	33,763		38,394
Total shareholders’ equity	63,304	89,295	120,330	171,228	250,809		262,913

	Fiscal year ended September 30,					Three months ended December 31,
(Dollars in thousands)	2001	2002	2003	2004	2005	2004	2005
Other financial data:
Interest incurred(1)	$ 32,712	$ 24,546	$ 29,964	$ 30,641	$ 38,255	$ 6,628	$ 11,187
Depreciation and amortization	797	812	929	966	880	219	239
EBITDA(2)	65,033	61,697	88,963	119,957	166,133	17,905	29,694
Gross homebuilding profit margin(3)	14.0%	17.1%	19.5%	20.7%	24.8%	21.1%	24.8%
Ratio of earnings to fixed charges(4)	2.05x	2.62x	3.02x	3.92x	4.37x		2.61x
Other data:
Net new home orders (units)(5)	2,808	3,206	3,301	3,716	3,703	693	638
Homes delivered (units)	2,996	3,059	3,294	3,616	3,881	710	763
Average sales price of homes delivered	$ 224	$ 221	$ 233	$ 249	$ 286	$ 266	$ 282
Backlog at end of period (units)(6)	1,394	1,541	1,548	1,648	1,470	1,631	1,345
Backlog at end of period (contract value)(6)	$ 327,979	$ 363,903	$ 380,788	$ 469,277	$ 423,506	$ 476,476	$ 389,174

(1)            Interest incurred is the amount of interest paid and the net amount accrued (whether expensed or capitalized), excluding amortization of debt issuance costs and interest previously capitalized.

(2)            “EBITDA” represents net earnings before interest expense, depreciation and amortization and provision for income taxes. EBITDA is included in this prospectus because it is a means of assessing our operational performance. We believe it is therefore useful to securities analysts, investors and other interested parties in the evaluation of companies like ours. EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to our net earnings or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some limitations are:

•        EBITDA does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•        EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•        EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•        EBITDA does not reflect the significant expense or cash requirements for federal and state income tax obligations;

•        although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•        other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or to service our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the consolidated statements of operations and cash flow presented in our consolidated financial statements included elsewhere in this prospectus. The following is a reconciliation of EBITDA to net earnings, the most directly comparable GAAP measure:

	Fiscal year ended September 30,					Three months ended December 31,
(Dollars in thousands)	2001	2002	2003	2004	2005	2004	2005
Net earnings	$ 18,413	$ 25,020	$ 37,639	$ 55,619	$ 86,834	$ 8,259	$ 15,547
Provision for income taxes	11,738	16,035	22,563	27,365	50,689	4,830	8,858
Interest expense in cost of sales	34,016	19,584	26,883	35,382	27,696	4,575	5,046
Interest expense in mortgage banking operations	69	246	949	625	34	22	4
Depreciation and amortization(a)	797	812	929	966	880	219	239
EBITDA	$ 65,033	$ 61,697	$ 88,963	$ 119,957	$ 166,133	$ 17,905	$ 29,694

(a)            For the periods shown, amortization was $0, except for the three months ended December 31, 2005, which includes $33,000 for the amortization of deferred bond issuance costs.

(3)            Represents gross homebuilding profit divided by total homebuilding revenues.

(4)            Earnings have been calculated as (a) earnings before income taxes before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investors, plus (b) fixed charges, plus (c) capitalized interest included in cost of sales, plus (d) distributed income from equity investors, minus (e) interest capitalized. Fixed charges are comprised of (a) interest incurred, both expensed and capitalized, and (b) the portion of rental expense which is deemed to be representative of an interest factor.

(5)            Net new home orders represents the number of new sales contracts executed with customers, net of sales contract cancellations.

(6)            Backlog represents homes under sales contracts but not yet delivered at the end of the period. The contract value of backlog at the end of fiscal years 2003 and 2004 includes an estimate, derived from our accounting records, of the contract value for subsequent contract cancellations and amendments.

Management’s discussion and analysis of
financial condition and results of operations

This Management’s discussion and analysis of financial condition and results of operations (“MD&A”) should be read in connection with the other sections of this prospectus, including “Business” and “Selected historical consolidated financial and other data,” and our audited and unaudited consolidated financial statements, including the notes thereto. The various sections of this MD&A contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the risks and uncertainties described throughout this prospectus and particularly in “Risk factors.” Our actual results may differ materially from those estimated or projected in any forward-looking statement.

Overview

We are one of the largest private homebuilders and one of the 30 largest homebuilders in the U.S., as measured by home deliveries and revenues. We design, build and market high-quality single-family detached, single-family attached and multi-family homes. Since we were founded in 1969, we have delivered over 40,000 homes to a broad range of customers, including first-time buyers and first- and second-time move-up buyers. Throughout this period, we have grown our business organically and operate within 17 markets across nine states located in five regions: Florida, the Midwest, Nevada, the Pacific Coast and Texas.

Florida	Midwest	Nevada	Pacific Coast	Texas
Ft. Myers	Chicago, IL	Las Vegas	Portland, OR	Austin
Naples	Cleveland, OH		Sacramento, CA	Dallas
Sarasota	Milwaukee, WI		Stockton, CA	Ft. Worth
Tampa			Vancouver, WA	Houston
San Antonio

In April 2006, we announced our plan to exit the Cleveland market. We intend to gradually wind down operations over the next several months with the objective of completing all construction and sales activities by December 31, 2006. Our decision to exit the Cleveland market reflects our perception regarding local market conditions currently and in the foreseeable future. We believe our exit from the Cleveland market will not have a material adverse impact on our financial condition or results of operations.

Our revenues are primarily generated from designing, building, marketing and delivering high-quality, for sale single-family detached, single-family attached and multi-family homes. We also sell land and lots to third parties as a means of managing inventory and obtaining the desired asset mix for our homebuilding operations. We also conduct mortgage origination and title services for the benefit of our homebuilding operations, although revenues generated by these ancillary services have historically comprised less than 1% of our total revenues, and are not expected to be significant in the future.

Results of operations and other data

The following table presents selected statement of operations and other data for the 2003, 2004 and 2005 fiscal years and for the three months ended December 31, 2004 and 2005:

	Fiscal year ended September 30,					Three months ended December 31,
			2004		2005			2005
			v.		v.			v.
(Dollars in thousands)	2003	2004	2003	2005	2004	2004	2005	2004
Statement of operations data:
Total homebuilding revenues	$785,693	$920,055	17.1%	$1,146,641	24.6%	$189,819	$222,546	17.2%
Cost of sales of residential units and land	632,719	729,497	15.3%	862,646	18.3%	149,706	167,299	11.8%
Gross homebuilding profit	152,974	190,558	24.6%	283,995	49.0%	40,113	55,247	37.7%
Homebuilding operating expenses	92,484	105,039	13.6%	145,320	38.3%	28,559	30,855	8.0%
Equity in income of unconsolidated entities	618	833	34.8%	3,282	294.0%	2,627	157	(94.0)%
Minority interests in net earnings of consolidated partnerships	(4,122)	(4,232)	2.7%	(6,152)	45.4%	(789)	(359)	(54.5)%
Homebuilding earnings before income taxes	56,986	82,120	44.1%	135,805	65.4%	13,392	24,190	80.6%
Mortgage banking earnings before income taxes	3,216	864	(73.1)%	1,718	98.8%	(303)	215	—
Earnings before income taxes	60,202	82,984	37.8%	137,523	65.7%	13,089	24,405	86.5%
Provision for income taxes	22,563	27,365	21.3%	50,689	85.2%	4,830	8,858	83.4%
Net earnings	$37,639	$55,619	47.8%	$86,834	56.1%	$8,259	$15,547	88.2%
Other data:
Net new home orders (units)(1)	3,301	3,716	12.6%	3,703	(0.4)%	693	638	(7.9)%
Homes delivered (units)	3,294	3,616	9.8%	3,881	7.3%	710	763	7.5%
Average sales price of homes delivered	$233	$249	6.9%	$286	14.9%	$266	$282	6.0%
Backlog at end of period (units)(2)	1,548	1,648	6.5%	1,470	(10.8)%	1,631	1,345	(17.5)%
Backlog at end of period (contract value)(2)	$380,788	$469,277	23.2%	$423,506	(9.8)%	$476,476	$389,174	(18.3)%

(1)   Net new home orders represents the number of new sales contracts executed with customers, net of sales contract cancellations.

(2)   Backlog represents homes under sales contracts but not yet delivered at the end of the period. The contract value of backlog at the end of fiscal years 2003 and 2004 includes an estimate, derived from our accounting records, of the contract value for subsequent contract cancellations and amendments.

The following table presents information concerning our revenues from the sales of residential units and land, average sales price, homes delivered, net new home orders, backlog units and backlog contract value by region:

For the year ended September 30,	Sales of residential units and land	Average sales price	Homes delivered	Net new home orders(1)	Backlog (units) at period end(2)	Backlog (contract value) at period end(2)
	(Dollars in thousands)
2005
Florida	$116,923	$237.1	493	337	264	$60,990
Midwest	280,595	377.9	730	599	255	95,366
Nevada	176,179	353.3	445	353	112	45,272
Pacific Coast	326,405	401.0	814	866	284	132,644
Texas	243,569	167.2	1,399	1,548	555	89,234
Total	$1,143,671	$286.1	3,881	3,703	1,470	$423,506
2004
Florida	$96,737	$227.5	424	548	420	$98,145
Midwest	220,376	362.1	608	762	386	138,701
Nevada	116,066	273.8	410	359	204	67,911
Pacific Coast	216,491	330.9	654	745	232	94,097
Texas	265,657	168.1	1,520	1,302	406	70,423
Total	$915,327	$249.1	3,616	3,716	1,648	$469,277
2003
Florida	$45,847	$217.4	209	392	296	$67,849
Midwest	218,706	395.8	551	493	232	87,647
Nevada	94,469	220.2	429	502	255	65,503
Pacific Coast	127,209	309.8	409	404	141	58,678
Texas	286,744	165.9	1,696	1,510	624	101,111
Total	$772,975	$232.6	3,294	3,301	1,548	$380,788
For the three months ended December 31,
2005
Florida	$22,196	$233.6	95	14	183	$43,839
Midwest	42,433	385.1	104	112	263	99,061
Nevada	33,608	381.9	88	79	103	41,916
Pacific Coast	66,240	456.8	145	82	221	110,683
Texas	56,551	160.6	331	351	575	93,675
Total	$221,028	$282.1	763	638	1,345	$389,174
2004
Florida	$18,483	$242.8	76	62	406	$91,258
Midwest	51,726	336.2	153	138	371	142,837
Nevada	32,892	325.7	101	27	130	49,337
Pacific Coast	38,722	365.3	106	139	265	114,849
Texas	47,381	172.9	274	327	459	78,195
Total	$189,204	$266.0	710	693	1,631	$476,476

(1)            Net new home orders represent the number of new sales contracts executed with customers, net of sales contract cancellations.

(2)            Backlog represents homes under sales contracts but not yet delivered at the end of the period. The contract value of backlog at the end of fiscal years 2003 and 2004 includes an estimate, derived from our accounting records, of the contract value for subsequent contract cancellations and amendments.

Three months ended December 31, 2005 compared to three months ended December 31, 2004

Homebuilding revenues.   Homebuilding revenues increased 17.2% to $222.5 million for the three month period ended December 31, 2005 from $189.8 million for the three month period ended December 31, 2004. The increase was primarily due to a 7.5% increase in the number of new home deliveries and a 6.0% increase in the average sales price of homes delivered during the three month period ended December 31, 2005 as compared to the three month period ended December 31, 2004. Our Pacific Coast and Texas regions contributed approximately 112% of the increased homebuilding revenues through a combination of increases in average sales prices and deliveries. These increases were partially offset by a reduction in homebuilding revenues from our Midwest region attributable to a decrease in the number of homes delivered. Land sales revenue for the three month period ended December 31, 2005 increased to $5.8 million from $0.3 million for the three month period ended December 31, 2004.

Home sales and backlog.   Net new home orders for the three month period ended December 31, 2005 were 638, a 7.9% decrease from 693 net new home orders for the three month period ended December 31, 2004. Net new home orders in the Florida and Pacific Coast regions decreased 77.4% and 41.0%, respectively, for the three month period ended December 31, 2005 as compared to the same period last year. The decrease in net new home orders in the Florida region is related to fewer open selling locations and a decrease in net new home orders per open selling location as certain communities were closing out. The decrease in net new home orders in the Pacific Coast region was the result of increased new home order cancellations. The decreases in the Florida and Pacific Coast regions were partially offset by increased net new home orders in the Nevada region due to improved market conditions.

At December 31, 2005, the contract value of our backlog was $389.2 million, as compared to $476.5 million at December 31, 2004. At December 31, 2005, the average sales price per home in backlog was $289,000, down $3,000, or 1.0%, over the average sales price per home in backlog of $292,000 at December 31, 2004. The reduction in backlog units reflects the delay in the opening of certain locations and our decision to reduce pre-sell efforts in certain markets so as to ensure more predictable delivery timelines, profit margins and higher customer satisfaction levels.

Gross homebuilding profit margin.   Gross homebuilding profit margin increased to 24.8% for the three month period ended December 31, 2005, compared to 21.1% for the three month period ended December 31, 2004, primarily due to increased revenues in the Pacific Coast region, where margins are high relative to other regions. The Nevada and Pacific Coast regions contributed 45% of the total homebuilding revenues and 68% of the total homebuilding gross profit. During the three months ended December 31, 2004, these two regions contributed 38% of the total homebuilding revenues and 63% of the total homebuilding gross profit.

Homebuilding operating expenses.   Homebuilding operating expenses, which consist of all homebuilding expenses other than cost of sales, increased 8.0% to $30.9 million for the three month period ended December 31, 2005 from $28.6 million for the three month period ended December 31, 2004. During the three month period ended December 31, 2004, we recorded $1.6 million of compensation expense related to certain stock options granted that were considered to be variable awards. We have since amended our equity-based compensation agreements to amend the terms that resulted in variable accounting treatment. Excluding the compensation expense related to the variable awards, our homebuilding operating expenses grew proportionately with our growth in total homebuilding revenues. Homebuilding operating expenses were 13.9% and 15.0% of total homebuilding revenue for the three month periods ended December 31, 2005 and 2004, respectively.

Net mortgage operations.   Mortgage banking earnings before taxes increased to $0.2 million for the three month period ended December 31, 2005, compared to a loss of $0.3 million for the three month period ended December 31, 2004. The increase in earnings for the three month period ended December 31, 2005 was due to increased mortgage volume and reduced operating costs.

Income taxes.   We recorded income tax expense of $8.9 million and $4.8 million for the three month periods ended December 31, 2005 and 2004, respectively, and our consolidated effective tax rates were 36.3% and 36.9%, respectively, for the same periods.

Net earnings.   As a result of the above factors, our net earnings increased 88.2% to $15.5 million for the three month period ended December 31, 2005 from $8.3 million for the three month period ended December 31, 2004.

Year ended September 30, 2005 compared to year ended September 30, 2004

Homebuilding revenues.   Homebuilding revenues increased 24.6% to $1,146.6 million in fiscal 2005 from $920.1 million in fiscal 2004. The increase was primarily due to a 14.9% increase in the average sales price of homes delivered and a 7.3% increase in the number of homes delivered. Our Nevada and Pacific Coast regions contributed approximately 68% of the increased homebuilding revenues through both increases in average sales prices and deliveries. These increases were partially offset by a reduction in homebuilding revenues from our Texas region, primarily related to a decrease in the number of homes delivered. The number of open selling locations in Texas during 2004 declined temporarily as we shifted our product mix to offerings at more affordable price points. Land sales in fiscal 2005 were $33.4 million as compared to $14.6 million in fiscal 2004.

Home sales and backlog.   Net new home orders in fiscal 2005 remained relatively constant at 3,703 as compared to 3,716 in fiscal 2004. Strong increases in orders in the Pacific Coast and Texas regions were partially offset by decreases in the Florida and Midwest regions. Our number of net new home orders per open selling location increased in fiscal 2005 as compared to the prior year, although our number of open selling locations decreased due to delays resulting from inclement weather and municipal approval.

At September 30, 2005, the contract value of our backlog was $423.5 million, as compared to $469.3 million at September 30, 2004. At September 30, 2005, the average sales price per home in backlog was $288,000, up $3,000, or 1.1%, over the average sales price per home in backlog of $285,000 at September 30, 2004. The reduction in backlog units and the approximately flat average sales price reflect the delay in the opening of certain locations and our decision to reduce pre-sell efforts in certain markets so as to ensure more predictable delivery timelines, profit margins and higher customer satisfaction levels.

Gross homebuilding profit margin.   Gross homebuilding profit margin increased to 24.8% for fiscal 2005, compared to 20.7% for fiscal 2004, primarily due to increased revenues in the Nevada and Pacific Coast regions, where margins are high relative to other regions, as well as our ability to raise prices in most regions. The Nevada and Pacific Coast regions contributed 44% of the total homebuilding revenues and 67% of the total homebuilding gross profit. During fiscal 2004, these two regions contributed 36% of the total homebuilding revenues and 53% of the total homebuilding gross profit.

Homebuilding operating expenses.   Homebuilding operating expenses, which consist of all homebuilding expenses other than cost of sales, increased 38.3% to $145.3 million in fiscal 2005 from $105.0 million in fiscal 2004. During fiscal 2005, we recorded $15.9 million of compensation expense related to certain stock options granted that were considered to be variable awards. We have since amended our equity-based compensation agreements to amend the terms that resulted in variable accounting treatment. Excluding the compensation expense related to the variable awards, our homebuilding operating expenses grew proportionately with our growth in total homebuilding revenues. Homebuilding operating expenses were 12.7% and 11.4% of homebuilding revenue in fiscal 2005 and fiscal 2004, respectively.

Net mortgage operations.   Mortgage banking earnings before taxes increased to $1.7 million in fiscal 2005, compared to $0.9 million in fiscal 2004. The increase in fiscal 2005 earnings was primarily due to an increase in mortgage volume.

Income taxes.   We recorded income tax expense of $50.7 million and $27.4 million in fiscal 2005 and fiscal 2004, respectively, and our consolidated effective tax rates were 36.9% and 33.0%, respectively, for the same periods. The effective tax rate for fiscal 2004 includes an adjustment to reduce prior state income tax estimates for periods in which the mix of our earnings shifted from higher to lower tax rate jurisdictions.

Net earnings.   As a result of the above factors, our net earnings increased 56.1% to $86.8 million in 2005 from $55.6 million in 2004.

Year ended September 30, 2004 compared to year ended September 30, 2003

Homebuilding revenues.   Homebuilding revenues increased 17.1% to $920.1 million in fiscal 2004 from $785.7 million in fiscal 2003. The increase was primarily due to a 6.9% increase in the average sales price and a 9.8% increase in the number of homes delivered. Our Pacific Coast, Florida and Nevada regions contributed approximately 67%, 38% and 13%, respectively, of the increased homebuilding revenues through both increases in average sales prices and deliveries. These increases were partially offset by a reduction in homebuilding revenue from our Texas region, primarily related to a decrease in the number of homes delivered. The number of open selling locations in Texas during 2004 declined temporarily as we shifted our product mix to offerings at more affordable price points. Land sales in fiscal 2004 were $14.6 million as compared to $6.9 million in fiscal 2003.

Home sales and backlog.   Net new home orders in fiscal 2004 increased 12.6% to 3,716 from 3,301 in fiscal 2003. Strong increases in orders in the Florida, Midwest and Pacific Coast regions were partially offset by decreases in the Nevada and Texas regions. Our number of net new home orders per open selling location increased in fiscal 2004 as compared to the prior year, while our number of open selling locations remained consistent with the prior year.

At September 30, 2004, the contract value of our backlog was $469.3 million, as compared to $380.8 million at September 30, 2003. At September 30, 2004, the average sales price per home in backlog was $285,000, up $39,000, or 15.9%, over the average sales price per home in backlog of $246,000 at September 30, 2003.

Gross homebuilding profit margin.   Gross homebuilding profit margin was 20.7% for fiscal 2004, compared to 19.5% for fiscal 2003. Gross homebuilding profit margin benefited in fiscal 2004 as compared to fiscal 2003 as a result of our ability to raise prices, as well as our increased focus on profit improvement initiatives, including cost reductions resulting from the negotiation of national and regional rebate and supply agreements. Gross homebuilding margins increased in each region, except Texas. The Nevada and Pacific Coast regions contributed 36% of the total homebuilding revenues and 53% of the total homebuilding gross profit. During fiscal 2003, these two regions contributed 29% of the total homebuilding revenues and 42% of the total homebuilding gross profit.

Homebuilding operating expenses.   Homebuilding operating expenses increased 13.6%, to $105.0 million in fiscal 2004 from $92.5 million in fiscal 2003. Our operating expenses decreased to 11.4% of total homebuilding revenue from 11.8% in fiscal 2003 primarily due to increased sales in markets with lower brokerage and sales commissions.

Net mortgage operations.   Mortgage banking earnings before income taxes decreased to $0.9 million in fiscal 2004, compared to $3.2 million in fiscal 2003. The decrease in fiscal 2004 earnings was primarily due to a more competitive mortgage environment, loan losses from early payment defaults and increased operating costs.

Income taxes.   We recorded income tax expense of $27.4 million and $22.6 million in fiscal 2004 and fiscal 2003, respectively, and our consolidated effective tax rates were 33.0% and 37.5%, respectively, for the same periods. The effective tax rate for fiscal 2004 includes an adjustment to reduce prior state income tax estimates for periods in which the mix of our earnings shifted from higher to lower tax rate jurisdictions.

Net earnings.   As a result of the above factors, our net earnings increased 47.8% to $55.6 million in 2004 from $37.6 million in 2003.

Liquidity and capital resources

Our principal uses of cash are land purchases, lot development and home construction. As a result, our financing needs depend principally on sales volume, land acquisition and inventory balances. We fund our operations with cash flows from operating activities, borrowings under our senior unsecured credit facility and other bank debt and minority interests in consolidated partnerships. We do not hold cash for investment purposes and we manage our cash and debt positions to minimize financing costs.

On December 21, 2005, we entered into a new senior unsecured credit facility. The senior unsecured credit facility consists of a $500 million revolving credit facility. We used the proceeds of the offering of the outstanding notes and borrowings under the senior unsecured credit facility to repay outstanding indebtedness under our working capital loans and under our then-existing senior secured credit facilities and to pay transaction fees and expenses. See “Description of certain indebtedness—Senior unsecured credit facility.”

Historical

In the three months ended December 31, 2005, cash flows used in operating activities totaled $86.1 million, compared to cash flows used in operating activities of $23.6 million in the same period last year. The decrease in operating cash flows consisted primarily of an increase in inventories, resulting from land purchases, lot development and home construction, and a decrease in accounts payable and accrued expenses and income tax payable, partially offset by increased net earnings. Cash flows provided by investing activities totaled $0.1 million in the three months ended December 31, 2005, compared to cash flows used in investing activities of $5.6 million in the same period last year. The increase in investing cash flows was due to a reduction in the cash contributed and advanced to unconsolidated entities. Cash flows provided by financing activities totaled $96.9 million in the three months ended December 31, 2005, compared to $33.7 million in the same period last year. Net borrowings of $97.8 million were used to increase our investment in inventory and to fund our construction operations.

Cash from (used by) operating activities was $9.5 million during fiscal 2005, compared to $(20.9) million during fiscal 2004. This increase resulted from increased cash flow from home deliveries during the period and increases in accounts payable, offset by an increase in our investment in inventory of $115.4 million during fiscal 2005. Cash used in investing activities was $25.2 million during fiscal 2005, compared to $12.7 million during fiscal 2004. We increased our investment in unconsolidated entities by $25.5 million, which was primarily related to investments in two unconsolidated entities operating in the Nevada region from which we expect to purchase land in the future. Cash provided by financing activities was $29.6 million during fiscal 2005, compared to $15.6 million during fiscal 2004. Net borrowings of $42.3 million were used to increase our investment in inventory and to fund construction activity. Management and directors exercised stock options which provided $4.1 million in proceeds. Minority interests contributed $36.0 million and we paid distributions of $42.5 million. During the period, we purchased ownership interests in consolidated partnerships held by our controlling shareholder and his affiliates at a price of $27.3 million, or $8.4 million over the reported minority interest financial statement basis. For financial statement purposes, the purchase price over the financial statement basis was treated as a distribution to our controlling shareholder. See “—Related party transactions.”

Our senior unsecured credit facility provides for an aggregate of up to $500 million of borrowings. As of December 31, 2005, we had approximately $114 million of undrawn funds available under the senior unsecured credit facility. We used the proceeds of the offering of the notes and the senior unsecured credit facility to repay all of the outstanding indebtedness under our working capital loans and to repay indebtedness under our then-existing senior secured revolving credit facilities.

Prior to the issuance of the Notes and the closing of our unsecured credit facility, our borrowing facilities consisted primarily of four senior secured revolving credit facilities that provided for maximum borrowings of $824 million. The senior secured revolving credit facilities bore interest at variable interest rates, ranging from LIBOR plus 2.0% to prime plus 0.9%. Pursuant to one of the senior secured revolving credit facilities, we borrowed $25 million and $20 million under two working capital loan agreements with fixed interest rates of 13.75% and 12.5%, respectively. In addition to the senior secured revolving credit facilities and working capital loans, we were party to several senior secured project specific acquisition, development and construction loans that bore interest at a floating rate ranging from the prime rate to the prime rate plus 1%.

In addition to the senior unsecured credit facility, we are party to several senior secured project-specific acquisition, development and construction loans with an aggregate amount outstanding as of December 31, 2005 of $52.0 million. These loans bear interest at floating rates ranging from the prime rate to the prime rate plus 1%, with maturities generally tied to the sale of the underlying inventory.

We are party to several unsecured loan agreements that fund our operations on an ongoing basis. In addition, KH Financial, L.P., our wholly owned mortgage subsidiary, is party to a $5.0 million warehouse line of credit, used to fund its mortgage origination operations. This facility bears interest at a floating rate equal to LIBOR plus 1.75%, and as of December 31, 2005, $0.4 million was outstanding under the warehouse facility.

We are also party to a $100 million flexible early purchase facility agreement which allows us to sell qualifying loans to the holder of the flexible early purchase facility after such loans have been originated subject to our obligation to sell the loan to an investor in the secondary market. At December 31, 2005, $24.7 million of the flexible early purchase facility was in use.

We believe that our cash, other liquid assets and operating cash flow, together with available borrowings and potential access to credit and capital markets, will be sufficient to meet our operating expenses and capital expenditures and service our debt requirements as they become due. However, our ongoing ability to meet our substantial debt service and other obligations, including compliance with financial covenants in our senior unsecured credit facility, will be dependent upon our future performance which will be subject to business, financial and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the senior subordinated notes, support our operations and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our senior unsecured credit facility and the indenture for the senior subordinated notes, may restrict us from pursuing any of these alternatives.

Related party transactions

During fiscal 2005, we acted as the general partner in several consolidated partnerships of which Kimball Hill Development Company (“KHDC”), a related party, and/or David K. Hill, our Chairman and Chief Executive Officer, was a limited partner, with a total minority interest equity balance as of September 30, 2004 of $36.4 million. On September 28, 2005, we purchased all of the outstanding interests in these partnerships held by Mr. Hill and KHDC for aggregate consideration of $27.3 million, or $8.4 million over the reported minority interest financial statement basis. The total minority interest equity balance as of December 31, 2005 was $0. For more information on these and other related party transactions, see “Certain relationships and related transactions.”

Contractual obligations

Our primary contractual cash obligations for our operations are payments under our debt agreements and purchase obligations with specific performance requirements under option agreements and purchase contracts. These option agreements and purchase contracts may require us to purchase land contingent upon us and the seller meeting certain obligations. We expect to fund our contractual obligations in the ordinary course of business through our operating cash flows and our credit facilities.

The following summarizes our aggregate contractual commitments at December 31, 2005:

		Payments due by period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes payable(1)	$815,838	$63,402	$138,705	$371,423	$242,308
Operating leases	9,415	2,282	4,179	2,850	104
Purchase obligations(2)	54,875	11,596	1,424	41,855
Total	$880,128	$77,280	$144,308	$416,128	$242,412

(1)            Includes the notes, our senior unsecured revolving credit facility, other homebuilding debt and mortgage loans relating to our mortgage banking operations, and related interest payments for the life of the debt. Interest on variable rate obligations is based on rates effective as of December 31, 2005.

(2)            Represents obligations under option agreements and purchase contracts with specific performance provisions, net of cash deposits.

Under the terms of our stock option agreements, we may be required to purchase shares of our common stock at fair market value, including shares issuable under outstanding options or deferred stock units, from our directors and certain of our executive officers and other key employees, in the event of termination of board membership or employment, as applicable, by reason of specified circumstances, including death, disability, termination, retirement or resignation. Based upon the most recent independent valuation of the Company performed as of December 31, 2005 and the shares issued or issuable in respect of options or deferred stock units outstanding as of December 31, 2005, our aggregate repurchase obligation, net of proceeds to be received from any stock option exercises, is approximately $49.6 million in the event that all of these obligations were triggered.

We are contingently liable to banks and financial institutions for approximately $48 million for outstanding letters of credit and performance bonds securing performance of certain contractual obligations and land purchase contracts. Approximately $3 million of the outstanding letters of credit have been issued by a wholly owned subsidiary. We do not believe that any of these letters of credit or bonds are likely to be drawn upon. At December 31, 2005, we had committed to fund $30 million in mortgage loans to homebuyers. We have entered into best-efforts and mandatory sale commitments to sell these mortgages to third parties.

Land and lot position and homes in inventory

At December 31, 2005, we owned and controlled 30,608 lots, approximately 44% of which were pursuant to option agreements and purchase contracts.

The following is a summary of our land/lot position:

At December 31, 2005
Finished lots owned	5,320
Lots under development owned	11,738
Total lots owned	17,058
Lots controlled under option agreements and purchase contracts(1)	13,550
Total land/lots controlled	30,608

(1)            Includes 1,693 lots included in inventory not owned which were consolidated under the accounting guidance of FIN 46R and 1,628 lots that we expect to purchase from unconsolidated entities in which we have an investment as an equity member.

Off-balance sheet arrangements

Our primary use of off-balance sheet arrangements is to secure desirable lots on which to build homes in a manner that we believe reduces the overall risk to us. Our off-balance sheet arrangements relating to our homebuilding operations include land option agreements and purchase contracts and joint ventures.

Land option agreements and purchase contracts

In the ordinary course of business, we enter into option agreements and purchase contracts to secure land for the construction of homes. These agreements generally require us to pay a deposit to the seller as consideration for the right to acquire land during a specified period, usually at predetermined prices. Some of these option agreements and purchase contracts contain specific performance clauses, which require us to purchase the land upon satisfaction of certain requirements by both us and the sellers. Otherwise, our liabilities under option agreements and purchase contracts are generally limited to forfeiture of the nonrefundable deposits, letters of credit and other nonrefundable amounts incurred. Below is a summary of the aggregate exercise price of all option agreements and purchase contracts as of December 31, 2005:

(Dollars in thousands)	Aggregate exercise price of options(1)
Option agreements and purchase contracts with specific performance	$6,805
Options agreements and purchase contracts without specific performance(2)	587,014
Total option agreements and purchase contracts	$593,819

(1)            Excludes $39.9 million related to inventory not owned included on our consolidated balance sheet.

(2)            Includes $175 million related to purchases from joint ventures in which we have an investment balance of approximately $30 million as of December 31, 2005. These investments are recorded in investments in and advances to unconsolidated entities on our consolidated balance sheets.

We expect to exercise all of our option agreements and purchase contracts with specific performance obligations and, subject to market conditions, substantially all of our option agreements and purchase contracts without specific performance obligations.

Investments in and advances to unconsolidated entities

Investments in and advances to unconsolidated entities represent our ownership interests in entities accounted for under the equity method when we hold less than a controlling interest in the entity or we are not the primary beneficiary in a Variable Interest Entity (VIE) as defined by FIN 46R. See “—Critical accounting estimates and policies.” Our partners generally are unaffiliated homebuilders, land sellers or other real estate entities.

In the ordinary course of business, we periodically enter into arrangements with land developers or other homebuilders to acquire land and develop lots. These arrangements include the creation of joint ventures, with our interest in these entities ranging from 6% to 45%. We account for our interest in these joint ventures under the equity method, and our consolidated balance sheets include investments in joint ventures totaling $37.8 million and $37.0 million at December 31, 2005 and September 30, 2005, respectively. These joint ventures typically obtain secured acquisition, development and construction financing. At December 31, 2005 and September 30, 2005, our unconsolidated joint ventures had outstanding third-party borrowings of $821 million and $803 million, respectively. From time to time we have issued repayment guarantees and/or loan-to-value maintenance guarantees in respect of this indebtedness. These guarantees require us to repay debt of the joint venture in the event of a payment default, in the case of the repayment guarantees, or in the event that the debt of the joint venture exceeds to the value of the property securing the debt, in the case of the loan-to-value maintenance guarantees. At December 31, 2005 and September 30, 2005, we had guarantees of $69.5 million and $67.6 million, respectively, related to the indebtedness of these joint ventures.

The following is a summary of our significant investments as of December 31, 2005:

In December 2002, we entered into a joint venture, in which we have a 23.75% interest, to develop property and construct single-family residences in Chicago, Illinois. At December 31, 2005, we had investments in, and loans and advances to, the joint venture of $28,973 and $4.0 million, respectively. We are not obligated to loan additional funds to the joint venture. We have provided a financial and performance guaranty in connection with the venture’s $20 million construction financing for a single phase of the project. In addition, we have provided a 50% guarantee on a $9 million tax increment financing bond for this project. As of December 31, 2005, no funds have been drawn on the construction financing facility and $1.6 million was drawn on the tax increment financing bond. We, along with the other investors, have provided certain performance and completion guarantees considered customary in the industry.

In May 2004, we entered into a joint venture, in which we have a 35% interest, to develop property in Detroit, Michigan. At December 31, 2005, we had an investment balance, and loans and advances to the joint venture of $(0.1) million and $1.5 million, respectively. We are not obligated to loan additional funds to the venture.

In August 2004, we entered into a joint venture, in which we have a 33.3% interest, to develop property and construct single-family residences in Chicago, Illinois. At December 31, 2005, we had investments in, and loans and advances to the joint venture of $0.3 million and $1.2 million, respectively. We, along with the other investors, have committed to providing certain performance and completion guarantees considered customary in the industry.

We have invested in two joint ventures to acquire and develop land in Nevada. We have 6.29% and 9.59% ownership interests, respectively, in these two ventures. As of December 31, 2005, we had investments in the ventures totaling  $29.6 million. We expect to purchase land from these ventures in the future. At December 31, 2005, these joint ventures had third-party debt of $431.1 million and $375.6 million, respectively, of which each joint venture member guarantees its pro-rata share. These payment guarantees are only triggered in the event of bankruptcy of the joint venture.

We have a 45% ownership interest in a joint venture to acquire and develop land in California. As of December 31, 2005, we had an investment of $0.5 million in the venture. We have guaranteed our pro-rata share of the entity’s $18 million financing facilities. As of December 31, 2005, the venture had borrowings of approximately $12.3 million outstanding under these facilities. We expect to purchase land from this venture in the future.

Seasonality and variability in quarterly results

Our homebuilding operating cycle generally reflects increased new order activity in our second and third fiscal quarters and increased deliveries in our third and fourth fiscal quarters. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall, as well as the scheduling of paving and construction to accommodate seasonal weather conditions. We also experience seasonality in our mortgage banking operations as loan originations correspond with the closing of homes.

Backlog

Our sales contracts require cash deposits in line with respective market practices and may be subject to certain contingencies such as the buyer’s ability to qualify for financing. Homes covered by such sales contracts but not yet delivered are considered “backlog.” We do not recognize revenue upon the sale of a home until it is delivered to the homebuyer and other criteria for sale and profit recognition are met. We sometimes build homes before obtaining a sales contract, however, these homes are excluded from backlog until a sales contract is signed. At December 31, 2005, 8% of the number of homes in inventory consisted of completed homes without sales contracts. At September 30, 2005, 7% of the number of homes in inventory consisted of completed homes without sales contracts. Our cancellation rates for the three months ended December 31, 2005 and 2004 were 32% and 26%, respectively.

Interest rates and inflation

Our business is significantly affected by the level of interest rates. Higher interest rates may decrease demand for our homes by making it more difficult for homebuyers to qualify for mortgages or to obtain mortgages at interest rates that are acceptable to them. Higher interest rates would also increase our borrowing costs because a portion of our bank loans fluctuate with LIBOR and prime lending rates.

We may be adversely affected during periods of high inflation because of higher land, financing, labor and material costs. We attempt to pass to our customers any increases in our costs through increased sales prices. To date, inflation has not had a material adverse effect on our results of operations. However, there is no assurance that inflation will not have a material adverse impact on our future results of operations.

Critical accounting estimates and policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes that the following critical accounting policies affect its more significant judgments and estimates used in preparation of its consolidated financial statements:

Revenue recognition

Homebuilding.   Revenue from home and land sales is recorded when title is conveyed to the home or land buyer, adequate cash payment has been received and there is no continued involvement.

Mortgage banking.   We recognize the majority of the revenues associated with our mortgage operations when the mortgage loans and related servicing rights are sold to third-party investors. Origination fees, net of direct origination costs, are deferred and recognized as revenues, along with the associated gains and losses on the sales of the loans and related servicing rights, when the loans are sold. We sell all mortgage loans and related servicing rights to third-party investors.

Homebuilding inventory and cost of sales

We state inventories at the lower of accumulated costs or net realizable value. In addition to the costs of direct land acquisition, land development and home construction, inventory costs include interest, real estate taxes and field construction and supervision salaries and related overhead expenses.

We use the specific identification method for the purpose of accumulating home construction costs. Cost of sales for homes delivered includes the specific construction costs of each home and all applicable land acquisition, land development and related costs, both incurred and estimated to be incurred, based upon the total number of homes expected to be delivered in each project. Construction cost of the home includes amounts paid through the closing date of the home, plus an accrual for costs incurred but not yet paid, based on an analysis of budgeted construction cost. This accrual is reviewed for accuracy based on actual payments made after closing compared to the amount accrued, and adjustments are made if needed. Any significant changes to the estimated total development costs subsequent to the initial home deliveries in a project are generally allocated on a pro-rata basis to the total homes in the project. The change in estimate allocated to homes previously delivered is charged to cost of sales during the period in which the estimate is changed.

On a quarterly basis, we review all components of our inventory for the purpose of determining whether recorded costs are recoverable. If our review indicates that an impairment loss is required, we estimate and record such loss to cost of sales in that quarter. The identification and estimation of an impairment loss requires fair value estimation and involves management estimates of future revenues and costs and, due to uncertainties in the estimation process, actual results could differ from such estimates.

Variable interest entities

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Revised Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities. Under FIN 46R, a variable interest entity (“VIE”) is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack a direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity, if they occur. FIN 46R requires the primary beneficiary of a VIE to consolidate that entity. The primary beneficiary of a VIE is the party that absorbs a majority of the VIE’s expected losses, receives a majority of the entity’s expected residual returns or both, as a result of ownership, contractual interests or other financial interests in the entity. Expected losses are the expected negative variability in the fair value of an entity’s net assets exclusive of its variable interests, and expected residual returns are the expected positive variability in the fair value of an entity’s net assets, exclusive of its variable interests. We are required to apply FIN 46R to any variable interests created after December 31, 2003. We are required to apply FIN 46R to any variable interest created on or before December 31, 2003 during our year ending September 30, 2006.

Forward contracts, such as purchase agreements we use to acquire land and finished lot inventory, are deemed to be “variable interests” under FIN 46R. Therefore, the seller entities with which we enter into purchase agreements are examined under FIN 46R for possible consolidation by us, including the joint venture entities or structures utilized by us on a limited basis. We have developed a methodology to determine whether we are the primary beneficiary. The methodology used to evaluate our primary beneficiary status requires substantial management judgment and estimates. These judgments and estimates involve assigning probabilities to various estimated cash flow possibilities relative to the seller entity’s expected profits and losses and the cash flows associated with changes in the fair value of the net assets within the entity. Because we do not have any contractual or ownership interests in the seller entities with which we contract to buy land or finished lots (other than the limited use of the joint venture entities or structures), we do not have the ability to compel these seller entities to provide financial or other data to assist us in the performance of our primary beneficiary evaluation. In many instances, these entities provide little, if any, financial information to us. This lack of direct information from the seller entities may result in our evaluation being conducted solely based on the aforementioned management judgments and estimates. Although we believe that our accounting policy is designed to properly assess our primary beneficiary status relative to our involvement with these seller entities from which we acquire land and finished lots, changes to the probabilities and the cash flow possibilities used in our evaluation could produce widely different conclusions regarding our status or non-status as a seller entity’s primary beneficiary, possibly resulting in additional, or fewer, seller entities being consolidated on our financial statements.

Investments in and advances to unconsolidated entities

Investments in and advances to unconsolidated entities represent our ownership interest in entities that are accounted for under the equity method when we hold less than a controlling interest or are not the primary beneficiary as defined by FIN 46R. Our partners in these entities generally are unrelated homebuilders, land sellers or other real estate entities. We record our investments in these entities in our consolidated balance sheets as “Investments in and advances to unconsolidated entities” and our share of the entities’ earnings or losses in our consolidated statements of operations as “Equity in income of unconsolidated entities.” We do not recognize earnings from home sites we purchase from joint ventures, but instead reduce our cost basis in these home sites by our share of the earnings on the home sites. Advances to these entities are included in the investment balance.

Warranty costs

Warranty and product liability accruals are established to provide for estimated future expenses as a result of construction and product defects and product recalls incidental to our business. Liability estimates are determined based on management’s judgment, considering such factors as historical experience, the likely current cost of corrective action, manufacturers’ and subcontractors’ participation in sharing the cost of corrective action, consultations with third-party experts such as engineers, and discussions with our general counsel and other outside counsel retained to handle specific product liability cases. Although we consider the warranty and product liability accrual to be adequate, there can be no assurance that this accrual will prove to be adequate over time to cover losses due to increased costs for material and labor, the inability or refusal of manufacturers or subcontractors to financially participate in corrective action, unanticipated adverse legal settlements, or other unanticipated changes to the assumptions used to estimate the warranty and product liability accrual.

Litigation reserves

We have been named as defendants in various cases arising in the normal course of business. We accrue for these costs when the loss is both probable and can be reasonably estimated. We have accrued for costs to be incurred with respect to these cases based upon information provided by our legal counsel.

Insurance claims costs

We have, and require the majority of our subcontractors to have, general liability and workers’ compensation insurance. These insurance policies protect us against a portion of our risk of loss from claims, subject to certain self-insured retentions, deductibles and other coverage limits. We reserve for costs to cover our self-insured and deductible amounts under those policies and for any estimated costs of claims and lawsuits in excess of our coverage limits or not covered by our policies, based on an analysis of our historical claims, which includes an estimate of construction defect claims incurred but not yet reported. Projection of losses related to these liabilities is subject to a high degree of variability due to uncertainties such as trends in construction defect claims relative to our markets and the types of products we build, claim settlement patterns, insurance industry practices and legal interpretations, among others. Because of the high degree of judgment required in determining these estimated reserve amounts, actual future costs could differ significantly from our currently estimated amounts.

Valuation of deferred tax assets

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.

We believe that the accounting estimate for the valuation of deferred tax assets is a critical accounting estimate because judgment is required in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Our accounting for deferred tax consequences represents our best estimate of future events. Although it is possible there will be changes that are not anticipated in our current estimates, we believe it is unlikely such changes would have a material period-to-period impact on our financial position or results of operations.

Stock-based compensation

We occasionally have issued options to purchase our common stock to our employees and directors. All of these options have vested immediately upon grant and had an exercise price equal to the fair market value of the underlying common shares on the date of grant. We account for options under the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, (“SFAS No. 148”) require us to disclose the effects on net income had we recorded compensation expense in accordance with SFAS No. 123.

Recent accounting pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”). SFAS 123R is a revision of SFAS 123 and supersedes APB No. 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for share-based payment arrangements. SFAS 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005. SFAS 123R applies to all awards granted, modified, repurchased or cancelled after the effective date, and all outstanding portions of awards granted prior to the effective date which are unvested as of the effective date of the pronouncement.

Entities may adopt the provisions of SFAS 123R using either the modified prospective or modified retrospective methods. Under the modified prospective method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for either recognition or pro forma disclosure. For periods before the required effective date, the modified retrospective application may be applied to either (a) all prior years for which SFAS 123 was effective or (b) only to prior interim periods in the year of initial adoption, on a basis consistent with the pro forma disclosures required for those periods by SFAS 123. SFAS 123R becomes effective for us on October 1, 2006. We are currently evaluating the requirements of SFAS 123R.

Quantitative and qualitative disclosures about market risk

We are exposed to a number of market risks in the ordinary course of business. Our primary market risk exposure for financial instruments relates to fluctuations in interest rates. We do not enter into or hold derivatives for trading or speculative purposes. As of December 31, 2005, we had a total of $367 million of floating rate debt outstanding, including our senior unsecured credit facility and other facilities. Borrowings under these facilities generally bear interest based on applicable margins plus LIBOR or an alternate base rate. As of December 31, 2005, we were not a party to any interest rate swap agreements. Holding our variable rate debt balances constant as of December 31, 2005, each one percentage point increase in interest rates would result in an increase in interest incurred for the next twelve month period of approximately $3.7 million. A one percentage point increase in interest rates on our average variable rate debt outstanding during the twelve month period ended December 31, 2005 would have resulted in an increase in interest incurred of approximately $5.1 million.

Business

Our company

We are one of the largest private homebuilders and one of the 30 largest homebuilders in the U.S., as measured by home deliveries and revenues. We design, build and market high-quality single-family detached, single-family attached and multi-family homes. Since we were founded in 1969, we have delivered over 40,000 homes to a broad range of customers, including first-time buyers and first- and second-time move-up buyers. Throughout this period, we have grown our business organically and operate within 17 markets, including Chicago, Dallas, Ft. Worth, Houston, Las Vegas, Sacramento and Tampa, in five regions: Florida, the Midwest, Nevada, the Pacific Coast and Texas. Markets in which we operate represent five of the top 10 and eleven of the top 30 residential housing markets in the U.S. based upon 2004 single-family housing new construction permits as measured by the United States Census Bureau.

Our history

We were founded in 1969 by David K. Hill in Rolling Meadows, Illinois, where we remain headquartered. David Hill’s father, D. Kimball Hill, started building homes in 1939 and grew the business in the post- World War II era to help his fellow veterans find the affordable, quality housing they needed. His vision is largely responsible for building the city of Rolling Meadows. David Hill began building Kimball Hill Homes upon the same solid foundation of value and caring that his father utilized. David Hill remains our Chairman and Chief Executive Officer and, together with members of his immediate family, beneficially owns approximately 81% of our common stock.

Until 1989, our operations were focused exclusively within the Chicago market. Since then, we have organically expanded our operations into additional markets within the Midwest as well as markets in four other regions: Florida, Nevada, the Pacific Coast and Texas. We established operations in Houston, TX in 1989, followed by:

•       Portland, OR, Sacramento, CA, Stockton, CA and Vancouver, WA in 1995;

•       Austin, TX, Cleveland, OH and Las Vegas, NV in 1996;

•       Dallas, TX, Ft. Myers, FL, Ft. Worth, TX, Naples, FL, Sarasota, FL, and Tampa, FL in 1997;

•       Milwaukee, WI in 2000; and

•       San Antonio, TX in 2003.

Our geographic diversification has been gradual and exclusively from de novo start-ups. This expansion has resulted in increases in our total homebuilding revenues and homes delivered from $199.8 million and 1,386 units, respectively, in fiscal 1996 to $1,146.6 million and 3,881 units, respectively, in fiscal 2005. In addition, as we have expanded our operations geographically, we have greatly strengthened both the quality and depth of our management team.

Our competitive strengths

Strong presence in established housing markets.   We have well-established homebuilding operations in many of the most active housing markets in the U.S. We target the homebuyer segments with the most attractive demand and supply characteristics, which we identify with the help of market studies analyzing economic and demographic trends and the competitive environment. We believe the long-term demographic trends of the markets in which we compete are favorable and will help drive and support our continued growth. These trends include strong employment, population and income growth. Collectively, the 17 markets in which we operate compare to the U.S. as a whole as follows, based on data from 2004:

	Our markets	United States
Population	37,901,600	290,800,000
Population compound annual growth rate, 2000-2004	1.7%	1.0%
Single family housing permits	276,000	1,572,500
Single family housing permits compound annual growth rate, 2000-2004	8.7%	7.0%

Geographic, customer and product diversification.   No region in which we operate accounted for more than 30% of our total homebuilding revenues during fiscal 2005. At December 31, 2005, our investments in inventory across our five regions were as follows:

Region	% of investments in inventory
Florida	8%
Midwest	30%
Nevada	19%
Pacific Coast	22%
Texas	21%

We target a diverse customer base that includes first-time home buyers and first- and second-time move-up buyers. We provide a variety of products that include single-family detached, single-family attached and multi-family housing. We sold homes in the following price ranges during fiscal 2005:

Price range	% of residential unit revenues
Less than $200,000	19%
Between $200,001 and $300,000	21%
Between $300,001 and $400,000	28%
Between $400,001 and $500,000	16%
Greater than $500,000	16%

We believe that this diversification mitigates the impact of cyclical downturns, by allowing us to adjust to changing market preferences, and provides us with the potential for additional growth.

Strong and experienced management team.   Our senior management team has extensive experience in the homebuilding industry and in the markets we serve. David K. Hill has been our Chief Executive Officer and Chairman since we began our homebuilding operations in 1969 and is a member of the National Association of Home Builders’ National Hall of Fame. Isaac Heimbinder, our Vice Chairman, President and Chief Operating Officer, was selected as one of Builder Magazine’s 100 most influential people in the housing industry in the 20th century. Most recently, C. Kenneth Love also joined us as a Vice Chairman in June 2005 after a 30 year career at Deloitte & Touche LLP, where he had significant management responsibilities. Our regional presidents average over 20 years of industry experience. We believe that this experience and depth of our senior management team enables us to quickly evaluate and successfully capitalize on market opportunities and to adjust to changing national, regional and local business conditions.

Scale to compete with both public and private homebuilders.   As one of the largest private homebuilders and one of the 30 largest homebuilders in the U.S., we can provide each of our local homebuilding organizations with the competitive advantage of shared resources in planning, strategic marketing, sales training, financial analysis, legal advice and human resources support. Additionally, our geographic diversity allows us to share successful product plans and development ideas effectively across markets. We also benefit from cost savings on construction materials and labor through our size and scale.

Substantial land positions and disciplined land acquisition strategy.   Land is our key raw material and one of our most valuable assets. We currently have land positions that we believe will facilitate our growth. We believe that by acquiring land and homesites in premier locations that we believe would appeal to homebuyers in both strong and weak economic conditions, we enhance our competitive standing and reduce our exposure to economic downturns. In addition, our land acquisition and development professionals have extensive experience in identifying and capitalizing on new development opportunities in our markets. Further, we believe that our mix of land acquired through option agreements and purchase contracts increases our access to quality homesites and land while conserving our invested capital and increasing our returns. Our land acquisition strategy focuses on the following objectives:

•       purchasing land subject to complete entitlements, including zoning and utility services;

•       developing, building and delivering our homes within four years of acquiring parcels;

•       maintaining rigorous investment criteria for new communities;

•       controlling as much of our lot inventory as possible through option agreements and purchase contracts with low initial deposit requirements;

•       controlling the number of unsold homes in our inventory; and

•       selling lots to other builders to maintain our desired asset mix and investment targets.

Our business strategy

Grow within existing markets.   As a general matter, we believe that significant growth opportunities exist in our markets, both in terms of demand and our ability to deliver homes competitively. We believe that focusing on strengthening our position in substantially all of our existing markets will enable us to continue to leverage our local market knowledge and our relationships with local land sellers, subcontractors and other key tradesmen and suppliers. We expect to grow primarily by expanding within substantially all of our existing and neighboring markets, although we continue to evaluate opportunities to expand into new markets.

Leverage our expertise in land acquisition and development.   Our strategy is to continue to apply our land expertise to acquire lots in premier locations and to develop communities which will provide a competitive advantage to our homebuilding operations. Each of our markets is supported by a local land department which is staffed with a team of experienced professionals with extensive local market knowledge. Our local land departments are supported by our legal, strategic marketing and finance professionals from our corporate office. We seek to plan and develop what we consider to be “remarkable communities” which include green spaces and recreational and other community identity features.

Manage construction costs.   We believe that managing construction costs and overhead is a key factor in maximizing our operating margins. We seek to manage costs by:

•       continuing to use subcontractors for home construction and site improvement on a fixed-price basis;

•       obtaining favorable pricing from subcontractors and suppliers through long-term relationships and high volume;

•       continuing to value engineer our product to be cost-efficient;

•       reducing interest costs by minimizing our inventory of completed but unsold homes and improving home construction cycle times; and

•       monitoring homebuilding production and budgeting through our centralized management information systems.

Deliver superior quality and customer service.   We seek to continue to improve customer satisfaction by building distinctively designed homes in premier locations and using quality materials and craftsmanship. In addition, our sales and customer care personnel communicate with our customers throughout the homebuilding process, as well as after closing. We also leverage our national reach to establish “best practices” with respect to design, materials and construction techniques that we use throughout our communities. We believe we differentiate ourselves from many of our competitors by offering our customers two-year warranties on building materials and workmanship and ten-year warranties with respect to structural defects.

Leverage our product diversity.   We offer a wide range of homes targeted to different types of home buyers. Our homes currently range from 900 to 4,300 square feet in size with an average sales price during fiscal 2005 of approximately $286,000. Because we currently build homes in a wide variety of styles and sizes, we are better able to match appropriate product with given lot locations and characteristics without the cost associated with first-time product development. We leverage our portfolio of home plans to actively manage the price points of our communities in each region. We believe that the diversification of product lines allows us to adjust to changing market preferences and provides us with an ability to mitigate the impact of cyclical downturns and supports the potential for additional growth.

Expand our renewal and redevelopment capabilities.   Given the recent growth in the market for the renewal and redevelopment of urban housing, we believe that these types of projects represent a significant opportunity for us. We also believe high barriers to entry exist in this market due to lengthy approval timelines, the level of government control, involvement of multiple parties and the alternative financing structures which are often required. In addition, the projects are typically high-density sites which require a high level of coordination and planning. We have hired professionals with extensive experience in working with federal, state and local municipalities, and we believe that our existing management team, together with these new hires, have the experience, relationships and commitment required for us to capitalize on this market opportunity.

Recent developments

In April 2006, we announced our plan to exit the Cleveland market. We intend to gradually wind down operations over the next several months with the objective of completing all construction and sales activities by December 31, 2006. Our decision to exit the Cleveland market reflects our perception regarding local market conditions currently and in the foreseeable future. We believe our exit from the Cleveland market will not have a material adverse impact on our financial condition or results of operations.

Our markets and products

We compete in the approximately $330 billion domestic market for new homes. The industry has experienced significant growth over the last several years in terms of unit sales, housing permits and average base sales price. We believe this growth is the result of continued population growth, household formation, population shifts, low mortgage rates coupled with tax incentives for homeowners and a relatively stable economy, including low unemployment rates.

Our management team evaluates a number of factors when we determine which markets to enter, including supply/demand characteristics, raw land availability, population and job growth, area employers, competition, climate, customer profile, legal environment, housing starts and regional raw material costs. Once in a market, our management team periodically evaluates local market conditions using these same factors to determine whether to modify our strategy within such market or to exit the market altogether.

Eleven of the metropolitan areas in which we compete (consisting of 12 of our markets) are among the 30 most active construction markets in the U.S. (as well as five of the top ten), as measured by number of building permits issued for single-family houses.

2004 top metropolitan areas by single-family permits(1)
1. Phoenix	56,900
2. Atlanta	56,030
3. Riverside/San Bernardino	43,070
4. Houston	38,770
5. Las Vegas	35,560
6. Chicago	31,480
7. Washington	30,140
8. Dallas	30,020
9. Orlando	27,490
10. Tampa/St. Petersburg	23,010
11. Minneapolis-St. Paul	20,120
12. Charlotte-Gastonia-Rock Hill	18,870
13. Sacramento	16,840
14. Detroit	16,220
15. Raleigh-Durham-Chapel Hill	15,900
16. Denver	15,770
17. Ft. Worth-Arlington	15,440
18. Ft. Myers-Cape Coral	15,050
19. Jacksonville	14,500
20. Austin-San Marcos	14,330
21. Boston	13,970
22. St. Louis	13,100
23. Nashville	12,940
24. Philadelphia	12,620
25. Indianapolis	12,600
26. Seattle-Bellevue-Everett	12,550
27. Kansas City	12,350
28. San Antonio	12,030
29. Los Angeles-Long Beach	11,960
30. Portland-Vancouver(2)	11,200

(1)    Our markets are highlighted.

(2)    We consider this metropolitan area to be two separate markets.

Source: National Association of Home Builders

The strong local market knowledge of our local managers allow us to tailor our homes to the demands of each market in which we operate. This enables us to target customers through a wide array of home products such as single-family attached, single-family detached and multi-family homes with mixed price points depending on customer desires and local market conditions. During fiscal 2005, the average sales price for homes delivered was approximately $286,000. Base sales prices for actively selling projects in fiscal 2005 ranged from $100,000 to $830,000.

While offering a wide variety of products, we have focused on, and will continue to focus on, our historical customer base, which includes first-time buyers, and first- and second-time move up buyers. We also will continue to adjust our offering mix to include markets outside of our present markets but will do so only when the dynamics of a particular market meet our exacting specifications for new market entry.

Since 1989, we have expanded from Chicago to 16 additional markets across nine states located in five regions.

Florida	Midwest	Nevada	Pacific Coast	Texas
Ft. Myers	Chicago, IL	Las Vegas	Portland, OR	Austin
Naples	Cleveland, OH		Sacramento, CA	Dallas
Sarasota	Milwaukee, WI		Stockton, CA	Ft. Worth
Tampa			Vancouver, WA	Houston
San Antonio

Our current strategy is to focus on increasing the number of communities, sales and revenues in substantially all of the markets in which we currently operate. We believe that the activity level in existing markets and the opportunities to gain market share from competitors provide ample opportunity to maintain our existing growth rates without the addition of new markets. The following table includes key metrics for our five regions.

	Florida(1)	Midwest(2)	Nevada(3)	Pacific Coast(4)	Texas(5)	Total	United States
Market information:
Annual building permits(6):
2000	28,400	36,900	23,200	27,500	81,600	197,600	1,198,100
2001	33,300	38,300	24,000	28,200	81,800	205,600	1,235,600
2002	35,800	40,500	24,700	32,500	88,700	222,200	1,332,600
2003	41,100	42,500	30,300	34,500	100,000	248,400	1,460,900
2004	53,200	42,300	35,600	34,300	110,600	276,000	1,572,500
CAGR (2000-2004)	17.0%	3.5%	11.3%	5.7%	7.9%	8.7%	7.0%
Population data:
2003 population	3,997,600	13,013,600	1,613,000	4,669,200	13,980,300	37,273,700	290,800,000
2004 population	4,105,600	13,076,200	1,690,100	4,752,000	14,277,700	37,901,600	293,700,000
2004 population growth rate	2.7%	0.5%	4.8%	1.8%	2.1%	1.7%	1.0%
Kimball Hill information:
2005 sales of residential units and land	$116,923	$280,595	$176,179	$326,405	$243,569	$1,143,671	—
% of Kimball Hill sales of residential units and land	10.2%	24.5%	15.4%	28.5%	21.4%	100.0%	—
Backlog units at 9/30/05	264	255	112	284	555	1,470	—
% of Kimball Hill total backlog units	17.9%	17.4%	7.6%	19.3%	37.8%	100.0%	—
Average sales price	$237,100	$377,900	$353,300	$401,000	$167,200	$286,100	—

(1)  Represents Tampa, FL, Ft. Myers, FL, Naples, FL and Sarasota, FL.

(2)  Represents Chicago, IL, Milwaukee, WI and Cleveland, OH.

(3)  Represents Las Vegas, NV.

(4)  Represents Vancouver, WA, Portland, OR, Stockton, CA and Sacramento, CA.

(5)  Represents Austin, TX, Dallas, TX, Ft. Worth, TX, Houston, TX and San Antonio, TX.

(6)  Includes single-family and multi-family building permits.

Land acquisition and development

We have established land departments in each of our markets that identify, acquire and develop lot positions in premier locations. Our approach to controlling and acquiring new land positions is a structured process initiated by local land departments in conjunction with tiered corporate approval. As of December 31, 2005, we owned and controlled 30,608 lots (17,058 of which we owned and 13,550 of which we controlled pursuant to option agreements and purchase contracts).

We acquire land based upon a variety of factors, including:

•       desirability of location, including proximity to local traffic corridors and amenities, access to quality schools and aesthetic appeal;

•       management’s judgment as to the real estate market and economic trends, and our experience in particular markets;

•       financial review as to the feasibility of the proposed community, including projected profit margins and other financial measures;

•       suitability for development generally within a four-year time period from the beginning of the development process to the delivery of the last home;

•       the ability to secure governmental approvals and entitlements; and

•       the results of legal and environmental due diligence.

We obtain control of land through a variety of structures, including option agreements and purchase contracts or joint ventures. As of December 31, 2005, we had approximately $17.8 million in cash deposits, excluding $0.8 million of cash deposits related to inventory not owned included in our consolidated balance sheet, and $2.2 million in letter of credit deposits on real estate under option agreements and purchase contracts. We controlled 13,550 lots through option agreements and purchase contracts as of December 31, 2005, which represents 44% of our land supply.

Generally, we secure undeveloped land with option agreements and purchase contracts that allow us to defer the commitment to purchase until after all necessary zoning approvals and entitlements have been obtained. The term “entitlements” refers to development agreements, tentative maps or recorded plats, which in each case minimize the chance that we will be unable to obtain all required building permits during the development and construction process. Although we purchase larger parcels in some of our markets when local conditions and opportunities dictate, we generally seek to develop parcels with sizes sufficient to support a four year life cycle.

We conduct certain of our land development operations, including site planning and engineering as well as the construction of road, sewer, water, utilities, drainage, recreation facilities and other refinements, through subcontractors in each of our local markets. Our land development operations also include the establishment of design and marketing concepts for each project, including determining the range of sizes, styles and prices for the homes. We also determine street layout, individual lot size and layout and overall community design. The product line offered in each project depends upon many factors, including the existing housing in the area, the needs of the market and our lot costs.

Our principal focus is the construction and sale of single-family and for-sale multi-family residential housing. However, we sell residential lots when we perceive an attractive market opportunity. Revenue from these sales totaled $33.4 million in fiscal 2005 versus $14.6 million in fiscal 2004.

Home design

We devote significant resources to the design and development of our homes in each of our communities. Our in-house architectural team manages outside architects in the design of our homes, floor plans and elevations tailored to the needs of homebuyers in the markets in which we operate. In order to ensure that the designs of our homes meet the demand in the markets in which we operate, we conduct in-depth qualitative and quantitative market research.

Construction operations

We are the general contractor for our communities and typically hire subcontractors on a community-by-community or reasonable geographic-proximity basis to complete construction at a fixed price. Occasionally, we enter into longer-term contracts with subcontractors and suppliers if we can obtain more favorable terms. Our construction managers and field superintendents coordinate and supervise the activities of subcontractors and suppliers, and subject this work to quality and cost controls while monitoring compliance with zoning and building codes. At December 31, 2005, we employed 343 construction and related customer service personnel.

We specify that quality, durable materials be used in the construction of our homes and we do not maintain significant inventories of construction materials, except for work-in-process materials for homes under construction. When possible, we negotiate price and volume discounts with manufacturers and suppliers to take advantage of production volume. Agreements with our vendors and subcontractors are generally entered into after a competitive bidding process. In connection with this competitive bidding process, we obtain information from prospective subcontractors and vendors with respect to their financial condition and overall abilities to perform. Prices for these goods and services may fluctuate due to various factors, including supply and demand shortages that may be beyond the control of our vendors. We believe that we have good relationships with our suppliers and subcontractors.

We generally build and sell homes in clusters or phases within our larger projects, which we believe creates efficiencies in land development and construction, and improves customer satisfaction by reducing the number of vacant lots surrounding a completed home. Construction schedules may vary depending on the availability of labor, materials and supplies, product type, location and weather. Our homes are generally designed to promote efficient use of space and materials and to minimize construction costs and time.

Sales and marketing

We use advertising and other promotional activities, our website at www.kimballhillhomes.com, magazine and newspaper advertisements, brochures, direct mailings and the placement of strategically located signs in the immediate areas of our developments, to generate interest in new and existing communities.

We use furnished model homes to demonstrate the advantages of our home designs and various features to prospective homebuyers. We generally contract with interior and landscape designers to create an attractive model home with many built-in options for each product line within a project. We generally build between one and four model homes for each actively selling community, depending upon the number of homes to be built and the range of products to be offered within the project. As of December 31, 2005, we owned 152 model homes.

Our homes generally are sold by full-time, commissioned employees who typically work from a sales office located in one of our model homes. At December 31, 2005, we had 196 sales and marketing personnel. Our goal is to ensure that our sales force has extensive knowledge of our operating policies and housing products. To achieve this goal, we train our sales associates and conduct periodic meetings to update them on sales techniques, competitive products in the area, financing availability, construction schedules, marketing and advertising plans and the available product lines, pricing, options, and warranties offered. Our sales associates are licensed real estate agents where required by law. In most markets, independent brokers also sell our homes and are usually paid a sales commission based on the price of the home. Our sales professionals assist our customers in selecting upgrades or in adding available customization features to their homes. We also offer various sales incentives to attract buyers, depending largely on economic and local competitive market conditions.

Customer relations, quality control and warranty programs

We believe that positive customer relations and an adherence to stringent quality control standards are fundamental to our continued success. A Kimball Hill construction manager or project superintendent and a customer relations representative generally oversee compliance with quality control standards for each community. Our quality control team performs the following tasks:

•       oversees home construction;

•       supervises subcontractor and supplier performance;

•       reviews the progress of each home and conducts formal inspections as specific stages of construction are completed; and

•       updates buyers regularly on the progress of their homes.

We believe we differentiate ourselves from many of our competitors by offering our customers a two-year limited warranty on workmanship and building materials and a ten-year warranty with respect to structural defects. As subcontractors usually provide an indemnity and a certificate of insurance before beginning work, claims relating to faulty workmanship and materials are generally the responsibility of our subcontractors.

Financial and title services

We provide mortgage financing services to purchasers of our homes through our wholly-owned subsidiary, KH Financial, L.P. During fiscal 2005, we captured 56% of the available business from purchasers of our homes, originating approximately $486.7 million of mortgage loans. During the first quarter of fiscal 2006, we captured 60% of the available business from purchasers of our homes, originating approximately $102 million of mortgage loans. The mortgage loans originated by KH Financial, L.P. are sold to a third party after origination.

We are party to a $100 million flexible early purchase facility agreement which allows us to sell qualifying loans to the holder of the flexible early purchase facility after such loans have been originated subject to our obligation to sell the loan to an investor in the secondary market. We are also party to a $5 million warehouse financing credit line for mortgages that do not qualify for sale under our early purchase facility. During the year ended September 30, 2005, $409 million of mortgage loans were sold to the holder of the flexible early purchase facility. At December 31, 2005, $24.7 million of the facility was in use by us and we had borrowed $0.4 million under our warehouse financing credit line.

We also provide title services to our customers through joint ventures with unaffiliated third parties. These joint ventures provide title insurance policies and examination and closing services to purchasers of our homes. We assume no underwriting risk associated with the title policies.

Competition

The homebuilding industry is highly competitive and fragmented. We compete for sales of new homes in each of our markets with national, regional and local homebuilders. We also face competition from existing home resales and, to a lesser extent, condominiums and rental housing. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Builders of new homes compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled subcontractors.

Seasonality

Our homebuilding operating cycle generally reflects increased new order activity in our second and third fiscal quarters and increased deliveries in our third and fourth fiscal quarters. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of taking occupancy before the beginning of the school year, as well as the scheduling of paving and construction to accommodate seasonal weather conditions in many of the geographic areas in which we operate.

Government regulation and environmental matters

We acquire most of our land after entitlements have been obtained, which provide for zoning and utility services to project sites and give us the right to obtain building permits. Development may begin almost immediately on such entitled land upon compliance with and receipt of specified permits, approvals and other conditions, which generally are within our control. The time needed to obtain such approvals and permits affects the carrying costs of unimproved property acquired for development and construction. The continued effectiveness of permits already granted is subject to factors such as changes in government policies, rules and regulations, and their interpretation and application. To date, the government approval processes discussed above have not had a material adverse effect on our development activities, although there is no assurance that these and other restrictions will not adversely affect future operations.

Local and state governments have broad discretion to impose development fees for projects within their jurisdictions. These fees are normally established when we receive recorded maps and building permits. In addition, communities occasionally impose construction moratoriums. Because most of our land is entitled, construction moratoriums generally would affect us if they arose from health, safety or welfare issues, such as insufficient water, electric or sewage facilities.

We could become subject to delays or may be precluded entirely from developing communities due to building moratoriums, “no growth” or “slow growth” initiatives or building permit allocation ordinances, which could be implemented in the future.

We are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. In some markets, we are subject to environmentally sensitive land ordinances that mandate open space areas with public elements in housing developments and prevent development on hillsides, wetlands and other protected areas. We must also comply with flood plain restrictions, desert wash area restrictions, native plant regulations, endangered species acts and view restrictions. These and similar laws may result in delays, cause substantial compliance and other costs and prohibit or severely restrict development in certain environmentally sensitive regions or areas. To date, compliance with such ordinances has not materially affected our operations, although it may do so in the future.

We usually will condition our obligation to acquire property on, among other things, an environmental review of the land. To date, we have not incurred any significant unanticipated liabilities relating to the removal of toxic wastes or other environmental matters. However, there is no assurance that we will not incur material liabilities in the future relating to toxic waste removal or other environmental matters.

Properties

As of December 31, 2005, we owned an office complex with approximately 63,000 square feet of space in Rolling Meadows, Illinois that we currently use as our home office and Midwest regional office. In February 2006, we acquired a two-story, 48,000 square foot property in Rolling Meadows, Illinois, and we plan to relocate our corporate headquarters to that location.

Due to the nature of our business, we hold a substantial amount of property as inventory in the ordinary course of business. See “—Land acquisition and development.”

Legal proceedings

We are involved in various routine legal proceedings incidental to our business, some of which are covered by insurance. With respect to the majority of pending litigation matters, our ultimate legal and financial responsibility, if any, cannot be estimated with certainty and, in most cases, any potential losses related to these matters are not considered probable. We accrue for legal expenses and settlement costs where our ultimate exposure is considered probable and the potential loss can be reasonably estimated. Most of these matters relate to construction defect and general customer claims. We believe that none of these matters will have a material adverse impact upon our consolidated financial condition, results of operations or cash flows.

Employees

At December 31, 2005, we had 968 full-time employees, including 295 in management and administration, 196 in sales and marketing, 66 in mortgage banking, 68 in land acquisition and development and 343 in construction and customer service operations. Our employees are not unionized, and we believe that we have good employee relationships.

Management

Directors and executive officers

The names, ages and positions of our directors and executive officers as of March 31, 2006 are set forth below:

Name	Age	Position
David K. Hill	65	Chairman, Chief Executive Officer and Director
Isaac Heimbinder	62	Vice Chairman, President and Chief Operating Officer and Director
C. Kenneth Love	53	Vice Chairman and Director
Hal H. Barber	63	Senior Vice President, Finance
Kirk T. Breitenwischer	50	Senior Vice President and National Land President
Brian A. Loftus	64	Senior Vice President, General Counsel and Secretary
Eugene K. Rowehl	46	Senior Vice President and Chief Financial Officer
William E. Long	65	President and Chief Executive Officer, KH Financial, L.P.
Bradley R. Grining	31	Vice President and Controller
Edward J. Madell	41	Vice President and Treasurer
Larry H. Dale	60	Director
John P. Toren	68	Director
Kent W. Colton	62	Director
Roy Humphreys	65	Director
Bruce I. McPhee	61	Director

David K. Hill, Chairman, Chief Executive Officer and Director, founded us in 1969 and has over thirty years of experience in the home building industry. In 2001, Mr. Hill was inducted into the National Association of Home Builders, National Hall of Fame. Mr. Hill has served as president of the Home Builders Association of Greater Chicago, a two-term chair of the National Association of Home Builders Standing Committee on Mortgage Finance, a member of the NAHB Executive Committee, an officer of the Home Building Mortgage Access Corporation, vice chairman of the AFL-CIO Housing Investment Trust, a board member of the Federal Home Loan Bank of Chicago and president of the National Center for Housing Policy. Mr. Hill is an honors graduate of Princeton University and Northwestern University Law School.

Isaac Heimbinder, Vice Chairman, President and Chief Operating Officer and Director, joined us as Vice Chairman in 2001 and was elected President and Chief Operating Officer in 2002. Builder magazine named Mr. Heimbinder as one of the 100 most influential people in the housing industry in the 20th century. Previously, Mr. Heimbinder served for 14 years as president of US Home Corporation and served as chairman and CEO of Homewrite, a web-based home management system for builders, real estate professionals and other companies marketing to homeowners. Mr. Heimbinder is graduate of New York University Law School and American University.

C. Kenneth Love, Vice Chairman and Director, joined us on June 1, 2005. Before joining us, Mr. Love was employed by Deloitte & Touche LLP from 1976-2005 and had significant responsibilities in client service and firm management roles, including service as a Senior Partner. He served as Managing Partner of the Midwest Assurance and Enterprise Risk Services (AERS)

practice and was a member of the national AERS Management Committee. Mr. Love also served as the Lead Client Service Partner for a number of Deloitte’s manufacturing clients in the firm’s Global Strategic Client Services program. Mr. Love graduated with honors from the University of Texas at Austin with post graduate education at Columbia University and IMD International in Switzerland.

Hal H. Barber, Senior Vice President, Finance, joined us in 1983 as a Director and Vice President of Finance and Administration. He became a Senior Vice President in 2003. Mr. Barber has held key positions with major corporations in the insurance industry, including as a member of the long-range planning task force for Kemper Insurance. Mr. Barber attended the University of Denver.

Kirk T. Breitenwischer, Senior Vice President and National Land President, joined us in 1990 as Vice President of Land and assumed his current position in 2004. Mr. Breitenwischer has over 25 years of industry experience, including with a large financial institution that developed master planned projects and with a major homebuilder. He holds a Bachelor of Business Administration from the University of Texas. Mr. Breitenwischer resigned effective April 30, 2006 to pursue other interests in light of the recent re-organization of the reporting roles within our land acquisition and development operations.

Brian A. Loftus, Senior Vice President, General Counsel and Secretary, joined us as Senior Vice President and General Counsel in 2001, after having served as a director since 1996. Previously, Mr. Loftus was a senior partner at Winston & Strawn, where he served for 24 years, and served as Vice President and General Counsel of UOP LLC and UNO-VEN Company. A member of the Association of Corporate Counsel, he served as a director and president of its Chicago chapter. Mr. Loftus is an honors graduate of Princeton University and New York University School of Law.

Eugene K. Rowehl, Senior Vice President and Chief Financial Officer, has been with us since 1990. Mr. Rowehl served as Controller from 1990-1995, and was appointed Chief Financial Officer in 1995. Previously, Mr. Rowehl served as corporate controller for a large national homebuilder and was employed by an accounting firm specializing in service to national homebuilders. Mr. Rowehl earned a Bachelor of Business Administration from Sam Houston State University.

William E. Long, President and Chief Executive Officer, KH Financial, L.P., our mortgage banking subsidiary, has over 30 years of experience in the mortgage industry and was the President of a major national mortgage bank for 19 years prior to joining us in 2000. Mr. Long serves on the Mortgage Bankers Association of America’s board of governors and has chaired the organization’s GNMA Liaison, Capital Markets and Membership committees. Mr. Long has also served on task forces and advisory boards for federal and state housing finance agencies, as well as the private mortgage insurance industry. Mr. Long graduated from the University of Notre Dame and holds an MBA from the University of Chicago.

Bradley R. Grining, Vice President and Controller, joined us in 2002. Previously, Mr. Grining was employed by Deloitte & Touche LLP from 1997-2002 and most recently served as a manager in their Mergers and Acquisitions group. Mr. Grining earned a Bachelor of Business Administration from Saint Louis University.

Edward J. Madell, Vice President and Treasurer, joined us in 2004. Prior to joining us, Mr. Madell was a Vice President in the Commercial Real Estate Market- Special Industries division of Harris Trust & Savings Bank from 2000-2004. He was responsible for syndicating over $1 billion in homebuilding credit facilities. Mr. Madell holds a master’s degree from DePaul University.

Larry H. Dale, Director, was elected to the board in 1996. Mr. Dale has been employed by GMACCH Capital Corp. since 1997 and currently serves as Executive Vice President and Managing Director of GMAC Commercial Holding Capital Corp., a subsidiary of GMAC. Mr. Dale is also Chairman of the Board of the National Equity Fund and a director of the Local Initiatives Support Corporation and Community Preservation and Development Corporation. Formerly a Deputy Assistant Secretary for the Housing/FHA Commissioner, Mr. Dale also spent 10 years as Senior Vice President of Fannie Mae. Mr. Dale is a graduate of Cornell University and holds a master’s degree from Syracuse University.

John P. Toren, Director, was elected to the board in 1980. John Toren is a 30-year veteran of the transportation industry, formerly Vice President of Sales and Marketing for the Northwestern Railroad Company. Prior to his retirement in 1999, Mr. Toren was Vice President of Sales and Marketing for Chicago & Northwestern Railroad. Mr. Toren holds a bachelor’s degree from Northwestern University and an MBA from the University of Chicago. After 26 years of service on our Board of Directors, Mr. Toren has retired effective April 30, 2006 to pursue other interests.

Kent W. Colton, Director, was elected to the board in 1999. Mr. Colton served for 15 years as the Executive Vice President and Chief Executive Officer of the National Association of Home Builders, and is a member of that organization’s hall of fame. Previously, Mr. Colton was the Executive Vice President of Policy, Planning and Economic Research at Freddie Mac and staff director for the President’s Commission on Housing. Currently, Mr. Colton is a senior scholar at Harvard University’s Joint Center for Housing Studies and President of K. Colton LLC. Mr. Colton is a graduate of Utah State University and holds a Masters of Public Administration from Syracuse University and a Ph.D. in urban studies and planning from the Massachusetts Institute of Technology.

Roy Humphreys, Director, was elected to the board in 2003. Mr. Humphreys was President of Shea Homes from 1980 until his retirement in 2002. Mr. Humphreys has been named Builder of the Year by California Builder magazine and was inducted into the California Building Industry Foundation’s Hall of Fame. A Georgia Tech University graduate, Humphreys received an MBA from the Wharton School at the University of Pennsylvania.

Bruce I. McPhee, Director, has been a director since 1990 and was a Vice Chairman from 1993 until 2006. Before joining us, Mr. McPhee was the President and Chief Executive Officer of Bank One Chicago. Mr. McPhee has 28 years of banking industry experience and has served on several corporate boards. He holds a bachelor’s degree from Drake University and an MBA from Loyola University.

Regional presidents

Thomas Tylutki, 55, Midwest Regional President, joined us in 1986 with 10 years of homebuilding experience in the Chicago market. Mr. Tylutki served as a Division President prior to becoming Regional President in 2003. He has nearly 35 years of experience in the construction industry. Mr. Tylutki received a business degree from Loyola University in Chicago, Illinois.

Thomas W. Jacobs, 40, Pacific Coast Regional President, began his career with us in 1991 and served as a Division President prior to becoming Regional President in 2003. He has experienced all facets of the residential construction business. Mr. Jacobs received his degree in construction engineering from Texas Tech University.

Michael T. Richardson, 54, Texas Regional President, has directed our Texas operations since 2004. Mr. Richardson brings over 30 years of homebuilding experience to the company. Mr. Richardson is a graduate of Angelo State University with a degree in mathematics.

R. Lee Venable, 52, Nevada Regional President, joined us in 1995 as a division manager in Las Vegas after a 19-year career with a national homebuilder. He became Nevada Regional President in 2003. Mr. Venable received his Bachelors of Business Administration degree from Southwest Texas State University.

Francine Miller, 50, Florida Regional President, joined us in 2005 to manage our Florida homebuilding business. Prior to joining us, Ms. Miller had more than 25 years of homebuilding experience with US Home Corporation, principally in the Tampa Bay area. She attended Loyola University in Los Angeles, California.

Board committees

Executive committee

Our board of directors has established an executive committee, on which Messrs. Heimbinder, Hill, Love and McPhee currently serve. The executive committee has the power and authority to transact all business for us and on our behalf when the full board of directors is not in session.

Audit committee

Our board of directors has established an audit committee, on which Messrs. Colton, Dale and McPhee currently serve. The audit committee recommends our independent auditors, evaluates the effectiveness of our accounting practices, our internal controls, and our disclosures and reporting, reviews our periodic financial reports, and reviews and recommends approval of the annual audit report.

Compensation committee

Our board of directors has established a compensation committee, on which Messrs. Colton, Humphreys, Love and McPhee currently serve. The compensation committee recommends our general compensation policies and reviews the administration of our compensation policies, including salaries, bonuses, stock options, director fees, and our employee stock ownership program.

Community services committee

Our board of directors has established a community services committee, on which Messrs. Colton, Dale and Hill currently serve. The community services committee reviews our community contributions policies and procedures and provides guidance and input regarding our community contributions program.

Nominating committee

In February 2006, our board of directors established a nominating committee, on which Messrs. Dale, Hill, Humphreys and McPhee currently serve. The nominating committee recommends candidates for membership on our board of directors.

Board of directors’ compensation

Directors who are our employees receive no additional compensation for their services as directors. Directors who are not our employees receive annual compensation of $30,000 each (paid quarterly) plus $7,500 for each board meeting attended and are reimbursed for reasonable travel expenses related to meeting attendance. Directors are also eligible to receive stock options at the discretion of our Chairman and Chief Executive Officer.

Executive compensation

The following table summarizes compensation earned during fiscal 2005 by our chief executive officer and our other four most highly compensated executive officers:

	Annual compensation			Long-term compensation
Name and principal position	Salary	Bonus	Other annual compensation	Restricted stock unit award(s)	No. of securities underlying options	All other compensation(1)(2)
David K. Hill, Chairman and Chief Executive Officer	$1,200,000	$4,300,000	—	—	—	$213,365
Isaac Heimbinder, Vice Chairman, President and Chief Operating Officer	1,200,000	4,300,000	—	—	—	4,900
Eugene K. Rowehl, Senior Vice President and Chief Financial Officer	500,000	800,000	—	—	—	4,900
Kirk T. Breitenwischer, Senior Vice President and National Land President(3)	480,000	750,000	—	—	—	4,900
Hal H. Barber, Senior Vice President, Finance	450,000	650,000	—	—	—	4,900

(1)            Does not include allocations under our Employee Stock Ownership Plan (“ESOP”) for shares allocated on December 31, 2004. As of December 31, 2005, each of Messrs. Hill, Heimbinder, Rowehl, Breitenwischer and Barber are eligible for an additional allocation of shares under the ESOP. These benefits are available to all full-time employees that meet the customary eligibility criteria.

(2)            The amounts shown represent matching contributions that we made for each executive officer under our 401(k) Plan and, in the case of Mr. Hill, also includes $208,465 representing the interest portion on an interest free loan associated with split-dollar life insurance policy premiums we paid on behalf of Mr. Hill. In response to the uncertainty created by Section 402 of the Sarbanes-Oxley Act of 2002, on April 11, 2006, Mr. Hill repaid us for all premiums advanced by us under these policies and we suspended making any further premium payments on behalf of Mr. Hill under these policies. For more information on this and other related party transactions, see “Certain relationships and related transactions.”

(3)    Resigned effective April 30, 2006.

Option grants in fiscal year 2005

We did not grant any stock options to named executive officers during fiscal year 2005.

Aggregate option exercises in fiscal year 2005 and fiscal year-end option values

The following table provides information on the exercise of options to purchase our common stock in fiscal 2005 by the named executive officers and the value of unexercised in-the-money options as of September 30, 2005.

			Number of securities underlying unexercised options at end of fiscal year		Value of unexercised in-the-money options at fiscal year end(1)
Name	Shares acquired on exercise	Value realized	Exercisable	Unexer- cisable	Exercisable	Unexer- cisable
David K. Hill	—	$—	—	—	$—	$—
Isaac Heimbinder	30,000	424,000	100,000	—	2,390,000	—
Eugene K. Rowehl	53,000	1,813,200	—	—	—	—
Kirk T. Breitenwischer	53,000	1,813,200	—	—	—	—
Hal H. Barber	53,000	1,645,900	—	—	—	—

(1)            The value of unexercised in-the-money options at fiscal year end has been calculated using the most recent independent valuation, which was performed as of December 31, 2004.

Employment agreement

On March 3, 2005, we entered into an employment agreement with C. Kenneth Love pursuant to which he currently serves as Vice Chairman and Director. The agreement states that, on or before October 1, 2008, Mr. Love will either be elected Chief Executive Officer or receive a commitment from us to be so elected no later than October 1, 2009. Although not expressly stated in the agreement, the election of Mr. Love as Chief Executive Officer would require the approval of our Board of Directors at the time of such election. The initial term of the agreement is from June 1, 2005 until June 1, 2010, and the employment agreement will renew automatically for one year terms unless terminated by either party upon 90 days notice. The employment agreement provides for a minimum base salary of $700,000 effective October 1, 2005, an annual bonus ranging from 120-160% of base salary based on achievement of performance goals (subject, except for fiscal 2006, to the achievement of minimum target performance goals), and equity compensation consisting of 37,500 deferred stock units which are scheduled to fully vest by October 1, 2007. If Mr. Love’s employment is terminated by us without cause or by Mr. Love for good reason (which includes, among other things, not being elected as Chief Executive Officer in accordance with the terms of the agreement), he is entitled to receive: (a) a payment equal to his base salary earned but unpaid through the date of termination, a prorated portion of his target bonus and any incentive bonus amount earned but not yet paid, (b) a lump sum payment equal to the product of (x) his then current annual base salary plus a target bonus in an amount equal to 120% of such salary and (y) a specified multiplier factor that depends on the circumstances of employment termination, (c) vesting of any outstanding unvested equity-based awards, (d) continued coverage under all health and other employee benefit plans for a number of years equal to the multiplier factor and (e) if applicable, specified excise and other tax reimbursement payments. If Mr. Love’s employment is terminated by us without cause prior to June 1, 2010, the multiplier factor is two (three if the termination occurs in anticipation of or within one year following a change of control) plus the number of years between the full initial five year term of the agreement and the actual termination date. If Mr. Love’s employment is terminated by us without cause on or after June 1, 2010 or at any time by Mr. Love for good reason, the multiplier factor is two (three if the termination occurs in anticipation of or within one year following a change of control). The employment agreement also contains transfer restrictions on Mr. Love’s equity, equity put and call rights upon employment termination and equity registration rights, as well as non-competition and non-solicitation provisions that continue for a period of two years after his employment with us has been terminated.

Separation agreement

On May 2, 2006, we entered into a separation agreement with Kirk A. Breitenwischer, our Senior Vice President and National Land President. Mr. Breitenwischer has decided to pursue other interests in light of the recent reorganization of our land acquisition and development operations. Pursuant to the agreement, Mr. Breitenwischer resigned from the Company effective as of April 30, 2006, and we will pay Mr. Breitenwischer a lump-sum separation payment of $400,000 plus any accrued and unpaid vacation days. This payment is made in lieu of Mr. Breitenwischer's pro-rated bonus for fiscal 2006 and any other severance pay. In addition, Mr. Breitenwischer agreed to sell to us at fair market value his 77,000 shares of our common stock for $8,893,500. The purchase price will be paid by us in two installments, with payment in full due by January 31, 2007. The separation agreement contains other customary provisions, including a 12 month non-compete and non-solicitation covenant. Pursuant to the agreement, Mr. Breitenwischer may cancel the agreement at any time on or before May 9, 2006. If the agreement is cancelled, Mr. Breitenwischer will not be entitled to any portion of the lump-sum separation payment.

Stock option plans

We have granted options to purchase our common stock to certain of our executives, other key employees and directors under two separate plans. The exercise price for each option granted is the estimated fair market value of the common stock into which the option is exercisable, measured as of the date of the grant. The terms of the stock options range from three to eight years and vest immediately upon grant. As of December 31, 2005, an aggregate of 167,000 shares of our common stock, representing approximately 4% of our issued and outstanding shares on a fully-diluted basis, were subject to unexpired options.

Incentive stock option plan

We adopted the Kimball Hill Homes Incentive Stock Option Plan on October 28, 1995. The plan, as amended, provides for the grant to certain of our executive and other key employees of options to purchase shares of our common stock. A committee designated by our board of directors administers the Incentive Stock Option Plan. The committee has broad powers under the plan, including exclusive authority (except as otherwise provides in the plan) to determine who will receive awards and the type, size and terms of awards to be granted. Options awarded under the Incentive Stock Option Plan are exercisable into shares of our common stock. The original plan provided for the grant of options to purchase up to 65,000 shares of our common stock, and subsequent amendments have provided for the issuance of options to purchase an additional 1,004,000 shares of common stock. The original plan and each amendment thereto specifically allocated all of the shares to individual executives and other key employees such that an amendment would be required to grant additional options.

All shares issued to participants in the Incentive Stock Option Plan upon exercise of a stock option issued pursuant to that plan are subject to certain transfer restrictions contained in the relevant stock option agreement, including a right of first refusal by us. Furthermore, in the event that any participant ceases to be employed by us or our subsidiaries, we may have the right to, or we may in certain cases be required to, repurchase all shares owned by that participant at a formula price that is intended to approximate estimated fair market value.

If we undergo a reorganization, recapitalization, stock dividend or stock split or other changes in shares of our common stock, the committee may make adjustments to the Incentive Stock Option Plan and outstanding options in order to prevent dilution of or enlargement of rights under outstanding options. In the event of a sale of our company, the options awarded under the plan become immediately exercisable unless provision is made in writing in connection with such transaction for the continuance of the plan.

No new options will be granted under this plan as it expired on October 31, 2005.

Nonstatutory stock option plan

We adopted the Kimball Hill Homes Nonstatutory Stock Option Plan on December 31, 1997. The plan allows us to grant stock options to those of our directors who are not employees and therefore are not eligible to receive stock options under our Incentive Stock Option Plan and certain other employees who have not been designated under the Incentive Stock Option Plan. The original plan provided for the grant of options to purchase up to 15,000 shares of our common stock, and subsequent amendments have provided for the issuance of options to purchase an additional 93,000 shares of common stock. The terms of the stock options granted under the plan are substantially similar to those granted under our Incentive Stock Option Plan.

Principal shareholders

The following table sets forth information with respect to the beneficial ownership of our capital stock as of December 31, 2005 by:

•       each person who is known by us to beneficially own more than 5% of our outstanding shares of capital stock;

•       each executive officer named in the Summary Compensation Table;

•       each member of our board of directors; and

•       all directors and executive officers as a group.

To our knowledge, each of the holders of common stock listed below has sole voting and investment power as to the shares of common stock owned, unless otherwise noted.

Name of beneficial owner	Number of shares of common stock(1)	Number of shares under exercisable options(2)	Total shares beneficially owned	Percentage of total common stock
David K. Hill(3)	3,159,699	—	3,159,699	80.8%
Kimball Hill, Inc. Employee Stock Ownership Plan	199,313	—	199,313	5.1
Isaac Heimbinder(4)	40,935	100,000	140,935	3.5
Eugene K. Rowehl	78,494	—	78,494	2.0
Kirk T. Breitenwischer(5)	78,494	—	78,494	2.0
Hal H. Barber	121,494	—	121,494	3.1
Bruce I. McPhee(6)	57,127	15,000	72,127	1.8
C. Kenneth Love(7)	12,500	—	12,500	*
Larry H. Dale	18,000	10,000	28,000	*
John P. Toren(8)	28,000	—	28,000	*
Kent W. Colton	6,000	5,000	11,000	*
Roy Humphreys	10,000	—	10,000	*
All directors and executive officers as a group (15 persons)	3,685,675	152,000	3,837,675	94.5

*                  Less than one percent

(1)            Includes shares allocated to individuals through the Employee Stock Ownership Plan as follows: David K. Hill, 1,796 shares; Isaac Heimbinder, 935 shares; Eugene K. Rowehl, 1,494 shares; Kirk T. Breitenwischer, 1,494 shares; Hal H. Barber, 1,494 shares; Bruce I. McPhee, 1,420 shares; and all directors and executive officers as a group 11,353 shares.

(2)            Includes shares subject to options that are exercisable on December 31, 2005 and options which become exercisable within 60 days thereafter.

(3)            Includes 2,851,858 shares held in the name of David K. Hill as trustee of the David K. Hill Trust dated March 4, 2004, 246,836 shares held in the name of Diane G. Hill as trustee of the Diane G. Hill Trust dated March 4, 2004, 44,407 shares held by Diane G. Hill as the trustee of the David K. Hill III irrevocable insurance trust, and 14,802 shares held in the name of David K. Hill III.

(4)            Shares are held in the name of Isaac Heimbinder and Sheila Heimbinder.

(5)            Resigned effective April 30, 2006.

(6)            Includes 46,000 shares held in the name of Bruce I. McPhee and 9,707 shares held in the name of Bruce McPhee and Jennifer Miller.

(7)            Represents shares underlying deferred stock units that vested on October 1, 2005. None of the shares have been issued.

(8)            Retired effective April 30, 2006. Shares are held in trust in the name of the John P. Toren Trust dated August 22, 1990.

Certain relationships and related transactions

Relationships with David K. Hill and his family and affiliated entities

David K. Hill, our Chairman and Chief Executive Officer, together with members of Mr. Hill’s immediate family, beneficially owns approximately 81% of our common stock.

Residential development and construction projects

Historically, Mr. Hill and entities owned and/or controlled by Mr. Hill and his family have purchased land and interests in other third-party development projects with the purpose of engaging in further development on the related properties prior to reselling such land (or homes under construction) and/or interests to us at cost in the future. During fiscal years 2003 and 2004, we purchased the following lots, homes and interests from Mr. Hill and/or these entities (we purchased no such lots, homes or interests in fiscal 2005 or during the first three months of fiscal 2006):

Transaction	Fiscal year	Amount (in thousands)	Seller’s cost basis (in thousands)
Purchase 190 lots	2003	$9,919	$9,919
Purchase 130 homes under construction	2003	15,726	15,726
Purchase 971 lots	2004	16,780	16,780
Purchase of membership interest in, and receivables from, unconsolidated joint venture	2004	3,296	3,296
Purchase of general partnership interest in land development partnership	2004	4,299	4,299

In fiscal 2004, David K. Hill, our Chairman and Chief Executive Officer, purchased lots from us at cost, in an amount equal to $419,000.

In order to facilitate the financing by Mr. Hill and entities controlled by him and his family of the original purchases of land, homes and interests, we maintain an advance account for their benefit, similar to a revolving loan. As of September 30, 2005, 2004, and 2003, Mr. Hill and the entities he and his immediate family own and/or control owed us $0, $3.1 million and $8.0 million for outstanding advances. The advance account does not bear interest. Mr. Hill has also drawn amounts under the advance account for other personal uses not related to the purchase of land, homes and interests, which amounts are included in the totals above. The advance account is paid down from time to time in connection with our acquisition from Mr. Hill and related entities of land, homes and interests the purchase of which by Mr. Hill and related entities was partially financed with amounts drawn from the advance account. Effective as of September 30, 2005, all outstanding amounts under the advance account have been repaid.

Historically, Mr. Hill and Kimball Hill Development Company (“KHDC”), an entity owned by Mr. Hill and his wife, have acted as limited partners in consolidated partnerships formed by us to engage in certain residential development and construction projects. Mr. Hill and/or KHDC typically provide most of the initial equity capital related to the acquisition required by these partnerships, in exchange for a priority return on each partnership’s earnings based on a percentage of the then-outstanding capital balance. On September 28, 2005, we purchased all of the outstanding interests in these partnerships held by Mr. Hill and KHDC for aggregate consideration of approximately $27.3 million, or $8.4 million over the reported minority interest financial statement basis.

The following table illustrates the activity for these partnerships during fiscal years 2005, 2004, and 2003.

	Fiscal year ended September 30,
(Dollars in thousands)	2005	2004	2003
Beginning balance included in minority interest	$36,446	$21,350	$21,167
Contributions from limited partner	—	38,400	20,000
Distributions to limited partner	(42,399)	(27,516)	(24,263)
Minority interest in net earnings	5,953	4,212	4,446
Ending balance included in minority interest	$—	$36,446	$21,350

We also manage certain homebuilding projects owned by Mr. Hill and/or related entities on a fee basis. Fees, typically calculated as a percentage of revenues, paid by Mr. Hill and these related entities to us totaled $0.1 million, $1.3 million and $2.5 million for fiscal years 2005, 2004, and 2003, respectively. There are currently no such outstanding projects.

Other relationships

As of December 31, 2005, we had receivables totaling $4.1 million due from David K. Hill, relating to amounts owed to us for split-dollar life insurance policy premiums. In response to the uncertainty created by Section 402 of the Sarbanes-Oxley Act of 2002, on April 11, 2006, Mr. Hill repaid us for all premiums advanced by us under this policy and we suspended making any further premium payments on behalf of Mr. Hill under this policy.

We have entered into arrangements with Property Specialists, Inc. (“PSI”), a property management company owned by Mr. Hill’s brother. During fiscal years 2005, 2004, and 2003, we paid management fees of $59,000, $36,000, and $38,000, respectively, to PSI in exchange for property management services relating to our corporate office and certain of our rental properties. PSI also serves as manager for many of the homeowner associations we have established for residential communities we have developed in Illinois. We typically contribute to the operating expenses of these homeowner associations during the development period. During fiscal years 2005, 2004, and 2003, PSI received $114,000, $85,000, and $76,000, respectively, in fees from the homeowner associations. We also make available office space at our corporate headquarters in Rolling Meadows, Illinois to PSI in connection with these arrangements. During fiscal 2005, 2004 and 2003, PSI paid us $170,000, $158,000 and $158,000 in rent, respectively.

We currently employ Mr. Hill’s wife and son. During fiscal years 2005, 2004, and 2003, Mr. Hill’s wife received a salary of approximately $50,000, $41,000 and $25,000, respectively, and Mr. Hill’s son received a salary of approximately $60,000, $63,000 and $38,000, respectively, in each case, plus employee benefits generally available to all Kimball Hill employees.

We have historically rented condominium units and a conference center from Mr. Hill for business purposes, resulting in total rental payments made by us to Mr. Hill of $31,000, $150,000, and $103,000 during fiscal years 2005, 2004, and 2003, respectively.

Certain other relationships and related party transactions

In connection with stock options issued pursuant to our stock option plan, we permitted certain of our executive officers and directors to pay up to 50% of the exercise price for options exercised in December 2004 up to 12 months after the date of exercise, with the unpaid balance bearing interest at the prime rate in effect from time to time. The following is a summary of stock option plan participants who exercised stock options and elected to make installment payments during fiscal 2005 and the three-month period ended December 31, 2005 (no such amounts were owed during fiscal 2004 or 2003):

Plan participant	Largest aggregate indebtedness	Amount outstanding as of December 31, 2005
John P. Toren	$116,675	$116,675	(1)
Isaac Heimbinder	415,000	—
Eugene K. Rowehl	200,000	—

(1)            In response to the uncertainty created by Section 402 of the Sarbanes-Oxley Act of 2002, on April 12, 2006, Mr. Toren repaid us for all outstanding indebtedness. Mr. Toren has retired effective April 30, 2006.

Larry H. Dale, one of our directors, is Executive Vice President of GMAC Commercial Holding Credit Corporation, which is an affiliate of Residential Funding Corporation (“RFC”), an entity which has made, and continues to make, loans to us and investments in land projects undertaken by us. Mr. Dale is not involved with and does not participate in any aspect of the relationship between RFC and us.

We paid fees to Roy Humphreys, one of our directors, in aggregate amounts of $94,000, $16,000, and $7,000 during fiscal years 2005, 2004, and 2003, respectively, in exchange for consulting services related to strategic planning provided by Mr. Humphreys.

Description of certain indebtedness

Senior unsecured credit facility

On December 21, 2005, we entered into a senior unsecured revolving credit facility with Harris, N.A., as agent. The credit facility has a maximum availability of $500 million, subject to a borrowing base as well as sublimits of $100 million for the issuance of letters of credit and $10 million for swing line loans. We have the right, without the consent of our lenders (other than those participating in the increase), to increase the commitment by an amount of up to $200 million, provided that no such increase shall cause the revolving credit line to exceed $700 million. We used the proceeds of this credit facility to refinance then-existing indebtedness and intend to use the remaining proceeds to provide funding for land acquisition, land improvement and construction of for-sale residential units in the markets in which we operate. As of December 31, 2005, we had $307 million of borrowings under the senior unsecured credit facility at an effective rate of 7.25% and additional availability of $114 million. Our obligations under the facility are guaranteed by all of our existing and future wholly-owned subsidiaries, other than K.H. Financial, L.P. The credit facility matures on December 21, 2009.

Borrowings under our senior unsecured credit facility are subject to a borrowing base, which will be determined regularly throughout the life of the facility. The composition of the borrowing base is limited to parameters set forth in the senior unsecured credit facility agreement and each type of real estate (such as unimproved entitled land, lots under development, finished lots, presold housing units and speculative housing units) will be removed from the borrowing base if held beyond specified maturity dates.

Borrowings under the senior unsecured facility bear interest based on an applicable margin plus LIBOR or an alternate base rate. The applicable margin for interest ranges from 1.5% to 2.25%, depending upon our senior leverage ratio, which is defined as the ratio of total liabilities to adjusted tangible net worth. Based on what our leverage was as of December 31, 2005, the applicable margin was 1.5%. Fees for letters of credit will be based on LIBOR plus a margin of 1.5%. A commitment fee equal to 0.2% to 0.3% per year, depending on our senior leverage ratio, accrues on the undrawn portion of the facility, and such fee is payable quarterly in arrears.

Our senior unsecured credit facility contains a number of customary financial and operating covenants, including covenants:

•       requiring us to maintain a minimum consolidated tangible net worth of at least $225.0 million plus 50% of net income earned in each fiscal quarter subsequent to September 30, 2005;

•       requiring us to maintain a ratio of total liabilities to adjusted tangible consolidated net worth not in excess of 2.5x;

•       requiring us to maintain a ratio of total debt to adjusted tangible consolidated net worth not in excess of 2.0x (decreasing to 1.75x as of March 31, 2007);

•       requiring us to maintain an interest coverage ratio of at least 2.25x;

•       restricting our ability to incur additional indebtedness;

•       limiting the aggregate distributions by us and our subsidiaries in any fiscal year to any person or entity other than us to no more than 50% of our consolidated net income, subject to certain adjustments;

•       restricting our aggregate investments in off-balance sheet entities to a maximum of 35% of adjusted tangible consolidated net worth;

•       restricting the number of speculative housing units in any building region, excluding foundations, as of the end of any fiscal quarter to a maximum of 30% of our housing unit closings in such region during the previous 12-month period; and

•       restricting our ability to engage in mergers and consolidations and our ability to sell all or substantially all of our assets.

For purposes of these tests, adjusted tangible consolidated net worth is benefited by adjustments of 50% of the principal amount of the notes offered hereby (up to a maximum $100 million adjustment) and 100% of minority interests in consolidated entities (up to a maximum $50 million adjustment).

As of and during the three months ended December 31, 2005, the Company was in compliance with the covenants of this facility.

The senior unsecured credit facility also contains customary events of default, including but not limited to payment defaults, breaches of representations and warranties, covenant defaults, bankruptcy, the occurrence of certain ERISA events, material judgments and cross-defaults to certain indebtedness. If such an event of default were to occur, the lenders under the senior unsecured credit facility would be entitled to take various actions, including acceleration of all amounts due and termination of their commitments thereunder.

Other existing indebtedness

Project specific acquisition, development and construction loans

We are party to several senior secured project specific acquisition, development and construction loans. These loans bear interest at a floating rate ranging from the prime rate to the prime rate plus 1%, with maturities generally tied to the sale of the underlying inventory. As of December 31, 2005, we had $52.0 million outstanding related to these project-specific acquisition development and construction loans.

Other debt

We are party to several unsecured loan agreements that fund our operations on an ongoing basis. In addition, KH Financial, L.P., our wholly-owned mortgage subsidiary, is party to a $5 million warehouse line of credit, that it uses to fund its mortgage origination operations. This facility bears interest at a floating rate equal to LIBOR plus 1.75%. As of December 31, 2005, $0.4 million was outstanding under this facility.

Description of notes

As used below in this “Description of notes” section, the “Issuer” means Kimball Hill, Inc., an Illinois corporation, and its successors, but not any of its subsidiaries.  The Issuer issued the outstanding notes and will issue the exchange notes described in this prospectus (collectively, the “Notes”) under an Indenture, dated as of December 19, 2005 (the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).  The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.  We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Any Notes that remain outstanding after completion of the exchange offer, will be treated as a single class of securities under the Indenture.

The following is a summary of the material terms and provisions of the Notes.  The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture.  You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” Unless otherwise required by the context, references in this “Description of notes” to the “Notes” includes the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act, and the Exchange Notes, which have been registered under the Securities Act.

Principal, Maturity and Interest

The Notes will mature on December 15, 2012.  The Notes will bear interest at the rate of 10 1/2% per annum, payable on June 15 and December 15 of each year, commencing on June 15, 2006, to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date.  Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

An aggregate principal amount of Notes equal to $203 million was issued in the initial offering.  The Issuer may issue additional Notes having identical terms and conditions to the Notes issued in the initial offering, except for the issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the “Limitations on Additional Indebtedness” covenant described below.  Any Additional Notes will be part of the same issue as the Notes issued in the initial offering and will vote on all matters as one class with the Notes issued in the initial offering, including, without limitation, waivers, amendments, redemptions and offers to purchase.  For purposes of this “Description of notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes in accordance with those instructions.  Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Subordination of Notes

The payment of all Obligations by the Issuer on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Indebtedness of the Issuer, including, without limitation, all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date.

The holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Indebtedness before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than in Permitted Junior Securities) in the event of any distribution to creditors of the Issuer:

•  in a total or partial liquidation, dissolution or winding up of the Issuer;

•  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

•  in an assignment for the benefit of creditors; or

•  in any marshalling of the Issuer’s assets and liabilities.

In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, in Permitted Junior Securities), if:

•  a payment default on any Senior Indebtedness occurs and is continuing; or

•  any other default occurs and is continuing on any Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Indebtedness.

Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

•  in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

•  in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the

Representative for such Designated Senior Indebtedness rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Indebtedness has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.  Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” and did not violate the subordination provisions when they were made.

The Issuer must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Indebtedness.  See “Risk factors—Risks relating to the notes—Your right to receive payments on the notes and the guarantees is junior to our and the guarantors’ existing and future senior indebtedness.”

Note Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each Restricted Subsidiary other than the Excluded Subsidiaries (except to the extent any such Excluded Subsidiary guarantees any Indebtedness of the Issuer or any other Restricted Subsidiary).

Unrestricted Subsidiaries will also not be Guarantors.  In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries”.  However, under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our other Subsidiaries as “Unrestricted Subsidiaries.”  The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•  a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities permitted under clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.  Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Restricted Subsidiaries, then that Guarantor will be automatically released and relieved of any obligations under its Note Guarantee and the Indenture; provided that the Net Available Proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of the Indenture, to the extent required thereby.  See “—Certain Covenants—Limitations on Asset Sales.”  In addition, the Indenture will provide that any Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, will be automatically released from any obligations under its Note Guarantee and the Indenture upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, as the case may be.  Further, the Indenture will provide that any Excluded Subsidiary which is  a Guarantor shall be automatically released from any obligations under its Note Guarantee and the Indenture if such Guarantor no longer guarantees any Indebtedness (other than the Notes) of the Issuer or any other Restricted Subsidiary (other than if such Guarantor no longer guarantees any Indebtedness of the Issuer or any other Restricted Subsidiary as a result of payment of such guaranteed Indebtedness).

Subordination of Guarantees

Each Guarantee will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

Optional Redemption

Except as set forth below, the Notes may not be redeemed prior to December 15, 2009.  At any time on or after December 15, 2009, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning December 15 of the years indicated:

Period	Redemption price
2009	105.250%
2010	102.625%
2011 and thereafter	100.000%

At any time prior to December 15, 2008, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 110.5% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase, negotiated transactions or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part.  In addition, if a partial redemption is made pursuant to the provisions described in the second paragraph under “—Optional Redemption,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address.  If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed.  A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note.  On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1)  describing the transaction or transactions that constitute the Change of Control;

(2)  offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)  describing the procedures that Holders must follow to accept the Change of Control Offer.  The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.  In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable.  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.  We will not be required to make a Change of Control Offer following a Change of Control if notice of redemption has been given pursuant to the Indenture as described herein under the caption “—Optional Redemption,” unless and until there has been a default in payment of the applicable redemption price.

A “Change of Control” includes certain sales of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries.  The phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”

below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation.  Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, the Consolidated Leverage Ratio would be less than (a) 3.50 to 1.00 if such Indebtedness is incurred before March 1, 2008 or (ii) 3.00 to 1.00 if such Indebtedness is incurred on or after March 1, 2008 (the “Ratio Exception”).

Notwithstanding the above, so long as no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1)   Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding (whether incurred under the Ratio Exception or as Permitted Indebtedness) not to exceed the greater of (x) $500.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2)   the Notes and the Note Guarantees issued on the Issue Date;

(3)   Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the use of proceeds of the Notes);

(4)   Indebtedness of the Issuer and the Restricted Subsidiaries under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (c) such Hedging Obligations are entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation;

(5)   Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Issuer owed to a Restricted Subsidiary is unsecured and subordinated to the Issuer’s obligations under the Indenture and the Notes and (b) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)   Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7)   Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to letters of credit issued in the ordinary course of business, including, without limitation, in respect of workers’ compensation claims, self-insurance, real estate taxes, earnest money deposits and utility installation and other infrastructure developments, or other Indebtedness with respect to obligations regarding workers’ compensation claims;

(8)   Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding the greater of (a) $15.0 million and (b) 1.5% of Total Assets;

(9)   Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(11) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(12) Indebtedness owed to a seller of Developed Land under the terms of which the Issuer or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such Developed Land in an amount not to exceed 5% of the gross sales price or, in the case of profit sharing agreements between such seller and the Issuer or such Restricted Subsidiary, an amount that is reasonable and customary in the industry and market;

(13) Indebtedness of any Mortgage Subsidiary under warehouse lines of credit and purchase and sale agreements and repurchase agreements, and Indebtedness secured by mortgage loans and related assets of such Mortgage Subsidiary, in each case incurred in the ordinary course of such business; provided that the only legal recourse for collection of obligations owing on such

Indebtedness is against such Mortgage Subsidiary, any other Mortgage Subsidiary and their respective assets;

(14) Indebtedness evidenced by promissory notes subordinated to the Notes and the Note Guarantees issued to current or former employees or directors of the Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Equity Interests of the Issuer being repurchased from such Person;

(15) Indebtedness arising under a guarantee of Indebtedness of any joint venture (provided that such guarantee shall be deemed to be an Investment in such joint venture and such Investment shall constitute a Permitted Investment or otherwise be permitted by the covenant described under “—Limitation on Restricted Payments”);

(16) Indemnification, adjustment of purchase price or similar obligations, including title insurance, of the Issuer or any Restricted Subsidiary, in each case incurred in connection with the acquisition or disposition of any assets of the Issuer or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided, however, that such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (it being understood that contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (16));

(17) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception or clause (2) or (3) above or this clause (17); and

(18) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer shall, in its sole discretion, classify (and may later reclassify) such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary and subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)  the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or

(3)  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)  50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)  100% of the aggregate net cash proceeds, plus the Fair Market Value of any assets to be used in a Permitted Business (or marketable securities) received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than to the extent any such proceeds are used to redeem Notes in accordance with the second paragraph under “—Optional Redemption,” plus

(c)   the aggregate amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d)  100% of the aggregate amount received in cash and the Fair Market Value of property and marketable securities received by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of any Investment that was treated as a Restricted Payment made after the Issue Date, and repurchases and redemptions of such Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Payments by the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary, provided, however, that the amount under this clause (d) shall not exceed the amount by which such Investments reduced the Restricted Payments Basket; plus

(e)  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Investment in such Subsidiary immediately following such Redesignation, merger or consolidation and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1)  the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)  so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the issuance and sale within 60 days of, Qualified Equity Interests;

(3)  so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale within 30 days of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the incurrence within 30 days of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4)  so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $3.0 million during any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $6.0 million in any calendar year);

(5)  repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests issued, granted or awarded to an employee, director or consultant in respect of the payment of taxes payable by such employee, director or consultant upon such issuance, grant or award; or

(6)  additional Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

Notwithstanding anything to the contrary contained in this covenant, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend or any other distribution on the Equity Interests of the Issuer that would constitute a Restricted Payment at any time prior a Public Equity Offering after the Issue Date unless, at the time of such Restricted Payment, (a) the Restricted Payment would otherwise be permitted by this covenant and (b) the Consolidated Leverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment) would be less than 3.00 to 1.00.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)  pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)  make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)   transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:

(1)    encumbrances or restrictions existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary;

(2)    encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)    non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4)    encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5)    restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6)    restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7)    any instrument governing Acquired Indebtedness or any other agreement of an acquired Person, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired;

(8)    encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive in the aggregate than those contained in the agreements creating or evidencing the Indebtedness being refinanced;

(9)    customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict (x) the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person or (y) in the case of a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the transfer or distribution of assets of such Restricted Subsidiary;

(10)  customary encumbrances or restrictions imposed under any Indebtedness of a Mortgage Subsidiary incurred pursuant to the category of Permitted Indebtedness described in clause (13) under “—Limitations on Additional Indebtedness”;

(11)  restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(12)  encumbrances or restrictions under Non-Recourse Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets secured by such Non-Recourse Indebtedness or the proceeds from the sale or distribution of such assets;

(13)  customary restrictions in other Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Issuer’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (4) above; and

(14)  any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $60,000 (an “Affiliate Transaction”), unless:

(1)  such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that may have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2)  the Issuer delivers to the Trustee:

(a)  with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and either (i) if there are one or more members of the Board of Directors of the Issuer who qualify as Independent Directors, a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors of the Issuer and a majority of the Independent Directors of the Issuer approving such Affiliate Transaction or (ii) a written opinion or appraisal of the types described in clause (b) below; and

(b)  with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the certificates described in the preceding clause (a) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1)  transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries or entities that become Restricted Subsidiaries as a result of such transaction; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2)  reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans), including compensation and benefits consistent with past practice, and indemnification arrangements;

(3)  loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(4)  any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(5)  any transaction with a Person that would otherwise constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided, however, that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such Person;

(6)  Restricted Payments of the type described in clause (1), (2) or (4) of the definition of “Restricted Payment” and which are made in accordance with the covenant described under
“—Limitations on Restricted Payments”; or

(7)  issuances or sales of Qualified Equity Interests by the Issuer to an Affiliate.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1)  in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)  the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2)  at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (2) of the preceding paragraph, the following shall be deemed to be cash:

(a)  the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or is otherwise unconditionally released from further liability, whether by operation of law or otherwise;

(b)  the amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(c)   the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than one year following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)  repay any Senior Indebtedness or Guarantor Senior Indebtedness;

(2)  repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3)  invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)  the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “—Limitations on Mergers, Consolidations, Etc.,” the successor corporation shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)  the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)  has no Indebtedness other than Permitted Unrestricted Subsidiary Indebtedness;

(2)  is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer or such Restricted Subsidiary;

(3)  is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support a pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1)  either:

(a)  the Issuer will be the surviving or continuing Person; or

(b)  the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement; provided that at any time the Successor is a limited liability company, such Successor shall organize a wholly-owned subsidiary in the form of a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and shall cause such corporation to expressly assume, as a party to the supplemental indenture referenced above, as a co-obligor, each of such Successor’s obligations under the Indenture, the Notes and the Registration Rights Agreement;

(2)  immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3)  immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “—Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless:

(1)  either:

(a)  such Guarantor will be the surviving or continuing Person; or

(b)  the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

(2)  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate, combine or merge into the Issuer or with or into another Restricted Subsidiary (including as a result of acquisitions or transfers of Equity Interests).

Additional Note Guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than (1) a Subsidiary that has been designated an Unrestricted Subsidiary or (2) an Excluded Subsidiary that does not guarantee any Indebtedness of the Issuer or any other Restricted Subsidiary), (b) any Unrestricted Subsidiary (other than an Excluded Subsidiary that does not guarantee any Indebtedness of the Issuer or any other Restricted Subsidiary) is redesignated a Restricted Subsidiary or (c) a Restricted Subsidiary that is an Excluded Subsidiary guarantees any Indebtedness of the Issuer or any other Restricted Subsidiary, then, in each such case, the Issuer shall (unless it has already done so and a Note Guarantee of such Restricted Subsidiary is then in effect) cause such Restricted Subsidiary to:

(1)  execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2)  deliver to the Trustee one or more opinions of counsel to the effect that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Reports to Holders

The Indenture will provide that, prior to consummation of the exchange offer or the effectiveness of the shelf registration statement pursuant to the Registration Rights Agreement (the “Public Reporting Date”), so long as any Notes are outstanding, the Issuer will furnish without cost to each Holder and file with the Trustee:

(1)  within 90 days after the end of each fiscal year of the Issuer:

(w) audited year-end consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations, and statements of cash flows which would be required from an SEC registrant in a Form 10-K) prepared in accordance with GAAP;

(x)  the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K;

(y)  a presentation of EBITDA of the Issuer substantially consistent with the presentation thereof in this prospectus and derived from such financial statements referred to in clause (w) above; and

(z)  all pro forma and historical information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished for the time periods for which such financial information would be required (if the Issuer were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time; and

(2)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer:

(w) unaudited quarterly consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations, and statements of cash flows which would be required from an SEC registrant in a Form 10-Q) prepared in accordance with GAAP, subject to normal year-end adjustments.

(x)  the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q;

(y)  a presentation of EBITDA of the Issuer substantially consistent with the presentation thereof in this prospectus and derived from such financial statements referred to in clause (w) above; and

(z)  all pro forma and historical financial information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished to the extent not previously provided and for the time periods such financial information would be required (if the Issuer were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time.

Whether or not required by the SEC, following the Public Reporting Date, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(A)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent auditors; and

(B)  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, after the Public Reporting Date, the Issuer will file a copy of all of the information and reports referred to in clauses (A) and (B) of the preceding paragraph with the SEC for public availability within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept the filing) and make such information available to securities analysts and prospective investors upon request.

At any time that any of Issuer’s Subsidiaries are Unrestricted Subsidiaries that individually or collectively constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole, separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

Prior to the Public Reporting Date, the Issuer shall use its reasonable best efforts to (i) participate in quarterly conference calls to discuss results of operations with Holders and (ii) provide S&P and Moody’s (and their respective successors) with information on a periodic basis as S&P or Moody’s, as the case may be, shall reasonably require in order to maintain public ratings of the Notes. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information described above as well as all information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an “Event of Default”:

(1)  failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2)  failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3)  failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “—Change of Control” (whether or not any related payment is prohibited by the subordination provisions of the Indenture);

(4)  failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness to the extent such default is not due to the default by the Issuer or any Restricted Subsidiary under any other type of Indebtedness) of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)  is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b)  results in the acceleration of such Indebtedness prior to its express final maturity or

(c)   results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $15.0 million or more;

(6)  one or more judgments or orders that exceed $15.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of such judgment being entered;

(7)  the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)  commences a voluntary case,

(b)  consents to the entry of an order for relief against it in an involuntary case,

(c)   consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)  makes a general assignment for the benefit of its creditors;

(8)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)  is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b)  appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c)   orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9)  any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of

Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)  has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)  rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)  the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)  the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4)  the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(2)  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)  the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5)  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6)  the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)  the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1)  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)  (a)   all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)  the Issuer has paid all sums payable by it under the Indenture,

(c)   the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d)  the Trustee, for the benefit of the Holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that the Issuer and the Trustee may not:

(a)  without the consent of each Holder affected:

(1)  change the maturity of any Note;

(2)  reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3)  reduce any premium payable upon optional redemption of the Notes or change the date on which any Notes are subject to redemption;

(4)  make any Note payable in money or currency other than that stated in the Notes;

(5)  modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6)  reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)  impair the rights of Holders to receive payments of principal of or interest on the Notes;

(8)  release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(9)  make any change in these amendment and waiver provisions; or

(b)  without the consent of Holders of two-thirds in an aggregate principal amount of Notes then outstanding, amend or otherwise modify the obligation of the Issuer described under “—Change of Control” or the related definitions that could adversely affect the rights of any Holder.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to the Holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act; to conform the text of the Indenture or the Notes to any provision of this Description of Notes; or to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the date of the Indenture.

No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Indebtedness or Guarantor Senior Indebtedness, the consent of the agent or representative of such holder or the requisite holders of such Senior Indebtedness or Guarantor Senior Indebtedness.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means:

(1)  an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2)  the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person (other than an acquisition of real property interests in the ordinary course of business).

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)  transfers of cash or Cash Equivalents;

(2)  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the provisions described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)  Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4)  the creation or realization of any Permitted Lien;

(5)  transactions in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements) and (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate and real estate underlying such amenities and improvements;

(6)  dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business; and

(7)  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.0 million.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, comparable management committee or the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors of the general partner of such Person, comparable management committee or the functional equivalent of the foregoing and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base” means, at any time of determination, the sum of the following without duplication:

(1)  100% of all cash and Cash Equivalents held by the Issuer or any Restricted Subsidiary;

(2)  70% of the book value of Developed Land for which no construction has occurred;

(3)  90% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Issuer) for all Units for which there is an executed purchase contract with a buyer not Affiliated with the Issuer, less any deposits, down payments or earnest money;

(4)  80% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Issuer) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not Affiliated with the Issuer; and

(5)  50% of the costs of Entitled Land (other than Developed Land) on which improvements have not commenced, less mortgage Indebtedness (other than under a Credit Facility) applicable to such land.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)  marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)  demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3)  commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5)  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1)  prior to a Public Equity Offering after the Issue Date, the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2)  following a Public Equity Offering after the Issue Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders own Voting Stock representing in the aggregate a greater percentage of the total voting power of the Voting Stock of the Issuer than such other person or group;

(3)  following a Public Equity Offering after the Issue Date, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(4)  (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate 100% of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(5)  the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1)  Consolidated Net Income, plus

(2)  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)  Consolidated Income Tax Expense,

(b)  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)   Consolidated Depreciation Expense,

(d)  Consolidated Interest Expense and interest and other charges amortized to cost of sales of residential units and land (or a similar caption), and

(e)  all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)  the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow Available for Fixed Charges under clause (e) above).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (other than interest and other charges amortized to cost of sales of residential units and land (or a similar caption)) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)  imputed interest on Capitalized Lease Obligations,

(2)  commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)  the net costs associated with Hedging Obligations,

(4)  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5)  the interest portion of any deferred payment obligations,

(6)  all other non-cash interest expense,

(7)  the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8)  all interest payable with respect to discontinued operations, and

(9)  all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

“Consolidated Leverage Ratio” means, as of the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (the “Transaction Date”), the ratio of (i) Total Indebtedness as of the Transaction Date, after giving effect to all incurrences and repayments of Indebtedness on the Transaction Date, to (ii) Consolidated Cash Flow Available for Fixed Charges for the most recent four consecutive full fiscal quarters for which financial statements have been filed or required under the Indenture to be filed with the Trustee (the “Four-Quarter Period”) ending on or prior to the Transaction Date.

For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges shall be calculated: (1) after giving effect on a pro forma basis for the period of such calculation to any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and (2) by increasing (or decreasing if such amount is positive) Consolidated Cash Flow Available for Fixed Charges by the amount of minority interests of third parties in the net earnings of consolidated partnerships or other consolidated entities to the extent such amount was deducted (or added if such amount is positive) in determining Consolidated Net Income for the applicable period.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2)  except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)  the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4)  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6)  non-cash compensation charges resulting from stock options, restricted stock grants or other equity incentive programs; and

(7)  other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (14) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person as of such date less (without duplication) all Intangible Assets of such Person as of such date.

“Credit Facilities” means (1) the sixth amended and restated revolving construction loan agreement, dated April 29, 2005,  among the Issuer, the Subsidiary borrowers party thereto, the lenders party thereto and Harris Trust and Savings Bank, as agent, (2) the revolving loan agreement, dated July 30, 2003, among the Issuer, the lenders party thereto, RBC Centura Bank, as administrative agent and collateral agent, (3) the amended and restated revolving loan agreement, dated March 31, 2005, among the Issuer, the Subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, and (4) the amendment and restatement of loan agreement, dated January 31, 2003, among the Issuer, the Subsidiary borrowers party thereto and RFC Construction Funding Corp., as lender, in each case, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreements, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Senior Indebtedness” means (1) Senior Indebtedness and Guarantor Senior Indebtedness under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Indebtedness or Guarantor Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Developed Land” means all Entitled Land of the Issuer and its Restricted Subsidiaries which is undergoing active development or is ready for vertical construction.

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “—Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “—Change of Control.”  Equity Interests in the form of common stock of the Issuer held (whether individually or jointly with spouses or other family members) by officers, directors or employees or former officers, directors or employees (or by transferees, by trusts established by them or for the benefit of them, spouses or other family members, by estates or by beneficiaries under their trusts or estates), that are or may be required to be repurchased upon their death, disability, retirement, severance or termination of employment or service shall not constitute Disqualified Equity Interests for purposes of the Indenture.

“Entitled Land” means all land of the Issuer and its Restricted Subsidiaries (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Issuer for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other equity interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Mortgage Subsidiary or any Subsidiary that is not a Wholly-Owned Restricted Subsidiary.

“Existing Non-Wholly Owned Restricted Subsidiaries” means (1) Golf Plaza Office Park Partnership, (2) KH SRAV I, LLC, (3) Regency Oaks Limited Partnership, (4) Sunridge Park Limited Partnership, (5) Terramina LLC and (6) Wynndam, LLC.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Guarantor Senior Indebtedness” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)  all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest,

reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)  all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Indebtedness” shall not include:

(1)  any Indebtedness of such Guarantor to the Issuer or any of its Subsidiaries;

(2)  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)  obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)  Indebtedness represented by Disqualified Equity Interests;

(5)  any liability for taxes owed or owing by such Guarantor;

(6)  that portion of any Indebtedness incurred in violation of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date (other than the Existing Non-Wholly Owned Restricted Subsidiaries and KH Financial, L.P.), and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Holder” means any registered holder, from time to time, of the Notes.

“Incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)  all Capitalized Lease Obligations of such Person;

(7)  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)  to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(10)   all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(11)   the liquidation value of Preferred Stock of a Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its Wholly-Owned Restricted Subsidiaries).

Notwithstanding the foregoing, (a) earn-outs or similar profit sharing arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities and (b) accrued expenses, trade payables, liabilities related to inventory not owned, customer deposits or deferred income taxes arising in the ordinary course of business shall not be considered Indebtedness. Any Indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

The Indenture will not restrict any Unrestricted Subsidiary from incurring Indebtedness nor will Indebtedness of any Unrestricted Subsidiaries be included in the Consolidated Leverage Ratio hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary.

“Independent Director” means a director of the Issuer who is not an officer or employee of the Issuer or any Subsidiary of the Issuer and, in connection with any transaction, is disinterested with respect to such transaction.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of service to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its Fair Market Value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“interest” means, with respect to the Notes, interest and Liquidated Damages, if any, on the Notes.

“Investments” of any Person means:

(1)  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)  all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)  the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”  If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors of the Issuer. Notwithstanding the foregoing, redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage Subsidiary” means any Restricted Subsidiary engaged primarily in the mortgage origination and lending business.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)  brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2)  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)  amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5)  appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer:  the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the types of businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this offering memorandum and businesses that are reasonably related thereto or reasonable extensions thereof (including, without limitation, land acquisition and development, mortgage financing, insurance brokerage, home alarm, pest control, title and other ancillary businesses).

“Permitted Holders” means (1) David K. Hill, Diane G. Hill, their immediate family members (as defined by the New York Stock Exchange’s listing requirements) or the respective spouses and former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing; (2) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship, other legal representative relationship or custodianship for the primary benefit of one or more individuals described in clause (1) above or controlled by one or more individuals described in clause (1) above; (3) a corporation, partnership, limited liability company, foundation, charitable organization or other entity if a majority of the voting power and, if applicable, a majority of the value of the equity ownership of such corporation, partnership, limited liability company, foundation, charitable organization or other entity is directly or indirectly owned by or for the primary benefit of one or more individuals or entities described in clauses (1) or (2) above; and (4) a corporation, partnership, limited liability company, foundation, charitable organization or other entity controlled directly or indirectly by one or more individuals or entities described in clauses (1), (2) or (3) above.

“Permitted Investment” means:

(1)  Investments by the Issuer or any Restricted Subsidiary in (a) any Guarantor, (b) in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Issuer or a Guarantor or (c) any Existing Non-Wholly Owned Restricted

Subsidiary; provided that, in the case of this clause (c), any such Investment is made in the form of an unsubordinated loan or advance and is evidenced by a note issued by the applicable Existing Non-Wholly Owned Restricted Subsidiary to the Person making such Investment;

(2)  Investments in the Issuer by any Restricted Subsidiary;

(3)  loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes or to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4)  Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5)  Cash Equivalents;

(6)  receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)  Investments in mortgage loans and related assets originated by a Mortgage Subsidiary in the ordinary course of a mortgage lending business;

(8)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, workout or recapitalization of such trade creditors or customers;

(9)  Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(10)   lease, utility and other similar deposits in the ordinary course of business;

(11)   Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(12)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(13)   Investments in existence on the Issue Date;

(14)   Investments made by the Issuer or any Restricted Subsidiary in joint ventures in a Permitted Business with unaffiliated third parties in an aggregate amount at any one time outstanding not to exceed 30% of the Issuer’s Consolidated Tangible Net Worth at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(15)   completion guarantees entered into in the ordinary course of business; and

(16)   other Investments in an aggregate amount not to exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (16) above shall be deemed to be reduced:

(a)  upon the disposition or repayment of or return on any Investment made pursuant to clause (16) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b)  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (16) above.

“Permitted Junior Securities” means:

(1)  Equity Interests in the Issuer or any Guarantor; or

(2)  debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Indebtedness and Guarantor Senior Indebtedness and (b) any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Indebtedness and Guarantor Senior Indebtedness under the Indenture.

“Permitted Liens” means the following types of Liens:

(1)  (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(5)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(6)  bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7)  leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(8)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9)  Liens securing all of the Notes and Liens securing any Note Guarantee;

(10)   Liens existing on the Issue Date;

(11)   Liens in favor of the Issuer or a Guarantor;

(12)   Liens securing Senior Indebtedness or Guarantor Senior Indebtedness permitted to be incurred under the Indenture;

(13)   Liens securing Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness;

(14)   Liens securing Purchase Money Indebtedness permitted to be incurred under the Indenture; provided that such Liens apply only to (a) the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness and (b) Directly Related Assets;

(15)   Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(16)   Liens on mortgage loans and related assets securing Indebtedness of any Mortgage Subsidiary under warehouse lines of credit and purchase and sale agreements and repurchase agreements permitted to be incurred under the Indenture;

(17)   Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(18)   attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(19)   easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Issuer and its Subsidiaries;

(20)   zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business;

(21)   Liens securing Hedging Obligations otherwise permitted to be incurred pursuant to the Indenture; and

(22)   any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided, however, such sale is not otherwise prohibited under the Indenture.

“Permitted Unrestricted Subsidiary Indebtedness” means Indebtedness of an Unrestricted Subsidiary:

(1)  as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Public Equity Offering” means an underwritten public offering of Qualified Equity Interests of the Issuer pursuant to an effective registration statement filed under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning exclusively such assets); provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder or any other Person who is, prior to such issuance and sale, an Affiliate of the Issuer.

“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Receivables” means an amount owed with respect to completed sales of housing units, lots and parcels (whether or not entitled) sold to an unaffiliated purchaser.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid and the amount of reasonable expenses incurred by the Issuer or any Restricted Subsidiary in connection with such repayment or amendment); provided that:

(1)  if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2)  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(3)  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“Registration Rights Agreement’’ means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors, J.P. Morgan Securities Inc. and Harris Nesbitt Corp.

“Representative” means any agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness.

“Restricted Payment” means any of the following:

(1)  the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in respect of Equity Interests in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)  the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in respect of Equity Interests in connection with any merger or consolidation involving the Issuer, but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)  any Investment other than a Permitted Investment; or

(4)  any payment or redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Senior Indebtedness” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)  all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)  all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(1)  any Indebtedness of the Issuer to any of its Subsidiaries;

(2)  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)  obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)  Indebtedness represented by Disqualified Equity Interests;

(5)  any liability for taxes owed or owing by the Issuer;

(6)  that portion of any Indebtedness incurred in violation of the “Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8)  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)  any corporation, limited liability company, partnership, association or other business entity (a) of which more than 50% of the total voting power of the Equity Interests (or, if such entity has no Equity Interests with voting power, the most comparable ownership interests in such entity) entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (b) that is or is required to be included in the consolidated financial statements of that Person in accordance with GAAP (other than, in the case of this clause (b), to the extent consolidated or required to be consolidated solely as a result of the application of Revised Interpretation No. 46, “Consolidation of Variable Interest Entities” issued by the Financial Accounting Standards Board in December 2003); and

(2)  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Restricted Subsidiaries as would be shown on the consolidated balance sheet of such Person other than inventory not owned.

“Total Indebtedness” means, as of any date, total consolidated Indebtedness of the Issuer and the Restricted Subsidiaries as of such date to the extent such Indebtedness (1) would be required to be recorded as a liability on a consolidated balance sheet of the Issuer and the Restricted Subsidiaries prepared in accordance with GAAP or (2) constitutes Indebtedness of a Person (other than a Restricted Subsidiary) with respect to which there is recourse against the Company or any Restricted Subsidiary or any of their assets and that would be required to be recorded as a liability on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Issuer or any Restricted Subsidiary for sale or rental in the ordinary course of business; provided, however, that the number of Units that are rental Units at the time of determination shall not exceed 25% of the total Units sold or rented by the Issuer and its Restricted Subsidiaries during the immediately preceding twelve month period.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-entry settlement and clearance

The global notes

The notes will be issued in the form of several registered notes in global form, without interest coupons, which are called the global notes. Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•  upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•  a limited purpose trust company organized under the laws of the State of New York;

•  a “banking organization” within the meaning of the New York State Banking Law;

•  a member of the Federal Reserve System;

•  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•  a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not

DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•  will not be entitled to have notes represented by the global note registered in their names;

•  will not receive or be entitled to receive physical, certificated notes; and

•  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in its settlement system. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•  certain other events provided in the indenture should occur.

Certain U.S. federal income tax considerations

The following is a general discussion of all material U.S. federal income tax considerations relating to the exchange of the outstanding notes for the notes issued in this offering. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This discussion deals only with holders of notes who hold the notes as capital assets and exchange outstanding notes for notes issued in this exchange offer. This discussion does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, including, but not limited to, dealers in securities or foreign currency, tax-exempt entities, financial institutions, partnerships or other pass through entities, expatriates, regulated investment companies, real estate investment trusts, insurance companies, persons that hold the notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and investors in pass-through entities or persons who are not U.S. Holders. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

As used herein, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•       an individual citizen or resident (as defined in Section 7701(b)(1) of the Code) of the U.S.;

•       a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any political subdivision thereof or therein;

•       an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

•       a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” within the meaning of the Code, have the authority to control all of its substantial decisions or a trust that was treated as a domestic trust under the law in effect before 1997 and has properly elected, under applicable Treasury regulations to be treated as a domestic trust.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding notes should consult its own tax advisors.

In the opinion of our outside counsel, Kirkland & Ellis LLP, neither participation in this exchange offer nor the filing of a shelf registration statement will result in a taxable exchange to the holders of the notes. Consequently, holders of the outstanding notes will not recognize taxable gain or loss as a result of exchanging notes pursuant to this exchange offer. The holding period of the notes issued in this exchange offer will be the same as the holding period of the outstanding notes and the tax basis of the notes will be the same as the basis in the outstanding notes immediately before the exchange.

The above discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Persons considering the exchange of outstanding notes for the notes issued in this offering should consult their own tax advisors concerning the application of U.S. Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE

YOU SHOULD BE AWARE THAT:

(A)       THE ADVICE WITH RESPECT TO FEDERAL TAX MATTERS IN THIS PROSPECTUS WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY INVESTOR FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE INVESTOR BY THE IRS;

(B)        THE ADVICE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) BY THE ISSUER OF THE TRANSACTION OR MATTERS ADDRESSED BY THE ADVICE; AND

(C)        INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Plan of distribution

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to amend or supplement this prospectus until the earlier of (1) such time as the participating broker-dealer shall have disposed of the exchange notes and (2) 90 days after the closing of the exchange offer (as such period may be extended), if requested by one or more participating broker-dealers, in order to expedite or facilitate the disposition of any exchange notes by participating broker-dealers.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

Legal matters

The validity of the exchange notes and the guarantees and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations). Certain matters under Florida law will be passed upon for us by Holland & Knight LLP. Certain matters under Nevada law will be passed upon for us by Rice Silbey Reuther & Sullivan, LLP. Certain matters under Ohio law will be passed upon for us by Joondeph & Bittel, LLP. Certain matters under Oregon and Washington law will be passed upon for us by Miller Nash LLP. Certain matters under Texas law will be passed upon for us by Coats, Rose, Yale, Ryman & Lee, P.C. Certain matters under Wisconsin law will be passed upon for us by Michael Best & Friedrich, LLP.

Experts

The consolidated financial statements of Kimball Hill, Inc. and subsidiaries as of September 30, 2005 and September 30, 2004 and for each of the three years in the period ended September 30, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Where you can find other information

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-133278) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). In addition, if you make a request for copies of such materials in writing or by telephone, we will provide you, without charge, a copy of such materials. Any such request should be directed to:

Kimball Hill, Inc.
5999 New Wilke Road, Suite 504
Rolling Meadows, Illinois
Telephone: (847) 364-7300
Attn: Edward J. Madell

We are also in the process of adding a feature to our website to make available, free of charge, copies of such materials. This feature is not available at this time. We maintain a web site at http://www.kimballhillhomes.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part.

The indenture provides that, following the date by which we are required to consummate the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, we will file with the SEC the annual reports, quarterly reports and current reports which we would have been required to file with the SEC if we were required to file such reports and provide copies to the trustee on behalf of the holders of the notes. Provision of this information is subject to certain qualifications. See “Description of notes—Certain Covenants—Reports to Holders.”

Index to financial statements

Consolidated financial statements

Report of independent registered public accounting firm	F-2
Consolidated balance sheets as of September 30, 2005 and September 30, 2004	F-3
Consolidated statements of operations for the years ended September 30, 2005, 2004 and 2003	F-4
Consolidated statements of shareholders’ equity for the years ended September 30, 2005, 2004 and 2003	F-5
Consolidated statements of cash flows for the years ended September 30, 2005, 2004 and 2003	F-6
Notes to consolidated financial statements	F-7
Unaudited condensed consolidated balance sheet as of December 31, 2005	F-32
Unaudited condensed consolidated statements of operations for the three months ended December 31, 2005 and 2004	F-33
Unaudited condensed consolidated statements of cash flows for the three months ended December 31, 2005 and 2004	F-34
Notes to unaudited condensed consolidated financial statements	F-35

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of
Kimball Hill, Inc.
Rolling Meadows, Illinois

We have audited the accompanying consolidated balance sheets of Kimball Hill, Inc. and subsidiaries (the “Company”) as of September 30, 2005 and 2004, and the related statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ending September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Chicago, Illinois
November 11, 2005
(December 21, 2005 as to Note 15)

Kimball Hill, Inc. and subsidiaries
Consolidated balance sheets

As of September 30, 2005 and 2004 (in thousands, except shares)	2005	2004
Assets
HOMEBUILDING:
Cash and cash equivalents	$16,763	$6,091
Receivables:
Receivables from title companies	22,879	17,212
Related parties		3,104
Total receivables	22,879	20,316
Inventory	808,778	697,978
Inventory not owned	46,721
Deferred expenses and other assets	11,207	8,478
Investments in and advances to unconsolidated entities	37,033	12,273
Deferred taxes	13,541	4,008
Property and equipment, net of accumulated depreciation	5,185	5,490
	962,107	754,634
MORTGAGE BANKING:
Cash and cash equivalents	4,697	1,565
Trade accounts receivable	1,586	1,681
Mortgage loans held for sale	1,785	4,755
Property and equipment, net of accumulated depreciation	320	340
	8,388	8,341
TOTAL ASSETS	$970,495	$762,975
Liabilities and equity
HOMEBUILDING:
Accounts payable and accrued expenses	$94,370	$70,228
Deposits on sales of residential units	14,008	19,470
Liabilities related to inventory not owned	10,402
Income tax payable	15,368	13,302
Notes payable	473,225	428,342
	607,373	531,342
MORTGAGE BANKING:
Accounts payable and accrued expenses	914	879
Other liabilities	234	174
Notes payable for mortgage loans	186	2,779
	1,334	3,832
Total liabilities	608,707	535,174
MINORITY INTEREST IN CONSOLIDATED PARTNERSHIPS	45,495	45,892
MINORITY INTEREST IN INVENTORY NOT OWNED	31,721
REDEEMABLE EQUITY:
Redeemable common stock, no par value; shares outstanding: 298,000— 2005 and 150,000—2004	33,763	10,681
SHAREHOLDERS’ EQUITY:
Common stock, no par value; 10,000,000 shares authorized; shares outstanding: 3,578,486—2005 and 3,439,369—2004	20,216	2,056
Unallocated ESOP shares		(696)
Retained earnings	230,593	169,868
Total shareholders’ equity	250,809	171,228
TOTAL LIABILITIES AND EQUITY	$970,495	$762,975

See notes to consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Consolidated statements of operations

For the years ended September 30, 2005, 2004 and 2003 (in thousands)	2005	2004	2003
HOMEBUILDING:
Revenues:
Sales of residential units and land	$1,143,671	$915,327	$772,975
Project management fees	108	1,780	8,904
Rental and other income	2,862	2,948	3,814
Total homebuilding revenues	1,146,641	920,055	785,693
Expenses:
Cost of sales of residential units and land	862,646	729,497	632,719
General and administrative	94,013	58,103	51,494
Sales and marketing	50,551	46,064	40,114
Depreciation	756	872	876
Total homebuilding expenses	1,007,966	834,536	725,203
Equity in income of unconsolidated joint ventures	3,282	833	618
Minority interests in net earnings of consolidated partnerships	(6,152)	(4,232)	(4,122)
Homebuilding earnings before income taxes	135,805	82,120	56,986
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans	6,496	4,946	5,409
Interest income	61	1,046	1,173
Total mortgage banking revenues	6,557	5,992	6,582
Expenses:
General and administrative	4,681	4,409	2,364
Interest expense	34	625	949
Depreciation	124	94	53
Total mortgage banking expenses	4,839	5,128	3,366
Mortgage banking earnings before income taxes	1,718	864	3,216
EARNINGS BEFORE INCOME TAXES	137,523	82,984	60,202
PROVISION FOR INCOME TAXES	50,689	27,365	22,563
NET EARNINGS	$86,834	$55,619	$37,639

See notes to consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Consolidated statements of shareholders’ equity

For the years ended			Unallocated		Total
September 30, 2005, 2004 and 2003	Common stock		ESOP	Retained	shareholders’
(in thousands, except shares)	Shares	Amount	shares	earnings	equity
BALANCE—October 1, 2002	3,579,467	$ 5,838	$ (2,693)	$ 86,150	$ 89,295
Net earnings				37,639	37,639
Allocated ESOP shares			1,026		1,026
Net change in redeemable common stock	(88,000)	(466)		(4,365)	(4,831)
Issuance of common stock	191,000	2,323			2,323
Repurchase of common stock	(210,000)	(5,122)			(5,122)
BALANCE—September 30, 2003	3,472,467	2,573	(1,667)	119,424	120,330
Net earnings				55,619	55,619
Allocated ESOP shares			971		971
Net change in redeemable common stock	(52,000)	(332)		(5,175)	(5,507)
Issuance of common stock	29,903	285			285
Repurchase of common stock	(11,001)	(470)			(470)
BALANCE—September 30, 2004	3,439,369	2,056	(696)	169,868	171,228
Net earnings				86,834	86,834
Distributions (net of tax of $3,160)				(5,266)	(5,266)
Allocated ESOP shares			696		696
Net change in redeemable common stock	(148,000)	(2,239)		(20,843)	(23,082)
Issuance of common stock	312,000	4,129			4,129
Tax benefit of stock options		1,440			1,440
Equity-based compensation		16,687			16,687
Repurchase of common stock	(24,883)	(1,857)			(1,857)
BALANCE—September 30, 2005	3,578,486	$ 20,216	$ —	$ 230,593	$ 250,809

See notes to consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Consolidated statements of cash flows

For the years ended September 30, 2005, 2004 and 2003 (in thousands)	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$86,834	$55,619	$37,639
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation	880	966	929
Amortization of deferred expenses	6,461	5,017	4,627
Equity-based compensation	16,687
ESOP compensation expense	696	971	1,026
Net earnings from investments in unconsolidated entities	(3,282)	(833)	(618)
Minority interest in consolidated earnings	6,152	4,232	4,122
Deferred income taxes	(6,373)	(2,744)	(3,458)
Changes in:
Receivables	(2,468)	2,968	(2,392)
Mortgage loans held for sale	2,970	64,400	(54,356)
Inventory	(115,398)	(176,908)	(47,655)
Distributions of income from investments in unconsolidated entities	3,204	826	870
Deferred expenses and other assets	(9,190)	(6,428)	(6,815)
Accounts payable and accrued expenses	24,177	18,208	(8,863)
Deposits and deferred origination fees	(5,402)	10,600	2,612
Income taxes payable	3,506	2,208	(16)
Net cash flows from operating activities	9,454	(20,898)	(72,348)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(555)	(660)	(827)
Distributions of contributed capital from investments in unconsolidated entities	824
Contributions to investments in unconsolidated entities	(25,506)	(12,021)
Net cash flows from investing activities	(25,237)	(12,681)	(827)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable	1,056,071	1,416,163	1,110,336
Repayments of notes and mortgage loans payable	(1,013,781)	(1,420,281)	(1,012,678)
Proceeds from issuance of common stock	4,129	285	2,323
Repurchases of common stock	(1,857)	(470)	(5,122)
Redemption of preferred stock			(2,000)
Distributions	(8,426)
Contributions from minority interests	36,000	47,400	20,200
Distributions to minority interests	(42,549)	(27,459)	(25,171)
Net cash flows from financing activities	29,587	15,638	87,888
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	13,804	(17,941)	14,713
CASH AND CASH EQUIVALENTS—Beginning of year	7,656	25,597	10,884
CASH AND CASH EQUIVALENTS—End of year	$21,460	$7,656	$25,597
RECONCILIATION TO CASH AND CASH EQUIVALENTS REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$16,763	$6,091	$23,928
Mortgage banking	4,697	1,565	1,669
TOTAL	$21,460	$7,656	$25,597
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$38,275	$31,101	$29,964
Cash paid for income taxes	$53,557	$27,901	$26,037
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Inventory not owned includes $10,402 of Liabilities related to inventory not owned and $31,721 of Minority interest in inventory not owned for the year ended September 30, 2005

See notes to consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Notes to consolidated financial statements as of and for the years ended September 30, 2005, 2004 and 2003

1.   Summary of significant accounting policies

Kimball Hill, Inc. and its subsidiaries (the “Company”) are actively involved in residential construction. The Company builds homes which include a wide range of single-family detached and multifamily products. The Company also owns a mortgage banking operation, KH Financial, L.P, which originates mortgages with an emphasis on facilitating the financing of residential loans secured by homes sold and constructed by the Company. All mortgages are sold to third parties. The Company has ownership interests in ventures which provide title agency services. Kimball Hill, Inc. is the parent company of a group of corporations and partnerships which are involved in various residential projects. The Company has residential development activities in the following states: California, Florida, Illinois, Nevada, Ohio, Oregon, Texas, Washington and Wisconsin.

Management’s use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation—The accompanying consolidated financial statements include the accounts of Kimball Hill, Inc. and all of its wholly-owned, majority-owned and controlled subsidiaries, as well as certain variable interest entities from which we are purchasing land or lots under option agreements and purchase contracts. All significant intercompany balances and transactions have been eliminated.

Recent accounting pronouncements—In January 2003, the Financial Accounting Standards Board (“FASB”) issued FIN No. 46, Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN No. 46 (“FIN 46R”) in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46R, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. The Company is required to apply FIN 46R immediately to any variable interest created after December 31, 2003. For variable interests created on or before December 31, 2003, the Company will apply FIN 46R during its year ending September 30, 2006. Upon the adoption of FIN 46R, the Company has consolidated land under certain of its option agreements and purchase contracts that represent variable interests in variable interest entities (see note 3).

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”). SFAS 123R is a revision of SFAS 123 and supersedes APB No. 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for share-based payment arrangements. SFAS 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005. SFAS 123R applies to all awards granted, modified, repurchased or cancelled after the effective date, and all outstanding portions of awards granted prior to the effective date which are unvested as of the effective date of the pronouncement.

Entities may adopt the provisions of SFAS 123R using either the modified prospective or modified retrospective methods. Under the modified prospective method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for either recognition or pro forma disclosure. For periods before the required effective date, the modified retrospective application may be applied to either (a) all prior years for which SFAS 123 was effective or (b) only to prior interim periods in the year of initial adoption, on a basis consistent with the pro forma disclosures required for those periods by SFAS 123. SFAS 123R becomes effective for the Company on October 1, 2006. The Company is currently evaluating the requirements of SFAS 123R.

Cash and cash equivalents—The Company considers investments in money market and bank certificates purchased with a maturity of three months or less to be cash equivalents.

Mortgage loans held for sale—Mortgage loans held for sale consist of loans originated by the Company and intended for sale in the secondary market. In the aggregate, such loans are carried at the lower of cost or market. The Company sells all originated loans.

Inventory—The Company records inventory at the lower of accumulated costs or net realizable value. In addition to the costs of direct land acquisition, land development and home construction, inventory costs include interest, real estate taxes and field construction and supervision salaries and related overhead expenses. The Company uses the specific identification method for the purpose of accumulating home construction costs.

Deferred expenses—Deferred expenses represent costs incurred which benefit future periods and are recognized as a component of sales and marketing or general and administrative expenses as units of a project are delivered.

Investments in and advances to unconsolidated entities—Investments in and advances to unconsolidated entities represent our ownership interest in unconsolidated entities and are accounted for under the equity method when we hold less than a controlling interest or are not the primary beneficiary in a variable interest entity as defined by FIN 46R.

Property and equipment—Depreciation is computed principally by the straight-line method over the following estimated useful lives:

Land improvements	40 years
Buildings	40 years
Buildings—residential	30 years
Tenant improvements	Terms of related leases
Other	3 to 10 years

The cost and accumulated depreciation relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. The resultant gain or loss is included in operations.

Impairment of long-lived assets—The Company assesses housing projects, land held for development and sale, and property and equipment for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Profit recognition—Income from the sale of residential units or land parcels is recognized when title is conveyed to the home or land buyer, adequate cash payment has been received and there is no continuing involvement by the Company. Land and land development costs (including estimated costs to complete) are allocated to units and to land sold based on relative sales values. Payments received from customers prior to closing are recorded as deposits. Project management fees are recognized when earned in accordance with the terms of the underlying agreements.

Gain on sales of mortgage loans, in the mortgage banking segment, is recognized as the difference between the sales price and the adjusted book value of the loans at the time of sale. The adjusted book value of the loans includes the original principal amount plus various basis adjustments related primarily to the deferrals of fees and points received and certain direct loan origination costs.

The Company entered into a flexible early purchase facility agreement in February 2004 which provided for a maximum facility limit of $75,000,000 and was subsequently amended in August 2004 to provide for a maximum facility limit of $150,000,000. The terms of the purchase facility agreement allow the Company to sell qualifying loans to the holder of the flexible early purchase facility after such loans have been originated subject to the Company’s obligation to sell the loan to an investor in the secondary market. During the year ended September 30, 2005, approximately $409,000,000 of mortgage loans were sold to the holder of the flexible early purchase facility. At September 30, 2005, $42,400,467 of the facility was in use by the Company.

Income taxes—Deferred tax liabilities and assets are determined based upon the temporary difference between the financial reporting carrying values and tax bases of assets and liabilities, and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The most significant of these differences arise from the computation of depreciation, timing of settlement of certain insurance, legal, and warranty reserves, and the tax basis step-up of related party partnership interest purchases. (see note 11)

Warranty costs—Warranty reserves for homes are established in an amount estimated based on historical results to be adequate to cover expected warranty-related costs for materials and outside labor to be incurred during the warranty period.

Guarantees—The Company conducts a portion of its land acquisition, development and other activities through its non-controlling participation in joint ventures. For certain of the joint ventures, the Company provides guarantees considered normal in the industry to which it may be obligated to indemnify the other party with respect to certain matters (see note 4). The Company records the fair value of guarantees provided to non-consolidated joint ventures as an investment in the joint venture with a corresponding liability if the Company has determined the fair value to be more than insignificant. To date, the Company has not incurred any significant costs as a result of such indemnification agreements. As of September 30, 2005, the fair value of these guarantees are insignificant to the consolidated financial statements.

Self-insurance—Certain insurable risks such as general liability and medical are self-insured by the Company up to certain limits. Undiscounted accruals for claims under the Company’s self-insurance program are based on claims filed and estimates for claims incurred but not reported.

Stock plans—In accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), the Company has elected to apply the accounting prescribed by Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock plans.

The Company has recognized employee compensation cost for certain of its stock options granted that were considered to be variable awards (see note 9). If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date, which corresponds to their vesting date, as prescribed by SFAS 123, earnings before income taxes would have been reduced by approximately $559,000 and $37,000 for the years ended September 30, 2004 and 2003, respectively, and increased by approximately $15,867,000 for the year ended September 30, 2005.

During fiscal 2005, the Company granted 37,500 deferred stock units, representing a right to receive 37,500 shares of the Company’s common stock at a future date. Under the terms of the agreement, one-third of the deferred stock units fully vest on each of October 1, 2005, 2006, and 2007, respectively. Each year, the Company will recognize compensation cost, for the relative service period covered, equal to the market value of the underlying common shares of the Company on the date of grant. During 2005, compensation cost of $821,250 related to deferred stock units is included in the Company’s consolidated statement of operations.

Fair Value of financial instruments—For all financial instruments, including cash and cash equivalents, receivables, mortgage loans held for sale and accounts payable and accrued expenses, carrying values approximate fair values because of the short maturity of those instruments and the terms currently available to the Company for similar types of instruments. The carrying value of notes payable approximates fair value as substantially all of the Company’s notes either pay interest at variable rates or have been recently issued at fixed rates.

Derivative financial instruments—The Company’s risk management objective for its mortgage loans held for sale is to protect earnings from an unexpected charge due to a decline in value. The Company’s strategy is to engage in a risk management program involving the use of best-efforts and mandatory sales commitments to hedge 100% of its loans held for sale. The derivatives are carried at fair value with the changes in fair value recorded to current earnings.

Segment information and concentrations—In accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified two reportable segments: homebuilding and mortgage banking. The Company’s chief decision maker is its chief executive officer. The Company’s homebuilding segment consists primarily of homebuilding operations, which is engaged in the acquisition and development of land, and construction of residential homes. Since the Company’s geographic homebuilding regions have similar economic characteristics, housing products and class of prospective buyers, the geographic homebulding regions have been aggregated into a single homebuilding segment. The Company’s mortgage banking segment originates mortgages, which are sold to third parties. Corporate expenses are allocated to the segment that directly benefits from the expense. General corporate expenses that benefit both segments are nominal and are allocated to the homebuilding segment. During the years ended September 30, 2005, 2004 and 2003, two of the Company’s five regions contributed 44%, 36% and 29%, respectively, of the Company’s total homebuilding revenues. During the same periods, these two regions contributed 67%, 53% and 42%, respectively, of the total homebuilding gross profit.

Information about the Company’s reportable segments is presented in its consolidated statements of operations and consolidated balance sheets. The Company’s reporting segments follow the same accounting policies used for the Company’s consolidated financial statements as described in the summary of significant accounting policies. Corporate assets shared by the segments are nominal and are included within the homebuilding segment. Management evaluates a segment’s performance based upon a number of factors including earnings before income taxes.

Reclassifications—Brokers’ commissions and closing costs were previously reported as a separate line item in the statement of operations. The Company now reports brokers’ commissions in sales and marketing, and closing costs in cost of sales. The Company believes this presentation better represents the cost activities of our business and is more comparable to presentations of other companies in our industry.

Certain other prior year balances have also been reclassified to conform to the fiscal 2005 presentation.

2.   Inventory

Inventory consists of the following (in thousands):

	2005	2004
Residential lots—developed and under development	$541,169	$458,519
Finished homes and construction in progress	248,878	223,448
Deposits on land purchases	15,612	12,809
Land held for future development or sale	3,119	3,202
Total	$808,778	$697,978

The Company capitalizes interest during development and construction. Capitalized interest is charged to cost of sales as residential units are closed. Interest costs are (in thousands):

	2005	2004	2003
Capitalized interest—beginning of year	$29,551	$34,917	$32,785
Interest incurred	38,221	30,016	29,015
Interest included in cost of sales	(27,696)	(35,382)	(26,883)
Capitalized interest—end of year	$40,076	$29,551	$34,917

3.   Inventory not owned

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R, Consolidation of Variable Interest Entities. Under FIN 46R, a variable interest entity (“VIE”) is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack a direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity, if they occur. FIN 46R requires the consolidation of VIEs in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.

The Company has applied, as required, FIN 46R to all variable interests created after December 31, 2003 and has determined that many of its options on land represent variable interest in VIEs.

The Company has determined it is the primary beneficiary of certain of these option contracts entered into after December 31, 2003. Although the Company does not have legal title to the optioned land, under FIN 46R, it is required that the Company consolidate the land under the option at fair value.

At September 30, 2005, the Company has consolidated optioned land with a fair value of approximately $46,721,000 for which it paid cash option deposits of $4,598,000. The Company has estimated the fair value of the consolidated optioned land based upon the Company’s option contract price. In many cases, the Company was unable to obtain the relavent financial information from the selling entities, therefore, the Company has used the information available to make an assumption as to whether the selling entity has additional assets or has debt obligations outstanding. The difference between the fair value of the land under contract and the Company’s non-refundable deposit is recorded in liabilities related to inventory not owned unless it is determined by the Company that the selling entity does not carry debt in which case the difference is recorded as minority interest in inventory not owned.

4.   Investments in and advances to unconsolidated entities

Investments in and advances to unconsolidated entities represent the Company’s ownership interest in entities accounted for under the equity method when it holds less than a controlling interest in the entity or it is not the primary beneficiary in a VIE as defined by FIN 46R. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities. The following is a summary of the Company’s significant investments.

In December 2002, the Company entered into a joint venture, in which it has a 23.75% interest, to develop property and construct single family residences in Chicago, Illinois. At September 30, 2005, the Company had investments in, and loans and advances to the joint venture of $28,973 and $3,923,187, respectively. At September 30, 2004, the Company had investments in, and loans and advances to the joint venture of $203,999 and $3,091,869, respectively. The Company is not obligated to loan additional funds to the venture. The Company has provided a financial and performance guaranty in connection with the venture’s $20 million construction financing for a single phase of the project. In addition, the Company has provided a 50% guarantee on a $9 million tax increment financing bond for this project. As of September 30, 2005, no funds have been drawn on the construction financing facility or tax increment financing bond. The Company, along with the other investors, has provided certain performance and completion guarantees considered normal in the industry.

In May 2004, the Company entered into a joint venture, in which it has a 35% interest to develop property in Detroit, Michigan. At September 30, 2005, the Company had an investment balance, and loans and advances to the joint venture of ($95,185) and $1,350,000, respectively. At September 30, 2004, the Company had investments in, and loans and advances to the joint venture of $350 and $400,000, respectively. The Company is not obligated to loan additional funds to the venture.

In August 2004, the Company entered into a joint venture, in which it has a 33.3% interest to develop property and construct single-family residences in Chicago, Illinois. At September 30, 2005, the Company had investments in, and loans and advances to the joint venture of $250,000 and $1,222,919, respectively. At September 30, 2004, the Company had investments in the joint venture of $250,000. As of September 30, 2005, the Company has committed to loaning an additional $355,000 to the venture. The Company, along with the other investors, has committed to providing certain performance and completion guarantees considered normal in the industry.

The Company has invested in two joint ventures to acquire and develop land in Nevada. The Company has a 6.29% and 9.59% ownership interest, respectively, in these two ventures. As of September 30, 2005 and 2004, the Company had investments in the ventures totaling $29,560,527 and $7,200,767, respectively. At September 30, 2005, these joint ventures had third-party debt of $416 million and $375 million, respectively, of which each joint venture member has guaranteed their pro rata share. These payment guarantees are only triggered in the event of bankruptcy of each joint venture. The Company expects to purchase land from these ventures in the future.

The Company has a 45% ownership interest in a joint venture to acquire and develop land in California. As of September 30, 2005, the Company has an investment of $463,388 in the venture. The Company has guaranteed its pro-rata share of the entity’s $18 million financing facilities. As of September 30, 2005, the venture had borrowings of approximately $12 million outstanding under these facilities. The Company expects to purchase land from this venture in the future.

5.   Leases

The Company leases certain property from others under non-cancelable leases. Office leases are generally for terms of three to five years and generally provide renewal options. The Company expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. The future minimum lease payments required under operating leases are as follows (in thousands):

Year ending September 30:
2006	$1,913
2007	1,811
2008	1,901
2009	1,710
2010	1,324
After 2010	85
Total	$8,744

6.   Property and equipment

The following is a summary of property and equipment (in thousands):

	2005	2004
Homebuilding:
Operating properties:
Land and land improvements	$1,649	$1,649
Buildings	5,761	5,761
Building and tenant improvements	1,552	1,426
Total operating properties	8,962	8,836
Other:
Office equipment	6,822	6,497
Vehicles and construction equipment	131	131
Total other	6,953	6,628
Total homebuilding	15,915	15,464
Accumulated depreciation	(10,730)	(9,974)
Total	$5,185	$5,490
Mortgage banking:
Leasehold improvements	$79	$79
Office equipment	562	458
Total mortgage banking	641	537
Accumulated depreciation	(321)	(197)
Total	$320	$340

Operating properties consist of two commercial office rental developments with approximately 82,000 square feet of leasable area. The properties are pledged as collateral for certain mortgage loans (see note 7).

7.   Financing

Homebuilding

The Company’s notes payable at their principal amounts, consist of the following (in thousands):

	2005	2004
Notes payable for inventory	$423,321	$398,116
Working capital loans	45,000	25,000
Mortgages	4,904	4,976
Guarantee of ESOP loan (see note 10)		250
Total	$473,225	$428,342

Notes payable for inventory represents borrowings used for the acquisition, development and construction costs related to specific projects. Notes payable for inventory mature on various dates through April 2009. Interest is either paid or added to the principal balance monthly. Interest rates range from LIBOR plus 2.25% to prime rate plus 0.87%. The rates ranged from 4.55% to 7.63% and 4.67% to 5.63% at September 30, 2005 and 2004, respectively. Principal repayments are due as units are sold with any remaining principal due upon note maturity. Each note is secured by the real estate purchased with the related note proceeds and the borrower’s rights, title and interest in the related project’s construction contracts and plans.

The Company has entered into a working capital loan agreement in January 2003 that provides for maximum borrowings of $25,000,000. Borrowings under the loan agreement are secured by the real estate purchased with other borrowings by the same lender. Interest accrues at 13.75% per annum and is paid monthly. The terms of the loan agreement require principal payments of $5,000,000 on January 31, 2006 and 2007 with the remaining balance due on January 31, 2008. Prepayments of principal are allowable, although once repaid the amounts may not be reborrowed.

The Company has entered into a $20,000,000 working capital loan agreement in July 2005. Borrowings under the loan agreement are secured by the Company’s membership interest in certain unconsolidated entities. Interest accrues at 12.5% per annum and is paid monthly. The terms of the working capital loan require principal payments of $10,000,000 upon the Company’s acquisition of title to each of two residential construction projects in Nevada.

The Company has a first mortgage note secured by an office complex in Rolling Meadows, Illinois. The mortgage bears interest at 4.81% and principal and interest payments of $25,488 are due monthly with the balance due October 2007.

The Company has a first mortgage note secured by an office building in Arlington Heights, Illinois. The mortgage bears interest at 5.5% and principal and interest payments of $5,251 are due monthly with the balance due December 2006.

The aggregate principal payments due on the notes payable are as follows (in thousands):

Year ending September 30:
2006	$183,161
2007	95,838
2008	194,226
Total	$473,225

Mortgage Banking

Notes Payable for Mortgage Loans represent borrowings under a revolving credit agreement which was entered into in January 2001, and provided for maximum borrowings of $75,000,000. The Company amended the credit agreement to provide for maximum borrowings of $10,000,000 and extend the termination date to March 2006, at which time the Company expects to enter into a new agreement. Borrowings under the credit agreement are secured by the underlying mortgage loans. Interest accrues at LIBOR plus 1.75% (3.78% at September 30, 2005).

The terms of the credit agreement contain restrictive covenants which require KH Financial, L.P., among other things, to maintain a minimum net worth amount and to maintain certain financial ratios. At September 30, Notes Payable for Mortgage Loans were (in thousands):

	2005	2004
Total	$186	$2,779

8.   Redeemable common stock

Under the terms of the Company’s amended stock option plans (see note 9), we have contractual obligations to purchase shares of our outstanding common stock from our directors and certain of our executive officers and other key employees in the event of termination of board membership or employment, as applicable, by reason of specified circumstances, including death, disability, termination, retirement or resignation. The terms of the original stock option agreements required the repurchase obligation at an amount other than fair market value. Subsequent to September 30, 2005, the Company has amended the stock option agreements so that the repurchase obligation is at fair market value.

At the time outstanding shares qualify for this redemption right, the redemption amount is transferred from shareholders’ equity to redeemable common stock. Subsequent changes to the redemption amount are transferred from shareholders’ equity to reedeemable common stock in the case of an increasing redemption amount, or, from redeemable common stock to shareholders’ equity in the case of a decreasing redemption amount.

Certain outstanding options would qualify for this redemption right were the option to be exercised and the stock to be owned by the shareholder for greater than six months.

9.   Stock plans

Executives and other key employees have been granted options to purchase common shares of the Company. In each case, the option price equals the estimated fair market value of the common shares on the day of the grant. The options’ terms range from three to eight years and vest immediately upon grant.

The various stock option agreements issued under the Company’s stock option plans included a feature that may require the Company to repurchase outstanding shares, issued under the agreements, at an amount other than fair market value, upon termination of board membership or employment by reason of specified circumstances. As those specified circumstances were within the control of certain of the option holders as of September 30, 2005, the Company recorded compensation expense of $15,867,000, and a related tax benefit of $4,111,000, to record those equity based awards at their other than fair market value repurchase price as of that date. Subsequent to September 30, 2005, the Company has amended the stock option agreements to provide that any repurchases of shares under the agreements be of shares owned for longer than six months at fair market value.

The fair value of each option granted is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2004 and 2003: risk-free interest rate of 2.83% and 1.95%, respectively, expected lives of three to four years and no volatility or dividend yield. There were no stock options granted in 2005.

A summary of shares is as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Options outstanding—beginning	529,000	$20.98	486,000	$13.06	633,000	$11.68
Granted			135,000	41.80	44,000	29.80
Forfeited			(62,097)	9.70
Exercised	(315,000)	13.45	(29,903)	9.51	(191,000)	12.16
Options outstanding—ending	214,000	$32.08	529,000	$20.98	486,000	$13.06
Options exercisable	214,000		529,000		486,000

The weighted average fair value of the options granted in 2004 and 2003 calculated using a Black-Scholes option-pricing model is $4.14 and $1.68 per share, respectively.

Additional information for options outstanding and options exercisable at September 30, 2005 is as follows:

		Weighted
		average		Weighted
		remaining		average
Range of	Outstanding	contractual	Exercisable	exercise
exercise prices	shares	life (in years)	shares	price
$ 7.75	20,000	1.25	20,000	$7.75
$10.00	22,000	2.12	22,000	$10.00
$17.00	20,000	0.25	20,000	$17.00
$29.80	17,000	0.25	17,000	$29.80
$41.80	135,000	2.25	135,000	$41.80
	214,000		214,000

10.   Employee stock ownership plan

The Company initiated an Employee Stock Ownership Plan (“ESOP”) in December 2000 as part of its benefit plan package covering substantially all employees, provided they have met certain eligibility requirements as defined in the plan document. The ESOP is designed to provide employees with ownership of the Company’s stock.

In December 2000, the ESOP borrowed $4 million from a third party and used the proceeds to purchase 234,467 shares of the Company’s common stock (6.7% of the outstanding common stock of the Company at that date). Because the ESOP notes were guaranteed by the Company, they were reflected in the consolidated balance sheets as notes payable with an offsetting amount included in stockholders’ equity as Unallocated ESOP Shares. The notes had a four-year maturity and a variable interest rate at prime. The notes were repaid in full in December 2004.

The number of shares allocated to participants was based on the quarterly payments of principal and interest due on the ESOP notes. During 2005, 2004 and 2003, shares valued at $696,321, $970,706 and $1,025,966, respectively, were allocated to participants and were included in the consolidated statements of operations as compensation cost.

During 2005 and 2004, the Company purchased, directly from former employees, 25,580 and 6,001 shares, respectively, that were previously allocated under the ESOP. All shares under the ESOP were allocated to participants as of September 30, 2005.

11.   Income taxes

The provision for income taxes for the years ended September 30, 2005, 2004 and 2003 consists of the following (in thousands):

	2005	2004	2003
Current tax expense (benefit):
Federal	$52,383	$27,900	$24,125
State	4,679	2,209	1,896
Total current tax expense (benefit)	57,062	30,109	26,021
Deferred tax expense (benefit):
Federal	(5,852)	(2,549)	(3,166)
State	(521)	(195)	(292)
Total deferred tax expense (benefit)	(6,373)	(2,744)	(3,458)
Total	$50,689	$27,365	$22,563

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset as of September 30, 2005 and 2004, respectively, are as follows (in thousands):

	2005	2004
Deferred tax assets:
Warranty, general liability and litigation reserves	$4,920	$3,843
Tax basis step-up on purchase of partnership interests	3,160
Deferred and equity based compensation	6,031	913
Total deferred tax assets	14,111	4,756
Deferred tax liabilities:
Depreciation	570	544
Other		204
Total deferred tax liabilities	570	748
Net deferred tax asset	$13,541	$4,008

A reconciliation of the statutory rate and the effective tax rate follows:

	2005	2004	2003
Income taxes at federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax	2.0	1.6	1.8
Permanent differences	(0.4)	0.2	(1.4)
Other	0.3	(3.8)	2.1
Effective rate	36.9%	33.0%	37.5%

12.   Related-party transactions

Homebuilding

The Company entered into various transactions with related entities (those owned wholly or partially by the majority shareholder). These transactions are summarized below (in thousands):

	2005	2004	2003
Purchase of land and lots from related entities, 971 lots in 2004 and 190 lots in 2003		$16,780	$9,919
Purchase of homes under construction from related entities, 130 homes in 2003			$15,726
Purchase of membership interest in, and receivables from, an unconsolidated joint venture		$3,296
Purchase of the general partnership interest in a land development partnership		$4,299
Fees paid by related entities to the Company for management of non-consolidated housing projects; fees are based on a percentage of revenues	$108	$1,254	$2,523
Amounts due from related entities and the majority shareholder		$3,104	$8,040

An entity controlled by the controlling shareholder of the Company has entered into several limited partnerships with the Company. A summary of the activity included in the Company’s financial statements is as follows:

	2005	2004	2003
Beginning balance of related party included in minority interest	$36,446	$21,350	$21,167
Contributions from related party		38,400	20,000
Distributions to related party	(42,399)	(27,516)	(24,263)
Minority interest in net earnings	5,953	4,212	4,446
Ending balance included in minority interest	$—	$36,446	$21,350

During 2005, the Company purchased the related entity’s interests in these partnerships at a price of $27,345,000, approximately $8,426,000 over the reported minority interest financial statement basis. The transaction was treated as an exchange of assets between entities under common control, and the amount of purchase price over the financial statement basis was treated as a distribution to the controlling shareholder of the Company. For income tax purposes, the distribution is treated as a step-up in basis in inventory owned and represents a deferred tax asset of approximately $3,160,000 to the Company.

As of September 30, 2005 and 2004, the Company had paid cumulative premiums totaling $3,832,000, and $2,987,000, respectively, relating to life insurance policies for the majority shareholder. The Company will collect the cumulative premiums paid either directly from the majority shareholder, if employment terminates other than by death, or from the majority shareholder’s beneficiary, if employment terminates due to death. The cumulative premiums paid are recorded with the Company’s cash surrender value on policies where the Company is the beneficiary in Deferred expenses and other assets on the consolidated balance sheets.

During 2004, the Company’s majority shareholder purchased lots from the Company at the Company’s cost basis of $419,000.

13.   Commitments and contingencies

In the normal course of business, the Company acquires rights under option agreements to purchase land for future development and/or developed lots. The agreements generally are contingent upon municipality approvals. As of September 30, 2005, the Company has rights, under such agreements, to purchase approximately 11,900 lots, within 71 separate developments, with an aggregate contract price of approximately $605 million. Approximately 150 of those lots, with an aggregate purchase price of approximately $5 million, contain specific performance requirements. Approximately 1,600 of the lots, with an aggregate purchase price of approximately $175 million, are to be purchased from joint ventures in which the Company has an investment balance of approximately $30 million as of September 30, 2005. This investment is recorded in Investments in and advances to unconsolidated entities on the consolidated balance sheets.

At September 30, 2005, excluding inventory not owned (see note 3), the Company was contingently liable to banks and financial institutions for approximately $92 million for outstanding letters of credit and performance bonds securing performance of certain contractual obligations and land option contracts.

Under the terms of the Company’s amended stock option plans (see note 9), we have contractual obligations to purchase shares of our common stock, including shares issuable under outstanding options, from our directors and certain of our executive officers and other key employees in the event of termination of board membership or employment, as applicable, by reason of specified circumstances, including death, disability, termination, retirement or resignation. The terms of the original stock option agreements required the repurchase obligation at an amount other than fair market value. Subsequent to September 30, 2005, the Company has amended the stock option agreements so that the repurchase obligation is at fair market value. Based upon the most recent independent valuation of the Company as of December 31, 2004 and the shares and options outstanding as of September 30, 2005, the aggregate repurchase obligation, net of proceeds to be received from any stock option exercises, would have been approximately $25.8 million in the event that all of these obligations were triggered.

The Company is involved in litigation incidental to its business, the disposition of which should not have a material effect on the Company’s financial position or results of operations.

The Company provides product warranties to its customers covering workmanship, materials, and certain mechanical systems for two years, and structural systems for ten years. The Company estimates and records warranty liabilities based on historical experience and known risks at the time a home closes, and in the case of unexpected claims, upon identification and quantification of the obligations. The Company’s warranty accrual is included in Accounts payable and accrued expenses in its consolidated balance sheets. Changes in the Company’s warranty liability for the fiscal years ended September 30, 2005, 2004 and 2003 are as follows (in thousands):

	2005	2004	2003
Balance at beginning of year	$3,324	$3,448	$500
Warranties issued	6,204	3,608	3,838
Settlements and other adjustments	(3,684)	(3,732)	(890)
Balance at end of year	$5,844	$3,324	$3,448

At September 30, 2005 and 2004, the Company was committed to fund $23,864,332 and $20,927,904, respectively, in mortgage loans to homebuyers. The Company has entered into best-efforts and mandatory sale commitments to sell these mortgages to third parties.

14.   Summarized financial information

The Company’s senior subordinated notes (see note 15) are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company’s wholly owned subsidiaries (“Guarantor Subsidiaries”), other than the Company’s mortgage subsidiary. The Company’s mortgage subsidiary and majority owned and controlled subsidiaries are non-guarantors (“Non-Guarantor Subsidiaries”) of the senior subordinated notes and the senior unsecured credit facility. In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, consolidated condensed financial statements are presented below. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

As of September 30, 2005		Guarantor	Non-Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
HOMEBUILDING:
Cash and cash equivalents	$6,875	$9,786	$102	$—	$16,763
Receivables		22,849	30		22,879
Inventory		670,170	138,608		808,778
Inventory not owned		46,721			46,721
Deferred expenses and other assets	6,364	4,671	172		11,207
Investments in and advances to unconsolidated entities		37,033			37,033
Deferred taxes	13,541				13,541
Property and equipment, net of accumulated depreciation	2,593	1,734	858		5,185
Investments in subsidiaries	269,215	9,522		(278,737)
	298,588	802,486	139,770	(278,737)	962,107
MORTGAGE BANKING			8,388		8,388
TOTAL ASSETS	$298,588	$802,486	$148,158	$(278,737)	$970,495
Liabilities and equity
HOMEBUILDING:
Accounts payable and accrued expenses	$33	$93,547	$790	$—	$94,370
Deposits on sales of residential units		13,830	178		14,008
Liabilities related to inventory not owned		10,402			10,402
Income tax payable	15,368				15,368
Notes payable	4,126	397,038	72,061		473,225
Intercompany	(5,511)	(9,071)	14,582
	14,016	505,746	87,611		607,373
MORTGAGE BANKING			1,334		1,334
Total liabilities	14,016	505,746	88,945		608,707
MINORITY INTEREST IN CONSOLIDATED PARTNERSHIPS		446	45,049		45,495
MINORITY INTEREST IN INVENTORY NOT OWNED		31,721			31,721
REDEEMABLE EQUITY	33,763				33,763
SHAREHOLDERS’ EQUITY	250,809	264,573	14,164	(278,737)	250,809
TOTAL LIABILITIES AND EQUITY	$298,588	$802,486	$148,158	$(278,737)	$970,495

As of September 30, 2004		Guarantor	Non-Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
HOMEBUILDING:
Cash and cash equivalents	$3,227	$2,829	$35	$—	$6,091
Receivables		20,279	37		20,316
Inventory		609,266	88,712		697,978
Deferred expenses and other assets	4,378	3,889	211		8,478
Investments in and advances to unconsolidated entities		12,273			12,273
Deferred taxes	4,008				4,008
Property and equipment, net of accumulated depreciation	2,698	1,899	893		5,490
Investments in subsidiaries	182,863	(157)		(182,706)
	197,174	650,278	89,888	(182,706)	754,634
MORTGAGE BANKING			8,341		8,341
TOTAL ASSETS	$197,174	$650,278	$98,229	$(182,706)	$762,975
Liabilities and equity
HOMEBUILDING:
Accounts payable and accrued expenses	$38	$70,097	$93	$—	$70,228
Deposits on sales of residential units		19,243	227		19,470
Income tax payable	13,302				13,302
Notes payable	4,237	381,089	43,016		428,342
Intercompany	(2,312)	(35,923)	38,235
	15,265	434,506	81,571		531,342
MORTGAGE BANKING			3,832		3,832
Total liabilities	15,265	434,506	85,403		535,174
MINORITY INTEREST IN CONSOLIDATED PARTNERSHIPS		36,892	9,000		45,892
REDEEMABLE EQUITY	10,681				10,681
SHAREHOLDERS’ EQUITY	171,228	178,880	3,826	(182,706)	171,228
TOTAL LIABILITIES AND EQUITY	$197,174	$650,278	$98,229	$(182,706)	$762,975

For the year ended September 30,
2005		Guarantor	Non-Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
HOMEBUILDING:
Revenues:
Sales of residential units and land	$—	$1,127,655	$16,016	$—	$1,143,671
Project management fees		108			108
Rental and other income	246	2,268	348		2,862
Total homebuilding revenues	246	1,130,031	16,364		1,146,641
Expenses:
Cost of sales of residential units and land		850,199	12,447		862,646
General and administrative	26,981	66,738	294		94,013
Sales and marketing		49,816	735		50,551
Depreciation	105	617	34		756
Total homebuilding expenses	27,086	967,370	13,510		1,007,966
Intercompany charge	26,840	(26,840)
Equity in income of unconsolidated joint ventures		3,282			3,282
Minority interests in net earnings of consolidated partnerships		(5,953)	(199)		(6,152)
Homebuilding earnings before income taxes		133,150	2,655		135,805
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans			6,496		6,496
Interest income			61		61
Total mortgage banking revenues			6,557		6,557
Expenses:
General and administrative			4,681		4,681
Interest expense			34		34
Depreciation			124		124
Total mortgage banking expenses			4,839		4,839
Mortgage banking earnings before income taxes			1,718		1,718
EQUITY IN INCOME OF CONSOLIDATED SUBSIDIARIES	137,523	2,655		(140,178)
EARNINGS BEFORE INCOME TAXES	137,523	135,805	4,373	(140,178)	137,523
PROVISION FOR INCOME TAXES	50,689	50,112	1,614	(51,726)	50,689
NET EARNINGS	$86,834	$85,693	$2,759	$(88,452)	$86,834

For the year ended September 30,
2004		Guarantor	Non-Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
HOMEBUILDING:
Revenues:
Sales of residential units and land	$—	$915,327	$—	$—	$915,327
Project management fees		1,780			1,780
Rental and other income	211	2,443	294		2,948
Total homebuilding revenues	211	919,550	294		920,055
Expenses:
Cost of sales of residential units and land		729,332	165		729,497
General and administrative	21,788	36,082	233		58,103
Sales and marketing		45,847	217		46,064
Depreciation	97	742	33		872
Total homebuilding expenses	21,885	812,003	648		834,536
Intercompany charge	21,674	(21,674)
Equity in income of unconsolidated joint ventures		833			833
Minority interests in net earnings of consolidated partnerships		(4,232)			(4,232)
Homebuilding earnings before income taxes		82,474	(354)		82,120
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans			4,946		4,946
Interest income			1,046		1,046
Total mortgage banking revenues			5,992		5,992
Expenses:
General and administrative			4,409		4,409
Interest expense			625		625
Depreciation			94		94
Total mortgage banking expenses			5,128		5,128
Mortgage banking earnings before income taxes			864		864
EQUITY IN INCOME OF CONSOLIDATED SUBSIDIARIES	82,984	(378)		(82,606)
EARNINGS BEFORE INCOME TAXES	82,984	82,096	510	(82,606)	82,984
PROVISION FOR INCOME TAXES	27,365	27,092	168	(27,260)	27,365
NET EARNINGS	$55,619	$55,004	$342	$(55,346)	$55,619

For the year ended September 30,
2003		Guarantor	Non-Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
HOMEBUILDING:
Revenues:
Sales of residential units and land	$—	$772,713	$262	$—	$772,975
Project management fees		8,904			8,904
Rental and other income	425	3,389			3,814
Total homebuilding revenues	425	785,006	262		785,693
Expenses:
Cost of sales of residential units and land		632,715	4		632,719
General and administrative	17,784	33,472	238		51,494
Sales and marketing		40,111	3		40,114
Depreciation	113	727	36		876
Total homebuilding expenses	17,897	707,025	281		725,203
Intercompany charge	17,472	(17,472)
Equity in income of unconsolidated joint ventures		618			618
Minority interests in net earnings of consolidated partnerships		(4,122)			(4,122)
Homebuilding earnings before income taxes		57,005	(19)		56,986
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans		29	5,380		5,409
Interest income			1,173		1,173
Total mortgage banking revenues		29	6,553		6,582
Expenses:
General and administrative			2,364		2,364
Interest expense			949		949
Depreciation			53		53
Total mortgage banking expenses			3,366		3,366
Mortgage banking earnings before income taxes		29	3,187		3,216
EQUITY IN INCOME OF CONSOLIDATED SUBSIDIARIES	60,202	(7)		(60,195)
EARNINGS BEFORE INCOME TAXES	60,202	57,027	3,168	(60,195)	60,202
PROVISION FOR INCOME TAXES	22,563	21,385	1,188	(22,573)	22,563
NET EARNINGS	$37,639	$35,642	$1,980	$(37,622)	$37,639

For the year ended September 30, 2005		Guarantor	Non- Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$86,834	$85,693	$2,759	$(88,452)	$86,834
Adjustments to reconcile net earnings to net cash flows from operating activities	(73,722)	(46,000)	(45,685)	88,027	(77,380)
Net cash flows from operating activities	13,112	39,693	(42,926)	(425)	9,454
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		(452)	(103)		(555)
Distributions of contributed capital from investments in unconsolidated entities		824			824
Contributions to investments in unconsolidated entities		(25,506)			(25,506)
Contributions to investments in subsidiaries		(8,004)		8,004
Net cash flows from investing activities		(33,138)	(103)	8,004	(25,237)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable		982,575	73,496		1,056,071
Repayments of notes and mortgage loans payable	(111)	(966,626)	(47,044)		(1,013,781)
Proceeds from issuance of common stock	4,129				4,129
Repurchases of common stock	(1,857)				(1,857)
Distributions	(8,426)				(8,426)
Contributions from minority interests			36,000		36,000
Distributions to minority interests		(42,399)	(150)		(42,549)
Contributions from parent and guarantors			8,004	(8,004)
Distributions to parent and guarantors			(425)	425
Intercompany	(3,199)	26,852	(23,653)
Net cash flows from financing activities	(9,464)	402	46,228	(7,579)	29,587
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	3,648	6,957	3,199		13,804
CASH AND CASH EQUIVALENTS— Beginning of year	3,227	2,829	1,600		7,656
CASH AND CASH EQUIVALENTS— End of year	$6,875	$9,786	$4,799	$—	$21,460
RECONCILIATION TO CASH AND CASH EQUIVALENTS REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$6,875	$9,786	$102		$16,763
Mortgage banking			4,697		4,697
TOTAL	$6,875	$9,786	$4,799		$21,460

For the year ended September 30, 2004		Guarantor	Non- Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$55,619	$55,004	$342	$(55,346)	$55,619
Adjustments to reconcile net earnings to net cash flows from operating activities	(55,426)	(63,203)	(13,234)	55,346	(76,517)
Net cash flows from operating activities	193	(8,199)	(12,892)		(20,898)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		(465)	(195)		(660)
Contributions to investments in unconsolidated entities		(12,021)			(12,021)
Contributions to investments in subsidiaries		(100)		100
Net cash flows from investing activities		(12,586)	(195)	100	(12,681)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable		1,164,228	251,935		1,416,163
Repayments of notes and mortgage loans payable	(80)	(1,148,060)	(272,141)		(1,420,281)
Proceeds from issuance of common stock	285				285
Repurchases of common stock	(470)				(470)
Contributions from minority interests		38,400	9,000		47,400
Distributions to minority interests		(27,459)			(27,459)
Contributions from parent and guarantors			100	(100)
Intercompany	(7,023)	(17,086)	24,109
Net cash flows from financing activities	(7,288)	10,023	13,003	(100)	15,638
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,095)	(10,762)	(84)		(17,941)
CASH AND CASH EQUIVALENTS— Beginning of year	10,322	13,591	1,684		25,597
CASH AND CASH EQUIVALENTS— End of year	$3,227	$2,829	$1,600	$—	$7,656
RECONCILIATION TO CASH AND CASH EQUIVALENTS
REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$3,227	$2,829	$35		$6,091
Mortgage banking			1,565		1,565
TOTAL	$3,227	$2,829	$1,600		$7,656

For the year ended September 30, 2003		Guarantor	Non- Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$37,639	$35,642	$1,980	$(37,622)	$37,639
Adjustments to reconcile net earnings to net cash flows from operating activities	(43,095)	(38,799)	(65,715)	37,622	(109,987)
Net cash flows from operating activities	(5,456)	(3,157)	(63,735)		(72,348)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		(666)	(161)		(827)
Net cash flows from investing activities		(666)	(161)		(827)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable	4,443	774,862	331,031		1,110,336
Repayments of notes and mortgage loans payable	(2,936)	(729,132)	(280,610)		(1,012,678)
Proceeds from issuance of common stock	2,323				2,323
Repurchases of common stock	(5,122)				(5,122)
Redemption of preferred stock	(2,000)				(2,000)
Contributions from minority interests		20,200			20,200
Distributions to minority interests		(25,171)			(25,171)
Intercompany	10,182	(23,345)	13,163
Net cash flows from financing activities	6,890	17,414	63,584		87,888
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	1,434	13,591	(312)		14,713
CASH AND CASH EQUIVALENTS— Beginning of year	8,888		1,996		10,884
CASH AND CASH EQUIVALENTS— End of year	$10,322	$13,591	$1,684	$—	$25,597
RECONCILIATION TO CASH AND CASH EQUIVALENTS REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$10,322	$13,591	$15		$23,928
Mortgage banking			1,669		1,669
TOTAL	$10,322	$13,591	$1,684		$25,597

15.   Subsequent events

On December 19, 2005, the Company issued $203 million of Senior Subordinated bonds. The bonds were sold at 98.796% of par and accrue interest at a coupon rate of 10.5%. Interest is paid semi-annually beginning June 2006. The bonds have a seven year life and are due December 2012. The Company may redeem some or all of the notes at stated prices any time after December 15, 2009. The Company also has customary redemption rights and obligations if certain circumstances were to occur. The proceeds from this issuance were used to repay existing senior secured indebtedness. The Company has agreed to use its reasonable best efforts to register exchange notes with the U.S. Securities and Exchange Commission within 300 days after the initial note issuance. Additional interest will be due if the registration or exchange offer do not occur as scheduled.

On December 21, 2005, the Company refinanced its existing senior secured credit facilities into a $500 million unsecured revolving credit facility to finance single family and multi-family developments. The facility, which includes a $200 million accordion feature, matures in December 2009. Interest under the facility accrues at a variable rate of prime or LIBOR plus 1.5% to 2.0%, based upon the Company’s leverage ratio, and is paid monthly.

16.   Summarized consolidated quarterly financial data (unaudited)

Three months ended (in thousands)	Dec. 31	March 31	June 30	Sept. 30

Fiscal 2005:
Revenue	$190,805	$215,992	$298,339	$448,062
Gross homebuilding profit	40,113	50,740	77,581	115,561
Net earnings	8,259	12,339	25,183	41,053
Fiscal 2004:
Revenue	$158,092	$180,084	$240,809	$347,062
Gross homebuilding profit	30,658	37,088	50,022	72,790
Net earnings	6,040	7,927	15,391	26,261

Kimball Hill, Inc. and subsidiaries
Unaudited condensed consolidated balance sheet

December 31,
(in thousands, except shares)	2005

Assets
HOMEBUILDING:
Cash and cash equivalents	$25,716
Receivables from title companies	23,046
Inventory	872,693
Inventory not owned	39,943
Deferred expenses and other assets	21,179
Investments in and advances to unconsolidated entities	37,805
Deferred taxes	14,619
Property and equipment, net of accumulated depreciation	4,179
1,039,180
MORTGAGE BANKING:
Cash and cash equivalents	6,599
Trade accounts receivable	893
Mortgage loans held for sale	1,581
Property and equipment, net of accumulated depreciation	296
9,369
TOTAL ASSETS	$1,048,549
Liabilities and equity
HOMEBUILDING:
Accounts payable and accrued expenses	$77,568
Deposits on sales of residential units	12,419
Liabilities related to inventory not owned	7,424
Income tax payable	1,752
Notes payable	570,826
669,989
MORTGAGE BANKING:
Accounts payable and accrued expenses	611
Other liabilities	130
Notes payable for mortgage loans	430
1,171
Total liabilities	671,160
MINORITY INTEREST IN CONSOLIDATED PARTNERSHIPS	44,361
MINORITY INTEREST IN INVENTORY NOT OWNED	31,721
REDEEMABLE EQUITY:
Redeemable common stock, no par value; 332,414 shares outstanding	38,394
SHAREHOLDERS’ EQUITY:
Common stock, no par value; 10,000,000 shares authorized; 3,578,360 shares outstanding	21,034
Retained earnings	241,879
Total shareholders’ equity	262,913
TOTAL LIABILITIES AND EQUITY	$1,048,549

See notes to unaudited condensed consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Unaudited condensed consolidated
 statements of operations

	Three Months Ended December 31,
(in thousands)	2005	2004

HOMEBUILDING:
Revenues:
Sales of residential units and land	$221,028	$189,204
Project management fees		108
Rental and other income	1,518	507
Total homebuilding revenues	222,546	189,819
Expenses:
Cost of sales of residential units and land	167,299	149,706
General and administrative	20,494	18,148
Sales and marketing	10,183	10,219
Depreciation	178	192
Total homebuilding expenses	198,154	178,265
Equity in income of unconsolidated joint ventures	157	2,627
Minority interests in net earnings of consolidated partnerships	(359)	(789)
Homebuilding earnings before income taxes	24,190	13,392
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans	1,369	953
Interest income	5	33
Total mortgage banking revenues	1,374	986
Expenses:
General and administrative	1,127	1,240
Interest expense	4	22
Depreciation	28	27
Total mortgage banking expenses	1,159	1,289
Mortgage banking earnings before income taxes	215	(303)
EARNINGS BEFORE INCOME TAXES	24,405	13,089
PROVISION FOR INCOME TAXES	8,858	4,830
NET EARNINGS	$15,547	$8,259

See notes to unaudited condensed consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Unaudited condensed consolidated statements
of cash flows

Three Months Ended December 31, (in thousands)	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,547	$8,259
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation	206	219
Amortization of deferred expenses	1,333	1,333
Equity-based compensation	205	1,587
ESOP compensation expense		696
Net earnings from investments in unconsolidated entities	(157)	(2,627)
Minority interest in consolidated earnings	359	789
Deferred income taxes	(1,078)	(1,285)
Changes in:
Receivables	526	8,236
Mortgage loans held for sale	204	2,248
Inventory	(60,115)	(42,661)
Distributions of income from investments in unconsolidated entities	157	2,627
Deferred expenses and other assets	(11,305)	(1,709)
Accounts payable and accrued expenses	(17,105)	5,715
Deposits and deferred origination fees	(1,693)	(1,038)
Income taxes payable	(13,156)	(5,973)
Net cash flows from operating activities	(86,072)	(23,584)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(34)	(288)
Disposals of property and equipment	858
Distributions of contributed capital from investments in unconsolidated entities		824
Contributions and advances to investments in unconsolidated entities	(772)	(6,094)
Net cash flows from investing activities	52	(5,558)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable	873,476	207,700
Repayments of notes and mortgage loans payable	(775,631)	(172,537)
Proceeds from issuance of common stock	702	3,780
Repurchases of common stock	(179)	(143)
Distributions to minority interests	(1,493)	(5,062)
Net cash flows from financing activities	96,875	33,738
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	10,855	4,596
CASH AND CASH EQUIVALENTS—Beginning of period	21,460	7,656
CASH AND CASH EQUIVALENTS—End of period	$32,315	$12,252
RECONCILIATION TO CASH AND CASH EQUIVALENTS
REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$25,716	$7,811
Mortgage banking	6,599	4,441
TOTAL	$32,315	$12,252
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$14,436	$6,628
Cash paid for income taxes	$23,092	$11,011
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Inventory not owned includes $7,424 of Liabilities related to inventory not owned for the three months ended December 31, 2005

See notes to unaudited condensed consolidated financial statements.

Kimball Hill, Inc. and subsidiaries
Notes to unaudited condensed consolidated
financial statements

1.   Basis of presentation and significant accounting policies

The accompanying condensed consolidated financial statements include the accounts of Kimball Hill, Inc. and all of its wholly-owned, majority-owned and controlled subsidiaries (the “Company”), as well as certain variable interest entities from which we are purchasing land or lots under option agreements and purchase contracts. All significant intercompany accounts, transactions and balances have been eliminated in consolidation. The statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information. In the opinion of management, all adjustments (consisting of normal, recurring accruals) necessary for a fair presentation have been included. These statements do not include all of the information and notes required by generally accepted accounting principles in the United States of America for complete financial statements and should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s audited financial statements for the fiscal years ended September 30, 2005 and 2004.

Historically, the homebuilding industry has experienced seasonal fluctuations; therefore, the operating results for the three month period ended December 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2006.

Business—The Company is a large private homebuilder that is engaged primarily in the construction and sale of single-family detached, single-family attached and multi-family homes in 17 markets across nine states located in five regions in the United States. The Company designs, builds and sells houses on lots developed by the Company and on finished lots which it purchases, ready for home construction. Periodically, the Company sells land and lots it has developed or purchased. The Company offers mortgage brokerage services to its homebuyers. The Company does not retain or service the mortgages that it originates but, rather, sells the mortgages and related servicing rights to investors. The Company also has ownership interests in ventures which provide title agency services.

Segment information and concentrations—In accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified two reportable segments: homebuilding and mortgage banking. The Company’s chief decision maker is its chief executive officer. The Company’s homebuilding segment consists primarily of homebuilding operations, which is engaged in the acquisition and development of land and construction of residential homes. Since the Company’s geographic homebuilding regions have similar economic characteristics, housing products and class of prospective buyers, the geographic homebuilding regions have been aggregated into a single homebuilding segment. The Company’s mortgage banking segment originates mortgages which are sold to third parties. Corporate expenses are allocated to the segment that directly benefits from the expense. General corporate expenses that benefit both segments are nominal and are allocated to the homebuilding segment. During the three month periods ended December 31, 2005 and 2004, two of the Company’s five regions contributed 45% and 38%, respectively, of the Company’s total homebuilding revenues. During the same periods these two regions contributed 68% and 63%, respectively, of the total homebuilding gross profit.

Information about the Company’s reportable segments is presented in its condensed consolidated statements of operations and condensed consolidated balance sheets. The Company’s reporting segments follow the same accounting policies used for the Company’s consolidated financial statements as described in the summary of significant accounting policies in the September 30, 2005 audited financial statements. Corporate assets shared by the segments are nominal and are included within the homebuilding segment. Management evaluates a segment’s performance based upon a number of factors including earnings before income taxes.

Stock plans—In accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), the Company has elected to apply the accounting prescribed by Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock plans.

The Company has recognized employee compensation cost for certain of its stock options granted that were considered to be variable awards. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date, which corresponds to their vesting date, as prescribed by SFAS 123, earnings before income taxes would have increased by approximately $1,587,000 for the three months ended December 31, 2004. There would have been no effect on earnings for the three months ended December 31, 2005.

During fiscal 2005, the Company granted 37,500 deferred stock units, representing a right to receive 37,500 shares of the Company’s common stock at a future date. Under the terms of the agreement, one-third of the deferred stock units fully vest on each of October 1, 2005, 2006, and 2007, respectively. Each year, the Company will recognize compensation cost, for the relative service period covered, equal to the market value of the underlying common shares of the Company on the date of grant. During the three months ended December 31, 2005, compensation cost of $205,000 related to deferred stock units is included in the Company’s condensed consolidated statement of operations.

2.   Inventory

Inventory consists of the following (in thousands):

December 31,
2005
Residential lots—developed and under development	$587,924
Finished homes and construction in progress	263,892
Deposits on land purchases	17,758
Land held for future development or sale	3,119
Total	$872,693

The Company capitalizes interest during development and construction. Capitalized interest is charged to cost of sales as residential units are closed. Interest costs are (in thousands):

Three Months Ended December 31,	2005	2004
Capitalized interest—beginning of period	$40,076	$29,551
Interest incurred	11,183	6,606
Interest included in cost of sales	(5,046)	(4,575)
Capitalized interest—end of period	$46,213	$31,582

3.   Inventory not owned

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R, Consolidation of Variable Interest Entities. Under FIN 46R, a variable interest entity (“VIE”) is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack a direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity, if they occur. FIN 46R requires the consolidation of VIEs in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.

The Company has applied, as required, FIN 46R to all variable interests and has determined that many of its options on land represent a variable interest in VIEs. The Company has determined it is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, under FIN 46R, it is required that the Company consolidate the land under option at fair value.

At December 31, 2005, the Company has consolidated optioned land with a fair value of approximately $39,943,000 for which it paid cash option deposits of $798,000. The Company has specific performance obligations to purchase approximately $37,900,000 of the consolidated inventory not owned. The Company has estimated the fair value of the consolidated optioned land based upon the Company’s option contract price. In many cases, the Company was unable to obtain the relevant financial information from the selling entities, therefore, the Company has used the information available to make an assumption as to whether the selling entity has additional assets or has debt obligations outstanding. The difference between the fair value of the land under contract and any non-refundable deposit is recorded in liabilities related to inventory not owned unless it is determined by the Company that the selling entity does not carry debt in which case the difference is recorded as minority interest in inventory not owned.

4.   Investments in and advances to unconsolidated entities

Investments in and advances to unconsolidated entities represent the Company’s ownership interest in entities accounted for under the equity method when the Company holds less than a controlling interest in the entity or it is not the primary beneficiary in a VIE as defined by FIN 46R. In instances where the Company expects to purchase land from the unconsolidated entity, the

Company’s share of the unconsolidated entity’s earnings is deferred until homes related to the lots purchased are delivered and title passes to a homebuyer. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities.

In the ordinary course of business, the Company periodically enters into arrangements with land developers or other homebuilders to acquire land and develop lots. These arrangements include the creation of joint ventures, with the Company’s interest in these entities ranging from 6% to 45%. The Company accounts for its interest in these joint ventures under the equity method, and the Company’s condensed consolidated balance sheets include investments in joint ventures totaling $37.8 million at December 31, 2005. These joint ventures typically obtain secured acquisition, development and construction financing. At December 31, 2005, the Company’s unconsolidated joint ventures had outstanding third-party borrowings of $821 million. From time to time the Company has issued repayment guarantees and/or loan-to-value maintenance guarantees in respect of this indebtedness. These guarantees require the Company to repay debt of the joint venture in the event of a payment default, in the case of the repayment guarantees, or in the event that the debt of the joint venture exceeds the value of the property securing the debt, in the case of the loan-to-value maintenance guarantees. At December 31, 2005, the Company had guarantees of $69.5 million related to the indebtedness of these joint ventures.

5.   Financing

Homebuilding

The Company’s notes payable, at their principal amounts, consist of the following (in thousands):

December 31,
2005
Senior unsecured revolving credit facility	$307,433
Senior subordinated notes (net of unamortized discount)	200,566
Other senior secured credit facilities	52,030
Other senior debt	10,797
Total	$570,826

In December 2005, the Company issued $203 million aggregate principal amount of senior subordinated notes due December 2012 in a private placement pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended. The senior subordinated notes were sold at 98.796% of par and accrue interest at a coupon rate of 10.5% per annum. Interest is paid semi-annually beginning June 2006. The net proceeds were used to repay amounts outstanding under working capital loans and certain senior secured revolving credit facilities. The Company may redeem the notes, in whole or part, at any time on or after December 15, 2009, at a redemption price equal to 100% of the principal amount, plus a 5.25% premium declining ratably to par on December 15, 2011, plus accrued and unpaid interest. In addition, at any time prior to December 15, 2008, the Company may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price equal to 110.5% of the principal amount, plus accrued and unpaid interest. The notes are unsecured senior subordinated obligations and subordinated in right of payment to all of the Company’s existing and future senior debt, including borrowings under the Company’s senior unsecured credit facility. All of the Company’s wholly owned subsidiaries, other than the Company’s mortgage subsidiary, have fully and unconditionally guaranteed the notes on a joint and several, unsecured senior subordinated, basis. The guarantees are general unsecured obligations of the guarantors and will be subordinated in right of payment to all existing and future senior debt of the guarantors, which includes their guarantees of the Company’s senior unsecured credit facility. The Company has agreed for the benefit of the holders of the notes that it will file with the U.S. Securities and Exchange Commission, and use its reasonable best efforts to cause to become effective, a registration statement relating to an offer to exchange the notes for an issue of registered notes with terms identical to the notes. When the Commission declares the registration statement effective, the Company will offer the exchange notes in return for the notes. Additional interest will be due if the registration statement is not declared effective by the Commission or the exchange offer does not occur by the agreed upon deadlines. The indenture governing the senior subordinated notes contains a number of significant covenants that could restrict the Company’s ability and that of our restricted subsidiaries to, among other things: incur additional indebtedness, make certain distributions, investments and other restricted payments, create certain liens, enter into transactions with affiliates, and merge, consolidate or sell substantially all of our assets.

In December 2005, the Company entered into a new senior unsecured credit facility to finance its business operations. Proceeds of the new credit facility were used to retire its existing senior secured revolving credit facilities and substantially all of its other senior secured credit facilities. The credit facility has a maximum availability of $500 million, subject to a borrowing base as well as sublimits of $100 million for the issuance of letters of credit and $10 million for swing line loans. The Company has the right, without the consent of its lenders (other than those participating in the increase), to increase the commitment by an amount of up to $200 million, provided that no such increase shall cause the revolving credit line to exceed $700 million. The applicable borrowing base will be determined regularly throughout the life of the facility. The composition of the borrowing base will be limited to parameters set forth in the credit facility agreement and certain types of real estate (such as unimproved entitled land and lots under development) will be removed from the borrowing base if held beyond specified maturity dates. Borrowings under the credit facility will generally bear interest based on an applicable margin plus LIBOR or an alternate base rate. The applicable margin for interest ranges from 1.5% to 2.25%, depending upon the Company’s senior leverage ratio, which is defined as the ratio of total liabilities to consolidated net worth. Fees for letters of credit are based on LIBOR plus a margin of 1.5%. An unused commitment fee equal to 0.2% to 0.3% per year accrues on the undrawn portion of the facility and is payable quarterly in arrears. As of December 31, 2005, the Company had $307 million of borrowings under the credit facility at an effective rate of 7.25% and after giving effect to the borrowing base limitation additional availability of $114 million. The Company’s obligations under the senior unsecured credit facility are guaranteed by all of its wholly-owned subsidiaries, other than the Company’s mortgage subsidiary, and are subject to a number of customary financial and operating covenants, including covenants requiring the Company to: maintain a minimum tangible net worth of at least $225 million plus 50% of positive net income as earned subsequent to September 30, 2005; maintain a ratio of total liabilities to adjusted tangible net worth not to exceed 2.50x; maintain a ratio of total debt to adjusted tangible net worth not in excess of 2.0x (decreasing to 1.75x as of March 31, 2007); maintain an interest coverage ratio of no less than 2.25x; and limit the number of speculative housing units owned by the Company, excluding foundations, to a maximum of 30% of the

Company’s housing unit closings during the previous 12-month period; and limit the number of speculative housing units in any building region, excluding foundations, as of the end of any fiscal quarter to a maximum of 35% of the Company’s housing unit closings in such region during the previous 12-month period. In addition to these covenants, the credit facility includes restrictions upon debt and investments which permit: subordinated debt up to $300 million; other unsecured debt up to $25 million; secured debt up to 25% of tangible net worth; guarantees of minority-owned joint venture debt up to 35% of adjusted tangible net worth; and investments in minority-owned joint ventures up to 30% of tangible net worth. For purposes of these tests, adjusted tangible net worth is benefited by adjustments of 50% of the Company’s outstanding senior subordinated debt (up to a maximum $100 million adjustment) and 100% of minority interests in consolidated entities (up to a maximum $50 million adjustment). As of and during the three months ended December 31, 2005, the Company was in compliance with the covenants of this facility.

6.   Income taxes

A provision for income taxes for the three month period ended December 31, 2005 has been recorded at an estimated effective income tax rate. The Company’s effective income tax rate was 36.3% and 36.9% for the three month period ended December 31, 2005 and 2004, respectively.

7.   Commitments and contingencies

In the normal course of business, the Company acquires rights under option agreements to purchase land for future development and/or developed lots. The agreements generally are contingent upon municipality approvals. As of December 31, 2005, the Company has rights, under such agreements, to purchase approximately 11,900 lots, within 74 separate developments, with an aggregate contract price of approximately $594 million, excluding inventory not owned which was consolidated under the accounting guidance of FIN 46R. Approximately 190 of those lots, with an aggregate purchase price of approximately $7 million, contain specific performance requirements. Approximately 1,600 of the lots, with an aggregate purchase price of approximately $175 million, are to be purchased from joint ventures in which the Company has an investment balance of approximately $30 million as of December 31, 2005. This investment is recorded in Investments in and advances to unconsolidated entities on the condensed consolidated balance sheets.

At December 31, 2005, excluding inventory not owned (see note 3), the Company was contingently liable to banks and financial institutions for approximately $48 million for outstanding letters of credit and performance bonds securing performance of certain contractual obligations and land option contracts.

Under the terms of the Company’s amended stock option plans, the Company has contractual obligations to purchase shares of the Company’s common stock, including shares issuable under outstanding options, from the Company’s directors and certain of the Company’s executive officers and other key employees in the event of termination of board membership or employment, as applicable, by reason of specified circumstances, including death, disability, termination, retirement or resignation. The terms of the original stock option agreements required the repurchase obligation at an amount other than fair market value. During the three months ended December 31, 2005, the stock option agreements were amended so that the repurchase obligation of stock is at fair market value. Based upon the most recent independent valuation of the Company as of December 31, 2005 the aggregate repurchase obligation, net of proceeds to be received from any stock option exercise, would have been approximately $49.6 million in the event that all of these obligations were triggered.

The Company is involved in litigation incidental to its business, the disposition of which should not have a material effect on the Company’s financial position or results of operations.

The Company provides product warranties to its customers covering workmanship, materials, and certain mechanical systems for two years, and structural systems for ten years. The Company estimates and records warranty liabilities based on historical experience and known risks at the time a home closes, and in the case of unexpected claims, upon identification and quantification of the obligations. The Company’s warranty accrual is included in Accounts payable and accrued expenses in its condensed consolidated balance sheets. Changes in the Company’s warranty liability for the three months ended December 31, 2005 and 2004 are as follows (in thousands):

Three Months Ended December 31,	2005	2004
Balance at beginning of period	$5,844	$3,324
Warranties issued	1,584	1,134
Settlements and other adjustments	(1,334)	(673)
Balance at end of period	$6,094	$3,785

At December 31, 2005 the Company was committed to fund $30 million in mortgage loans to homebuyers. The Company has entered into best-efforts and mandatory sale commitments to sell these mortgages to third parties.

The Company is party to a $100 million flexible early purchase facility agreement which allows the Company to sell qualifying mortgage loans to the holder of the flexible early purchase facility after such loans have been originated subject to the Company’s obligation to sell the loan to an investor in the secondary market. At December 31, 2005, $24.7 million of the facility was in use by the Company.

8.   Summarized Financial Information

The Company’s senior subordinated notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company’s wholly owned subsidiaries (“Guarantor Subsidiaries”), other than the Company’s mortgage subsidiary. The Company’s mortgage subsidiary and majority owned and controlled subsidiaries are non-guarantors (“Non-Guarantor Subsidiaries”) of the senior subordinated notes and the senior unsecured credit facility. In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, consolidated condensed financial statements are presented below. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

As of December 31, 2005		Guarantor	Non-Guarantor
(in thousands)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
HOMEBUILDING:
Cash and cash equivalents	$12,880	$10,294	$2,542	$—	$25,716
Receivables		23,009	37		23,046
Inventory		722,060	150,633		872,693
Inventory not owned		39,943			39,943
Deferred expenses and other assets	12,037	9,069	73		21,179
Investments in and advances to unconsolidated entities		37,805			37,805
Deferred taxes	14,619				14,619
Property and equipment, net of accumulated depreciation	2,567	1,612			4,179
Investments in subsidiaries	284,437	9,834		(294,271)
	326,540	853,626	153,285	(294,271)	1,039,180
MORTGAGE BANKING			9,369		9,369
TOTAL ASSETS	$326,540	$853,626	$162,654	$(294,271)	$1,048,549
Liabilities and equity
HOMEBUILDING:
Accounts payable and accrued expenses	$45	$77,413	$110	$—	$77,568
Deposits on sales of residential units		12,250	169		12,419
Liabilities related to inventory not owned		7,424			7,424
Income tax payable	1,752				1,752
Notes payable	528,466	5,693	36,667		570,826
Intercompany	(505,030)	438,636	66,394
	25,233	541,416	103,340		669,989
MORTGAGE BANKING			1,171		1,171
Total liabilities	25,233	541,416	104,511		671,160
MINORITY INTEREST IN CONSOLIDATED PARTNERSHIPS		588	43,773		44,361
MINORITY INTEREST IN INVENTORY NOT OWNED		31,721			31,721
REDEEMABLE EQUITY	38,394				38,394
SHAREHOLDERS’ EQUITY	262,913	279,901	14,370	(294,271)	262,913
TOTAL LIABILITIES AND EQUITY	$326,540	$853,626	$162,654	$(294,271)	$1,048,549

For the three months ended December 31, 2005 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
HOMEBUILDING:
Revenues:
Sales of residential units and land	$—	$218,512	$2,516	$—	$221,028
Project management fees
Rental and other income	60	766	692		1,518
Total homebuilding revenues	60	219,278	3,208		222,546
Expenses:
Cost of sales of residential units and land		165,260	2,039		167,299
General and administrative	8,045	12,418	31		20,494
Sales and marketing		10,021	162		10,183
Depreciation	26	152			178
Total homebuilding expenses	8,071	187,851	2,232		198,154
Intercompany charge	8,011	(8,011)
Equity in income of unconsolidated joint ventures		157			157
Minority interests in net earnings of consolidated partnerships			(359)		(359)
Home building earnings before income taxes		23,573	617		24,190
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans			1,369		1,369
Interest income			5		5
Total mortgage banking revenues			1,374		1,374
Expenses:
General and administrative			1,127		1,127
Interest expense			4		4
Depreciation			28		28
Total mortgage banking expenses			1,159		1,159
Mortgage banking earnings before income taxes			215		215
EQUITY IN INCOME OF CONSOLIDATED SUBSIDIARIES	24,405	490		(24,895)
EARNINGS BEFORE INCOME TAXES	24,405	24,063	832	(24,895)	24,405
PROVISION FOR INCOME TAXES	8,858	8,735	302	(9,037)	8,858
NET EARNINGS	$15,547	$15,328	$530	$(15,858)	$15,547

For the three months ended December 31, 2004 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
HOMEBUILDING:
Revenues:
Sales of residential units and land	$—	$189,204	$—	$—	$189,204
Project management fees		108			108
Rental and other income	41	397	69		507
Total homebuilding revenues	41	189,709	69		189,819
Expenses:
Cost of sales of residential units and land		149,636	70		149,706
General and administrative	5,542	11,576	1,030		18,148
Sales and marketing		10,117	102		10,219
Depreciation	26	158	8		192
Total homebuilding expenses	5,568	171,487	1,210		178,265
Intercompany charge	5,527	(5,527)
Equity in income of unconsolidated joint ventures		2,627			2,627
Minority interests in net earnings of consolidated partnerships		(789)			(789)
Homebuilding earnings before income taxes		14,533	(1,141)		13,392
MORTGAGE BANKING:
Revenues:
Gain on sales of mortgage loans			953		953
Interest income			33		33
Total mortgage banking revenues			986		986
Expenses:
General and administrative			1,240		1,240
Interest expense			22		22
Depreciation			27		27
Total mortgage banking expenses			1,289		1,289
Mortgage banking earnings before income taxes			(303)		(303)
EQUITY IN INCOME OF CONSOLIDATED SUBSIDIARIES	13,089	(1,128)		(11,961)
EARNINGS BEFORE INCOME TAXES	13,089	13,405	(1,444)	(11,961)	13,089
PROVISION FOR INCOME TAXES	4,830	4,946	(533)	(4,413)	4,830
NET EARNINGS	$8,259	$8,459	$(911)	$(7,548)	$8,259

For the three months ended December 31, 2005 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,547	$15,328	$530	$(15,858)	$15,547
Adjustments to reconcile net earnings to net cash flows from operating activities	(34,886)	(70,522)	(11,745)	15,534	(101,619)
Net cash flows from operating activities	(19,339)	(55,194)	(11,215)	(324)	(86,072)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		(30)	(4)		(34)
Disposals of property and equipment			858		858
Contributions to investments in unconsolidated entities		(772)			(772)
Net cash flows from investing activities		(802)	854		52
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable	543,359	319,081	11,036		873,476
Repayments of notes and mortgage loans payable	(19,019)	(710,426)	(46,186)		(775,631)
Proceeds from issuance of common stock	702				702
Repurchases of common stock	(179)				(179)
Distributions to minority interests		142	(1,635)		(1,493)
Distributions to parent and guarantors			(324)	324
Intercompany	(499,519)	447,707	51,812
Net cash flows from financing activities	25,344	56,504	14,703	324	96,875
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	6,005	508	4,342		10,855
CASH AND CASH EQUIVALENTS—Beginning of period	6,875	9,786	4,799		21,460
CASH AND CASH EQUIVALENTS—End of period	$12,880	$10,294	$9,141	$—	$32,315
RECONCILIATION TO CASH AND CASH EQUIVALENTS
REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$12,880	$10,294	$2,542		$25,716
Mortgage banking			6,599		6,599
TOTAL	$12,880	$10,294	$9,141		$32,315

For the three months ended December 31, 2004 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$8,259	$8,459	$(911)	$(7,548)	$8,259
Adjustments to reconcile net earnings to net cash flows from operating activities	(13,502)	(20,851)	(5,038)	7,548	(31,843)
Net cash flows from operating activities	(5,243)	(12,392)	(5,949)		(23,584)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		(216)	(72)		(288)
Distributions of contributed capital from investments in unconsolidated entities		824			824
Contributions to investments in unconsolidated entities		(6,094)			(6,094)
Net cash flows from investing activities		(5,486)	(72)		(5,558)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and mortgage loans payable		200,795	6,905		207,700
Repayments of notes and mortgage loans payable	(25)	(167,766)	(4,746)		(172,537)
Proceeds from issuance of common stock	3,780				3,780
Repurchases of common stock	(143)				(143)
Distributions to minority interests		(5,062)			(5,062)
Intercompany	2,159	(8,888)	6,729
Net cash flows from financing activities	5,771	19,079	8,888		33,738
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	528	1,201	2,867		4,596
CASH AND CASH EQUIVALENTS—Beginning of period	3,227	2,829	1,600		7,656
CASH AND CASH EQUIVALENTS—End of period	$3,755	$4,030	$4,467	$—	$12,252
RECONCILIATION TO CASH AND CASH EQUIVALENTS
REPORTED ON THE CONSOLIDATED BALANCE SHEETS:
Homebuilding	$3,755	$4,030	$26		$7,811
Mortgage banking			4,441		4,441
TOTAL	$3,755	$4,030	$4,467		$12,252